EXHIBIT 2.1

EXECUTION VERSION

CC SHREDDING HOLDCO LLC,

CC DUTCH SHREDDING HOLDCO BV,

BIRCH HILL EQUITY PARTNERS MANAGEMENT INC.,

SHRED-IT INTERNATIONAL INC.,

THE FUNDS LISTED ON APPENDIX A,

THE CO-INVESTORS LISTED ON APPENDIX B,

THE MANAGEMENT SHAREHOLDERS LISTED ON APPENDIX C,

THE OPTION PARTICIPANTS IN BOOST GP CORP.,

SHRED-IT JV LP

as Vendors

BOOST GP CORP.,

BOOST HOLDINGS LP

and

STERICYCLE, INC.,

1908223 ALBERTA ULC,

and

1908249 ALBERTA ULC

as Purchasers

SECURITIES PURCHASE AGREEMENT
July 15, 2015

ACTIVE 208429624v.21

TABLE OF CONTENTS
ARTICLE 1
INTERPRETATION

Section 1.1    Defined Terms.    2
Section 1.2    Gender and Number.    21
Section 1.3    Headings, etc.    21
Section 1.4    Currency.    21
Section 1.5    Certain Phrases, etc.    21
Section 1.6    Knowledge.    21
Section 1.7    Accounting Terms.    22
Section 1.8    Exhibits, Appendices and Disclosure Letters.    22
Section 1.9    References to Persons and Agreements.    23
Section 1.10    Statutes.    24
Section 1.11    Non-Business Days.    24
Section 1.12    Time References.    24
Section 1.13    Subsidiaries.    24
Section 1.14    Allocation of Payments to the Vendors.    24
Section 1.15    Interpretation.    24
ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE
Section 2.1    Purchase and Sale Transactions.    25
Section 2.2    Purchase Price.    26
Section 2.3    Closing Cash Payment; Indemnity Escrow Agreement.    26
Section 2.4    Post-Closing Purchase Price Adjustments.    28
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDORS
Section 3.1    Representations and Warranties of CC Shredding.    32
Section 3.2    Representations and Warranties of CC Dutch Shredding.    32
Section 3.3    Representations and Warranties of BHEPMI and the Option Participants.    32
Section 3.4    Representations and Warranties of the Boost Holdings Vendors.    32
Section 3.5    Representations and Warranties of Shred-It and the Vendors.    33
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Section 4.1    Representations and Warranties of the Purchasers.    33
ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES
Section 5.1    Conduct of Business Prior to Closing.    33
Section 5.2    Access for Due Diligence.    37
Section 5.3    Confidentiality.    37

Section 5.4    Actions to Satisfy Closing Conditions.    38
Section 5.5    Request for Material Consents.    38
Section 5.6    Filings and Authorizations; Regulatory Approvals.    38
Section 5.7    Notice of Untrue Representation or Warranty.    40
Section 5.8    No Solicitation.    40
Section 5.9    Intercompany Accounts.    41
Section 5.10    Financial Statements    41
Section 5.11    Comfort Letters    43
Section 5.12    Cooperation with Financing.    43
Section 5.13    Auditor’s Consent and Cooperation.    45
Section 5.14    Financing    46
Section 5.15    Boost GP Options.    46
ARTICLE 6
CONDITIONS OF CLOSING
Section 6.1    Conditions for the Benefit of the Purchasers.    46
Section 6.2    Conditions for the Benefit of the Vendors.    49
ARTICLE 7
CLOSING
Section 7.1    Date, Time and Place of Closing.    49
Section 7.2    Closing Date.    49
Section 7.3    Closing Procedures.    50
ARTICLE 8
TERMINATION AND INJUNCTIVE RELIEF
Section 8.1    Termination Rights.    50
Section 8.2    Effect of Termination.    51
Section 8.3    Waiver.    51
Section 8.4    Injunctive Relief.    51
ARTICLE 9
POST-CLOSING COVENANTS
Section 9.1    Access to Books and Records.    52
Section 9.2    Director and Officer Indemnification.    52
Section 9.3    Further Assurances.    52
Section 9.4    Tax Matters.    52
Section 9.5    Agreement Not To Compete.    55
Section 9.6    Names and Marks Following Closing.    56
ARTICLE 10
INDEMNIFICATION
Section 10.1    Tax Indemnification.    57
Section 10.2    Other Indemnification by the Vendors.    60
Section 10.3    Other Indemnification by the Purchasers.    61
Section 10.4    Calculation of Damages; Purchase Price Adjustment.    62

( ii )

Section 10.5    Survival of Representations, Warranties, Covenants and Agreements;
Termination of Indemnification.    63
Section 10.6    Procedures.    63
Section 10.7    Release.    66
ARTICLE 11
MISCELLANEOUS
Section 11.1    Appointment of Vendors’ Representative.    67
Section 11.2    Notices.    68
Section 11.3    Time of the Essence.    69
Section 11.4    Brokers.    69
Section 11.5    Announcements.    69
Section 11.6    Third Party Beneficiaries.    70
Section 11.7    Expenses.    70
Section 11.8    Amendments.    70
Section 11.9    Waiver.    70
Section 11.10    Counterparts.    70
Section 11.11    Entire Agreement.    71
Section 11.12    Successors and Assigns.    71
Section 11.13    Severability.    72
Section 11.14    Governing Law; Jurisdiction.    72
Section 11.15    No Recourse.    72
Section 11.16    Stericycle Guarantee of Obligations of Purchaser Sub 1 and Purchaser Sub 2.    73

EXHIBITS

Exhibit A    Data Room Index
Exhibit B    Interim Period Budget
Exhibit C    Form of Indemnity Escrow Agreement
Exhibit D    Balance Sheet Principles
Exhibit E    Management Shareholders Subject to Section 9.5(x)
Exhibit F    Management Shareholders Subject to Section 9.5(y)
Exhibit G    Agreement Regarding Shared Contracts and Consent Contracts

APPENDICES

Appendix A    List of Funds
Appendix B    List of Co-Investors
Appendix C     List of Management Shareholders

( iii )

Appendix D	Ownership of Purchased Securities and Allocation of Purchase Price and Shred-it International Purchase Price Among Vendors

Appendix E	List of Option Participants in Boost GP Corp.

Appendix F	List of Resigning Directors and Officers

Appendix G	Representations and Warranties of the Purchasers

Appendix H	Representations and Warranties of CC Shredding

Appendix I	Representations and Warranties of CC Dutch Shredding

Appendix J	Representations and Warranties of BHEPMI and the Option Participants

Appendix K	Representations and Warranties of the Boost Holdings Vendors

Appendix L	Representations and Warranties of Shred-it and the Vendors

( iv )

SECURITIES PURCHASE AGREEMENT
Securities Purchase Agreement dated July 15, 2015 among CC Shredding Holdco LLC, a limited liability company formed under the Laws of the State of Delaware (“CC Shredding”), CC Dutch Shredding Holdco BV, a company formed under the Laws of the Netherlands (“CC Dutch Shredding”), Birch Hill Equity Partners Management Inc., a corporation incorporated under the Laws of the Province of Ontario (“BHEPMI”), in its own capacity and in its capacity as the Vendors’ Representative, Shred-it International Inc., a corporation incorporated under the Laws of the Province of Ontario (“SII GP”), the Persons listed on Appendix A (the “Funds”), the Persons listed on Appendix B (the “Co‑Investors”), the individuals listed on Appendix C (the “Management Shareholders”), the individuals listed on Appendix E (the “Option Participants”), Shred-it JV LP, a limited partnership formed under the Laws of the Province of Ontario (“Shred-it”), Boost GP Corp., a corporation incorporated under the Laws of the Province of Ontario (“Boost GP”), Boost Holdings LP, a limited partnership formed under the Laws of the Province of Ontario (Boost Holdings”), Stericycle, Inc., a Delaware corporation (“Stericycle”), 1908223 Alberta ULC, an unlimited liability corporation incorporated under the Laws of the Province of Alberta (“Purchaser Sub 1”), and 1908249 Alberta ULC, an unlimited liability corporation incorporated under the Laws of the Province of Alberta (“Purchaser Sub 2”, and together with Stericycle and Purchaser Sub 1, the “Purchasers”).
RECITALS:

(1)	Each of Shred-it and each Vendor owns the issued and outstanding securities of the Target Companies as set forth opposite its name on Appendix D;

(2)
Shred-it wishes to sell, assign and transfer to Purchaser Sub 1, and Purchaser Sub 1 wishes to purchase, all the Shred-it International Purchased Securities, prior to the transactions described in the subsequent recitals and on and subject to the terms and conditions of this Agreement;

(3)
Each of CC Shredding, the Management Shareholders and CC Dutch Shredding, if applicable, wishes to sell, assign and transfer to Stericycle, and Stericycle wishes to purchase, all the Shred-it Purchased Securities, on and subject to the terms and conditions of this Agreement;

(4)
Each of the Funds, the Co-Investors, SII GP and the Management Shareholders wishes to sell, assign and transfer to Stericycle, and Stericycle wishes to purchase (or cause its Subsidiary to purchase), all the Boost Holdings Purchased Securities, on and subject to the terms and conditions of this Agreement; and

(5)
Each of CC Shredding, BHEPMI and the Option Participants wishes to sell, assign and transfer to Purchaser Sub 2, and Purchaser Sub 2 wishes to purchase, all the Boost GP Purchased Securities, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants, agreements, representations and warranties of the Parties contained herein, and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION
Section 1.1    Defined Terms.
As used in this Agreement, the following terms have the following meanings:
“Accounts Receivable” means all accounts receivable and other debts due or accruing due to Shred-it or any of its Subsidiaries.
“Action” means any action, dispute, claim, demand, audit, proceeding, suit, arbitration, mediation, investigation or inquiry (in each case, whether civil, criminal, administrative or investigative).
“Actual Closing Indebtedness” means, without duplication, an amount equal to the sum of Actual Closing Indebtedness (Shred-it) and Actual Closing Indebtedness (Shred-it International).
“Actual Closing Indebtedness (Shred-it)” means, without duplication, the Net Indebtedness (Shred-it) as set forth on the Closing Working Capital / Indebtedness Statement.
“Actual Closing Indebtedness (Shred-it International)” means, without duplication, the Net Indebtedness (Shred-it International) as set forth on the Closing Working Capital / Indebtedness Statement.
“Actual Closing Working Capital” means, without duplication, an amount equal to the sum of Actual Closing Working Capital (Shred-it) and Actual Closing Working Capital (Shred-it International).
“Actual Closing Working Capital (Shred-it)” means the Working Capital (Shred-it) as set forth on the Closing Working Capital / Indebtedness Statement.
“Actual Closing Working Capital (Shred-it International)” means the Working Capital (Shred-it International) as set forth on the Closing Working Capital / Indebtedness Statement.
“Adjustment Amount” has the meaning specified in Section 2.4(6).
“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” means this securities purchase agreement.
“Allocation” has the meaning specified in Section 9.4(7).
“AICPA” has the meaning specified in Section 5.10(2).
“Ancillary Agreements” means all agreements, certificates, documents and other instruments delivered or given pursuant to this Agreement.
“Audited Historical Financial Statements” has the meaning specified in Section 5.10(1)(iii).

“Authorization” means, with respect to any Person, any order, permit, approval, consent, registration, grant, certificate, quota, right or privilege (other than any relating to Intellectual Property), waiver, licence or similar authorization issued or granted by any Governmental Entity having jurisdiction over the Person.
“Balance Sheet Date” means March 29, 2015.
“Balance Sheet Principles” has the meaning specified in Section 2.3(2).
“Base Purchase Price” means $2,300,000,000 minus the Base Purchase Price (Shred-it International).
“Base Purchase Price (Shred-it International)” means $690,000,000.
“BHEPMI” has the meaning specified in the preamble to this Agreement.
“BHEPMI Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by BHEPMI to the Purchasers with this Agreement, as it may be amended pursuant to Section 5.7.
“BHEPMI Fundamental Reps” means the representations and warranties of BHEPMI and the Option Participants set out in Sections 1(a), 1(b), 1(c)(i), 1(d), 1(f), 1(g)(i), 1(g)(ii) and 2(g) of Appendix J.
“Books and Records” means all books and records in any form of any member of the Target Group, including books of account, financial and accounting information and records, personnel records, tax records, Tax Returns, sales and purchase records, customer and supplier lists, lists of potential customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, marketing and advertising materials, surveys, deeds, and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).
“Boost GP” has the meaning specified in the preamble to this Agreement.
“Boost GP Note” has the meaning specified in Section 2.1(2).
“Boost GP Purchased Securities” means the issued and outstanding securities (including options) of Boost GP as set forth in Appendix D.
“Boost Holdings” has the meaning specified in the preamble to this Agreement.
“Boost Holdings Vendors Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by the Boost Holdings Vendors to the Purchasers with this Agreement, as it may be amended pursuant to Section 5.7.
“Boost Holdings Note” has the meaning specified in Section 2.1(2).
“Boost Holdings Purchased Securities” means the issued and outstanding securities of Boost Holdings as set forth in Appendix D, after taking into account the redemption of securities of Boost Holdings pursuant to Section 2.1(3).

“Boost Holdings Vendors” means, collectively, SII GP, the Funds, the Co-Investors and the Management Shareholders, and “Boost Holdings Vendor” means any one of them.
“Boost Holdings Vendors’ Fundamental Reps” means the representations and warranties of the Boost Holdings Vendors set out in Sections 1(a), 1(b), 1(c), 1(d)(i), 1(e), 1(g), 1(h)(i), 1(h)(ii) and 2(g) of Appendix K.
“Buildings and Fixtures” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on any of the Leased Properties.
“Business” means the (a) document destruction business of Shred-it and its Subsidiaries, which encompasses confidential or secure document or electronic data destruction (including the destruction of hard drives), recycling (including the sale of shredded paper or other materials) and any ancillary related services provided by Shred-it and its Subsidiaries, (b) shredding truck assembly and maintenance business of Shred-it and its Subsidiaries and (c) any other business engaged in as of the date hereof by Shred-it.
“Business Assets” means all property and assets of Shred-it and its Subsidiaries that are used to conduct the Business in substantially the same manner as of the date hereof, of every nature and kind and wheresoever situate including (a) all machinery, equipment, technology and communications hardware and infrastructure, furniture, accessories and supplies of all kinds, (b) all trucks, cars and other vehicles, (c) all inventories, (d) all Accounts Receivable and the full benefit of all security for the Accounts Receivable, (e) all prepaid expenses, (f) the leasehold interests of Shred-it and its Subsidiaries in and to the Leased Properties, (g) all right, title and interest of Shred-it and its Subsidiaries in and to the Intellectual Property owned by, licensed to or used by Shred-it and its Subsidiaries, (h) the full benefit of the Leases and all Contracts to which Shred-it or any of its Subsidiaries is a party, and (i) the Books and Records and the Corporate Records of Shred-it and its Subsidiaries.
“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which banks are closed for business in Toronto, Ontario, Chicago, Illinois or New York, New York.
“Cap” has the meaning specified in Section 10.2(2)(a).
“Cash” means the cash and cash equivalents of Shred-it and its Subsidiaries.
“CC Dutch Shredding” has the meaning specified in the preamble to this Agreement.
“CC Dutch Shredding Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by CC Dutch Shredding to the Purchasers with this Agreement, as it may be amended pursuant to Section 5.7.
“CC Dutch Shredding Fundamental Reps” means the representations and warranties of CC Dutch Shredding set out in Sections 1(a), 1(b), 1(c)(i), 1(d), 1(f) and 1(g)(i) and 1(g)(ii) of Appendix I.
“CC Shredding” has the meaning specified in the preamble to this Agreement.
“CC Shredding Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by CC Shredding to the Purchasers with this Agreement, as it may be amended pursuant to Section 5.7.

“CC Shredding Fundamental Reps” means the representations and warranties of CC Shredding set out in Sections 1(a), 1(b), 1(c)(i), 1(d), 1(f), 1(g)(i), 1(g)(ii) and 2(g) of Appendix H.
“Change of Control Payment” means (a) any bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by any member of the Target Group to any present or former director, stockholder, employee or consultant thereof, including pursuant to any Employment Agreement, Employee Plan or any other Contract, including the employer portion of any Taxes payable on or triggered by any such payment, provided, that such bonus, severance or other payment or other form of compensation is not the result of any termination of employment by the Purchasers or the Target Group post-Closing, and (b) without duplication of any other amounts included within the definition of Vendor Transaction Expenses, of any other payment, expense or fee that accrues or becomes payable by any member of the Target Group to any Governmental Entity or other Person under any Law or Contract, including in connection with any Authorizations, the giving of any notices or the obtaining of any consents, in the case of each of (a) and (b), solely as a result of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.
“Cintas” means Cintas Corporation No. 2, a corporation organized under the Laws of the State of Nevada.
“Cintas Parent” means Cintas Corporation, a corporation organized under the Laws of the State of Washington.
“Claim Threshold” has the meaning specified in Section 10.2(2)(b).
“Closing” means the completion of the transaction of purchase and sale of the Purchased Securities contemplated in this Agreement.
“Closing Cash Payment (Shred-it)” has the meaning specified in Section 2.3(1)(b).
“Closing Cash Payment (Shred-it International)” has the meaning specified in Section 2.3(1)(a).
“Closing Date” has the meaning specified in Section 7.1.
“Closing Working Capital / Indebtedness Statement” has the meaning specified in Section 2.4(3) or Section 2.4(4), as the case may be.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Co-Investors” has the meaning specified in the preamble to this Agreement.
“Collective Agreements” means the collective agreements binding any member of the Target Group, and all related documents, including letters of understanding, letters of intent and other written communications with bargaining agents for employees, in each case as disclosed under the heading “Defined Terms” in the Shred-it / Vendors Disclosure Letter.
“Commissioner of Competition” means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act (Canada) or his/her designee.
“Competition Act Approval” means:

(a)
the issuance to the Purchasers of an advance ruling certificate by the Commissioner of Competition under Subsection 102(1) of the Competition Act (Canada) to the effect that the Commissioner of Competition is satisfied that she or he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement; or

(b)
both of (i) the waiting period, including any extension thereof, under Section 123 of the Competition Act (Canada) shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act (Canada) shall have been waived in accordance with paragraph 113(c) of the Competition Act (Canada), and (ii) the Purchasers shall have received a letter from the Commissioner of Competition indicating that she or he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement.

“Competitive Activities” has the meaning specified in Section 9.5(1).
“Confidentiality Agreement” has the meaning specified in Section 5.3.
“Constating Documents” means the articles or deed of incorporation, continuance or amalgamation, certificate of incorporation, certificates and articles of amendment, articles of association or other formation documents of the applicable Person, including any by-laws or similar documents.
“Contract” means any agreement, contract, license, lease, franchise, undertaking, engagement or commitment of any nature, written or unwritten, to which any member of the Target Group is a party or by which any member of the Target Group or any of its properties or assets is bound.
“Convertible Securities” of any Person means any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stockbased performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound (a) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person or into any Voting Debt of such Person, (b) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.
“Corporate Records” means, for any entity, the corporate records of such entity including (a) all Constating Documents, (b) all minutes of meetings and resolutions of shareholders, unitholders and directors (and any committees), and (c) the share certificate books, unit certificate books, securities register, share registers, register of transfers and register of directors.
“CPA Firm” has the meaning specified in Section 2.4(4).
“Credit Agreement” means the Amended and Restated Senior Secured Credit Agreement dated as of May 22, 2015 among Shred-it, Shred-it International, Shred-it USA, The Toronto–Dominion Bank, as Agent, the financial institutions parties thereto, as lenders, TD Securities and National Bank Financial Inc., as Co-Lead Arrangers and Joint Bookrunners, National Bank Financial Inc., as Syndication Agent,

and Bank of Montreal, The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as Co-Documentation Agents.
“Current Assets” means, with respect to either Shred-it and its Subsidiaries (excluding Shred-it International and its Subsidiaries) or Shred-it International and its Subsidiaries, the aggregate of the accounts receivable, prepaid expenses and inventory of the Business (excluding all income tax related assets), calculated in accordance with the Balance Sheet Principles.
“Current Liabilities” means, with respect to either Shred-it and its Subsidiaries (excluding Shred-it International and its Subsidiaries) or Shred-it International and its Subsidiaries, the aggregate of the accounts payable, accrued liabilities and accrued provisions of the Business (excluding all income tax related liabilities), calculated in accordance with the Balance Sheet Principles.
“Damages” means any losses, Liabilities, claims, damages, expenses (including reasonable legal fees and expenses) or Taxes whether resulting from any Action that is instituted or asserted by a third Person, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third Person; provided, however, that “Damages” (i) shall include lost profits and diminution in value (to the extent proven to have occurred and awarded by a court of competent jurisdiction), (ii) shall not include punitive damages, except to the extent actually paid to a third party and (iii) shall not include consequential damages, indirect damages, exemplary damages or special damages, except in the case of (a) fraud or (b) where such Damages were reasonably foreseeable.
“Data Room” means the material contained in the virtual data room established by the Vendors as at 11:59 p.m. Eastern Daylight Time on July 14, 2015, the index of documents of which is attached as Exhibit A, and for the purposes of this Agreement, only documents or other items contained in the Data Room prior to 11:59 p.m. Eastern Daylight Time on July 14, 2015 shall be deemed to have been “made available”, “provided to” or “delivered” to the Purchasers.
“Deductible” has the meaning specified in Section 10.2(2)(a).
“Determination Date” has the meaning specified in Section 2.4(3) or Section 2.4(4), as the case may be.
“Detrimental Activities” has the meaning specified in Section 9.5(1).
“Disclosure Letters” means, collectively, the CC Shredding Disclosure Letter, the CC Dutch Shredding Disclosure Letter, the BHEPMI Disclosure Letter, the Boost Holdings Vendors Disclosure Letter and the Shred-it / Vendors Disclosure Letter.
“Draft Working Capital / Indebtedness Statement” has the meaning specified in Section 2.4(1).
“E&Y” has the meaning specified in Section 5.11.
“Employee Loans” has the meaning specified in Section 10(b)(xi) of Appendix L.
“Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former directors, officers or employees of any member of the Target Group maintained, sponsored or funded by any member of the Target Group, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered.
“Employment Agreement” means an employment agreement between a member of the Target Group and an employee of any member of the Target Group.
“Environment” means the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land, all living organisms (including man) and the interacting natural systems that include components of air, land, water, living organisms and organic and inorganic matter, and includes indoor spaces.
“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public and occupational health or the protection of the Environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.
“Environmental Permits” means all permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, registrations, notifications, exemptions, variations, renewals, permissions and amendments, and other authorisations and approvals, including any conditions thereof, required or provided under Environmental Laws for either the operation of the Business Assets or the Leased Properties.
“ERISA” means the Employment Retirement Income Security Act of 1974.
“Estimated Closing Indebtedness” means, without duplication, an amount equal to the sum of Estimated Closing Indebtedness (Shred-it) and Estimated Closing Indebtedness (Shred-it International).
“Estimated Closing Indebtedness (Shred-it)” has the meaning specified in Section 2.3(2).
“Estimated Closing Indebtedness (Shred-it International)” has the meaning specified in Section 2.3(2).
“Estimated Closing Working Capital” means, without duplication, an amount equal to the sum of Estimated Closing Working Capital (Shred-it) and Estimated Closing Working Capital (Shred-it International).
“Estimated Closing Working Capital (Shred-it)” has the meaning specified in Section 2.3(2).
“Estimated Closing Working Capital (Shred-it International)” has the meaning specified in Section 2.3(2).
“Exchange Act” has the meaning specified in Section 5.1(2)(e).
“Final Allocation” has the meaning specified in Section 9.4(7)
“Financial Statements” means the audited combined financial statements for the Shred-it Group for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 as well as the audited combined carve-out financial statements with respect to Cintas’ document shredding business for the 11 month period ended April 30, 2014 and the year ended May 31, 2013.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financings or other financings in connection with the transactions contemplated hereby and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Financings” has the meaning specified in Section 5.12.
“Franchise” has the meaning specified in the definition of “Franchise Agreement”.
“Franchise Acquisitions” means the purchase by Shred-it or one of its Subsidiaries of one or more Franchises, from one or more Franchisees from June 15, 2015 to the Closing Date.
“Franchise Agreement” means any Contract to which any of Shred-it or its Subsidiaries is a party or by which any of Shred-it or its Subsidiaries or their respective properties are bound and that grants or purports to grant any person the right to develop or operate a business under the “Shred-it” brand within one or more countries, states, provinces or other geographic areas, or any specific location (each, a “Franchise”), together with all amendments and agreements related thereto.
“Franchise Disclosure Document” has the meaning specified in Section 8(g)(ix) of Appendix L.
“Franchisee” has the meaning specified in Section 8(g)(ix) of Appendix L.
“Franchise Laws” has the meaning specified in Section 8(g)(ix) of Appendix L.
“FTC Rule” has the meaning specified in Section 8(g)(ix) of Appendix L.
“Funds” has the meaning specified in the preamble to this Agreement.
“General Enforceability Exception” means any limitation under Laws relating to: (a) bankruptcy, winding-up, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent preference and conveyance, assignment and preference and other similar Laws and principles of equity of general application affecting creditors’ rights; and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
“Governmental Entity” means (a) any government, governmental or public department, branch, ministry, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, arbitration panel, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, regional, territorial, aboriginal, local or other, (b) any subdivision or authority of any of the above, (c) any stock exchange and (d) any quasi-governmental or private body exercising any administrative, executive, legislative, regulatory, expropriation or taxing authority under or for the account of any of the above.
“Harm” means any adverse impact or damage to the Environment, including any contamination of the Environment.
“Hazardous Substances” means any pollutant, petroleum, contaminant or toxic, dangerous or hazardous material, substance or waste, whether solid, liquid or gas, identified or regulated by Environmental Laws, including any “substance” or “preparation” or “article” regulated under REACH.

“Holdback Amount” means $10,000,000.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“HSR Approval” means that all applicable waiting periods (including any extension thereof) and clearances pursuant to the HSR Act shall have unconditionally expired, been terminated or been obtained, as applicable.
“ICA Approval” means that either (a) the Purchasers shall have received a notice from the responsible Minister or Ministers under the Investment Canada Act that the Minister(s) are satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada pursuant to the Investment Canada Act or (b) the time period provided for such notice under the Investment Canada Act shall have expired such that the Minister(s) shall be deemed, pursuant to subsection 21(9) of the Investment Canada Act, to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money, (b) any reimbursement, payment or similar obligation, contingent or otherwise, under any letters of credit, banker’s acceptances or note purchase facilities, in each case, only to the extent drawn, (c) all obligations evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (d) all obligations for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with IFRS, (e) all indebtedness for the deferred purchase price of any property or services, (f) all obligations under any interest rate, currency or other hedging agreement, (g) commitments to repay deposits or advances by or owing to third parties, (h) accrued interest, if any, and fees and expenses and all other amounts owed in respect of any of the foregoing, and (i) any direct or indirect guaranty of indebtedness, obligations or commitments of any other Person of a type described in the foregoing clauses (a) through (h); provided, however, that “Indebtedness” shall not include (i) trade payables incurred or accrued liabilities in the Ordinary Course (or, for the avoidance of doubt, any liabilities contemplated in the definition of “Current Liabilities”) or (ii) indebtedness, obligations or commitments of any type described in the foregoing clauses (a) through (i) between or among members of the Target Group only.
“Indemnified Party” has the meaning specified in Section 10.6(1).
“Indemnifying Party” has the meaning specified in Section 10.6(1).
“Indemnity Escrow Account” has the meaning specified in Section 2.3(3).
“Indemnity Escrow Agent” has the meaning specified in Section 2.3(3).
“Indemnity Escrow Agreement” has the meaning specified in Section 2.3(3).
“Indemnity Escrow Amount” means $75,000,000.
“Indemnity Escrowed Funds” has the meaning specified in Section 2.3(3).
“Intellectual Property” means domestic and foreign (a) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications,

(b) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing, (c) copyrights, copyright registrations and applications for copyright registration, (d) mask works, mask work registrations and applications for mask work registrations, (e) designs, design registrations, design registration applications and integrated circuit topographies, (f) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing (“Marks”), (g) Software and (h) any other intellectual property.
“Interim Financial Statements” means the unaudited combined financial statements for the Shred-it Group for the three-month periods ended March 29, 2015 and March 30, 2014.
“Interim Period” means the period between the close of business on the date of this Agreement and the Closing.
“Interim Period Budget” means the budget with respect to the conduct of the Business during the Interim Period agreed to by the Purchaser and the Vendors as set forth on Exhibit B.
“IRS” means the Internal Revenue Service of the United States.
“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, memorandum of understanding or other Contract with, any Governmental Entity (in each case whether temporary, preliminary or permanent).
“KPMG” has the meaning specified in Section 2.4(4).
“Laws” means, with respect to the applicable Party, any and all applicable domestic or foreign federal, provincial, state or local (a)  laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, statutory rules and principles of law (including common law), (b) judgments, orders, writs, injunctions, rulings, decisions, awards and directives and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and (c) to the extent that they have the force of law, published policies, guidelines, notices and protocols of any Governmental Entity.
“Leased Properties” means the lands and premises leased by Shred-it or any of its Subsidiaries.
“Leases” means the leases with respect to the Leased Properties.
“Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties, whether direct or indirect, known or unknown, absolute or contingent.
“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), easement, right of usufruct, right of pre-emption, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership), right of first refusal, community property interest or other encumbrance of any nature.
“Management Shareholders” has the meaning specified in the preamble to this Agreement.
“Material Adverse Effect” means any occurrence, fact, change, event or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the assets, liabilities, capitalization, condition (financial or otherwise) or results of operations of Shred-it and its Subsidiaries, taken as a whole, or (ii) the ability of the Vendors or Shred-it to timely consummate the transactions contemplated hereby and to perform its obligations under this Agreement and the Ancillary Agreements; provided, however, that (with respect to clause (i) of this definition) for purposes of Section 2(b) of Appendix L (No Material Adverse Effect), for purposes of the “Material Adverse Effect” bring-down standard in Section 6.1(1) (Truth of Representations and Warranties) and for purposes of Section 6.1(5) (Material Adverse Effect) the term “Material Adverse Effect” shall not include any such material adverse effect to the extent it results from (a) business, economic or regulatory conditions as a whole or in the industry in which the Business operates, (b) engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Canada, or any of their territories, possessions, or diplomatic or consular offices, as applicable, or upon any military installation, equipment or personnel of the United States or Canada, (c) financial, banking or securities markets events (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in US GAAP or IFRS, (e) changes in Law, (f) the announcement of, or the taking of any action contemplated by, this Agreement and the Ancillary Agreements, (g) any action taken at the request of the Purchasers, or (h) any failure of the Business to meet any projections, forecasts or estimates of revenue or earnings (it being understood that the cause or causes of any such failure to meet or achieve such projections, forecasts or estimates may constitute, in and of itself, a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred), except, that with respect to clauses (a), (b), (c), (d) and (e), such material adverse effect shall be excluded only to the extent it does not have a materially disproportionate effect on the Business, taken as a whole, relative to companies in the industry in which the Business operates.
“Material Adverse Impact” has the meaning specified in Section 5.6(4).
“Material Authorizations” means the Authorizations material to the Business.
“Material Consents” means the consents, approvals and waivers from third Persons in respect of Material Contracts set out under the heading “Defined Terms” in the Shred-it / Vendors Disclosure Letter.
“Material Contract” means any Contract to which Shred-it or any of its Subsidiaries is a party or by which Shred-it or any of its Subsidiaries is bound that:

(a)
is a Contract with a top 20 customer of the Business (measured by dollar amount of sales) or a top 20 supplier of the Business (measured by dollar amount of costs) for the 12 months ended December 31, 2014;

(b)
other than a Contract with a customer of the Business or a supplier of the Business contemplated by (a) above, is a continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $1,500,000 annually;

(c)	is for capital expenditures in excess of $1,500,000 annually;

(d)
is a Contract limiting the freedom of Shred-it or any of its Subsidiaries to engage in any line of business, compete with any other Person, operate its assets at maximum production capacity or otherwise conduct its business;

(e)	is a collective bargaining agreement or other Contract with any labor organization, union or association;

(f)	is with any Person with whom Shred-it or any of its Subsidiaries does not deal at arm’s length within the meaning of the Tax Act;

(g)
is a license, sublicense, option or other agreement relating in whole or in part to any Intellectual Property owned or used by Shred-it or any of its Subsidiaries that is material to the operation of the Business (including any license or other agreement under which Shred-it or its Subsidiary is licensee or licensor of any Intellectual Property);

(h)
is a Contract under which Shred-it or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than Shred-it or any of its Subsidiaries) or any other note, bond, debenture or other evidence of Indebtedness of Shred-it or any of its Subsidiaries (other than in favor of Shred-it or any of its Subsidiaries), in the case of any capitalized leases in excess of $2,000,000;

(i)
is a Contract under which Shred-it or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Shred-it or any of its Subsidiaries);

(j)
is an agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any Person that is not a member of the Target Group (in each case other than endorsements for the purposes of collection in the Ordinary Course);

(k)	is made outside of the Ordinary Course;

(l)	requires Shred-it or any of its Subsidiaries to purchase its total requirements of any product or service from a third Person or that contains “take or pay” provisions;

(m)
relates to the acquisition or disposition of any business, any amount of stock or other equity interests of any other Person, a material portion of assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) with respect to which there are outstanding material obligations;

(n)
is a Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by Shred-it or any of its Subsidiaries with any other Person;

(o)	is a material Contract with any Governmental Entity;

(p)	is a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(q)	(i) is a Franchise Agreement or (ii) is a Contract providing for the services of any dealer, distributor, sales representative (excluding any employee), franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $100,000 by Shred-it or any of its Subsidiaries; or

(r)	the loss of which would have a Material Adverse Effect.
“Maximum Liability Estimate” has the meaning specified in Section 10.1(5).
“Net Indebtedness (Shred-it)” means an amount equal to (a) the aggregate principal amount and all accrued but unpaid interest thereon of Indebtedness of Shred-it and its Subsidiaries (excluding Shred-it International and its Subsidiaries) less (b) the aggregate Cash of Shred-it and its Subsidiaries (excluding Shred-it International and its Subsidiaries).
“Net Indebtedness (Shred-it International)” means an amount equal to (a) the aggregate principal amount and all accrued but unpaid interest thereon of Indebtedness of Shred-it International and its Subsidiaries less (b) the aggregate Cash of Shred-it International and its Subsidiaries.
“No Action Letter” means written confirmation from the Commissioner of Competition that she or he does not, at that time, intend to make an application under Section 92 of the Competition Act (Canada) in respect of the transactions contemplated by this Agreement.
“Notice” has the meaning specified in Section 11.2.
“Objection” has the meaning specified in Section 2.4(3).
“Option Participants” has the meaning specified in the preamble to this Agreement.
“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices (including with respect to quantity and frequency) of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.
“Other Bid” has the meaning specified in Section 5.8.
“Outside Date” means: (a) November 15, 2015, provided, that: (i) either Stericycle or the Vendors’ Representative may elect by notice in writing delivered by 5:00 p.m. two Business Days prior to the Outside Date to extend the Outside Date by two periods of 30 days if the Closing has not occurred by the Outside Date as a result of the failure to obtain any of the Competition Act Approval, the HSR Approval or the ICA Approval; (ii) the Outside Date shall be extended or further extended on a day-for-day basis for each day that any financial statement required to be delivered under Section 5.10 is not so delivered by the applicable deadline set forth therein; (iii) the Outside Date shall be extended in the circumstances where Stericycle has pursuant to Section 7.2 delayed the Closing until the date on which the Financings become available but such extension shall not be to a date later than November 30, 2015; and (iv) the Outside Date shall be extended to ten Business Days after delivery by the Vendors and Shred-it of any Required Financing Information requested pursuant to Section 5.12; provided, further, that in all such cases, the Outside Date shall not be extended to later than January 15, 2016; or (b) such earlier date as the Parties may agree in writing.

“Outstanding Claims” has the meaning specified in Section 10.6(5).

“Parties” means, collectively, the Vendors, the Vendors’ Representative, the Purchasers, and any other Person that becomes a party to this Agreement in accordance with the terms hereof, and “Party” means any one of them.
“Permitted Liens” means any one or more of the following:

(a)	Liens for Taxes which are not yet due or payable, or which are being contested in good faith and for which adequate reserves have been established in accordance with IFRS;

(b)
inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, material men, carriers and others in respect of the construction, maintenance, repair or operation of the Business Assets arising in the Ordinary Course; provided, that such Liens are related to obligations not due or delinquent, are not registered against title to any Business Assets and in respect of which adequate holdbacks are being maintained as required by Law;

(c)
unregistered Liens of any nature claimed or held by Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Leased Properties are located, which in the aggregate do not, and could not reasonably be expected to, materially impair the value or use of any of the Leased Properties except for unregistered liens for unpaid realty Taxes, assessments and public utilities;

(d)	title defects which in the aggregate do not, and could not reasonably be expected to, materially impair the value or use of any of the Leased Properties;

(e)
any right of expropriation conferred upon, reserved to or vested in Her Majesty The Queen in Right of Canada, Her Majesty The Queen in right of any province of Canada in which the Leased Properties are located;

(f)
zoning restrictions, easements and rights of way or other similar Liens or privileges in respect of real property which in the aggregate do not materially impair the value or use of any of the Leased Properties and which are not violated in any respect by existing or proposed structures or land use;

(g)
Liens created by others upon other lands over which there are easements, rights-of-way, licences or other rights of use in favour of the Leased Properties and which do not materially impede the use of the easements, rights-of-way, licences or other rights of use for the purposes for which they are held;

(h)
the reservations, limitations, provisos, conditions, restrictions and exceptions in the letters patent or grant, as the case may be, from the Crown and statutory exceptions to title which in the aggregate do not, and could not reasonably be expected to, materially impair the value or use of any of the Leased Properties; and

(i)	Liens listed and described under the heading “Defined Terms” in the Shred-it / Vendors Disclosure Letter.
“Permitted Section 338(g) Elections” has the meaning specified in Section 9.4(9).
“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.
“Potential Tax Claim” means any claim that could reasonably be expected to arise from an impending or pending audit or similar proceeding in an amount to be reasonably estimated by Stericycle.
“Pre-Closing Income Tax Return” has the meaning specified in Section 9.4(2).
“Pre-Closing Tax Return” has the meaning specified in Section 9.4(2).
“Prime Rate” means the per annum rate of interest quoted, published and commonly known as the “prime rate” of the Royal Bank of Canada, which the Royal Bank of Canada establishes at its main office in Toronto, Ontario as the reference rate of interest in order to determine interest rates for loans in Canadian dollars to its Canadian borrowers.
“Pro Rata Share” means, with respect to any Vendor, a fraction, the numerator of which is the aggregate of the portion of the Purchase Price and the portion of the Shred-it International Purchase Price allocated to such Vendor as set forth opposite the name of such Vendor on Appendix D and the denominator of which is the total Purchase Price and the portion of the Shred-it International Purchase Price allocated to all Vendors.
“Public Statement” has the meaning specified in Section 11.5.
“Purchase Price” has the meaning specified in Section 2.2.
“Purchased Securities” means the Shred-it International Purchased Securities, the Shred-it Purchased Securities, the Boost Holdings Purchased Securities and the Boost GP Purchased Securities.
“Purchaser Fundamental Reps” means the representations and warranties of the Purchasers set out in Sections 1(a), 1(b), 1(c)(i), 1(d) and 1(f) of Appendix G.
“Purchaser Indemnitee” means each of the Purchasers, each of their respective Affiliates and each of their respective Representatives; provided, that, for the avoidance of doubt, Purchaser Sub 1 shall not be entitled to receive any indemnification payment hereunder from the Vendors.
“Purchaser Sub 1” has the meaning specified in the preamble to this Agreement.
“Purchaser Sub 2” has the meaning specified in the preamble to this Agreement.
“Purchasers” has the meaning specified in the preamble to this Agreement.
“REACH” means Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals.
“Regulatory Approvals” means, collectively, the Competition Act Approval, the HSR Approval and the ICA Approval, and “Regulatory Approval” means any one of them.
“Related Party” means (a) each individual who is, or who has at any time been, an officer, general or limited partner, manager or director of any member of the Target Group, (b) each member of the immediate family of each of the individuals referred to in clause (a) above, (c) each member or shareholder, as applicable, of any member of the Target Group or any Affiliate thereof, and (d) any trust or other entity (other than any member of the Target Group) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), directly or indirectly, beneficially or otherwise, 10% or more of the voting, proprietary, equity or other financial interest.
“Relationship Laws” has the meaning specified in Section 8(g)(ix) of Appendix L.
“Released Claims” has the meaning specified in Section 10.7.
“Releasee” has the meaning specified in Section 10.7.
“Representative” means, with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Required Financing Information” has the meaning specified in Section 5.12.
“Resignations” means resignations of the individuals set out on Appendix F as directors and/or officers of the members of the Target Group as set out on Appendix F effective as of, and conditional upon, the Closing.
“Resolution Period” has the meaning specified in Section 2.4(3).
“Resolved Matters” has the meaning specified in Section 2.4(3).
“Review Period” has the meaning specified in Section 2.4(3).
“Revised Working Capital / Indebtedness Statement” has the meaning specified in Section 2.4(4).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Filings” has the meaning specified in Section 5.13.
“Securities Act” has the meaning specified in Section 5.1(2)(e).
“Shred-it” has the meaning specified in the preamble to this Agreement.
“Shred-it Group” means, collectively, SII GP, Boost Holdings, Boost GP and Shred-it.  Any reference to “Shred-it Group” in respect of the Financial Statements or the Interim Financial Statements prior to March 2014 shall also include Shred-it International Inc. (now, Shred-it International ULC).
“Shred-it International” means Shred-it International ULC, an unlimited liability corporation incorporated under the Laws of the Province of Alberta.
“Shred-it International Purchase Price” has the meaning specified in Section 2.2.
“Shred-it International Purchased Securities” means the issued and outstanding securities of Shred-it International as set forth in Appendix D.

“Shred‑it LPA” means the Second Amended and Restated Limited Partnership Agreement among Boost GP, Boost Holdings, CC Shredding and CC Dutch Shredding dated September 5, 2014 of Shred-it.
“Shred-it Purchased Securities” means the issued and outstanding securities of Shred-it as set forth in Appendix D.
“Shred-it USA” means Shred-it USA LLC, a limited liability company formed under the Laws of the State of Delaware.
“Shred-it / Vendors Disclosure Letter” means the disclosure letter dated as of the date of this Agreement delivered by Shred-it and the Vendors to the Purchasers with this Agreement, as it may be amended pursuant to Section 5.7.
“SII GP” has the meaning specified in the preamble to this Agreement.
“Software” means computer software and programs (in source code, object code, executable, machine readable or other form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs.
“Stericycle” has the meaning specified in the preamble to this Agreement.
“Straddle Period” means any Tax period that begins on or before but ends after the Closing Date.
“Subject Material” has the meaning specified in Section 10.6(3).
“Subsidiary” as to any Person, means any corporation, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint stock company, joint venture, unincorporated association, trust, estate or other entity of or in which more than 50% of (a) the issued and outstanding securities having ordinary voting power to elect a majority of the board of directors or similar governing body of such entity (irrespective of whether at the time securities of any other class of such entity may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such entity, or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.
“2014 Income Tax Return” has the meaning specified in Section 9.4(1).
“Target Companies” means, collectively, Boost GP, Boost Holdings, Shred-it and Shred-it International, and “Target Company” means any one of them.
“Target Group” means, collectively, the Target Companies and their Subsidiaries, and “member of the Target Group” means any one of them.
“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.
“Tax Authority” means any Governmental Entity, including social security administrators, or any agent thereof (third Person or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Reps” means the representations and warranties of CC Shredding, BHEPMI, the Boost Holdings Vendors and Shred-It and the Vendors set out in Sections 2(a)(xviii) and 8(f) of Appendix L and Section 5 of each of Appendix H, Appendix J and Appendix K.
“Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding on amounts paid to or by any Person, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions, (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b), (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Person.
“Tax Returns” means any and all returns, reports, declarations and elections, filed or required to be filed in respect of Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files or has filed Tax Returns on a combined, consolidated or unitary basis.
“Termination Date” has the meaning specified in Section 10.6(5).
“Third Party Claim” has the meaning specified in Section 10.6(1).
“Total Enterprise Value of Franchise Acquisitions” means the (a) total purchase price for all franchise and third party acquisitions permitted to be made by Shred-it hereunder, if any, after the date hereof (including any assumed debt), plus (b) any deferred purchase price relating thereto plus (c) all fees payable in connection therewith.
“Total Enterprise Value of Franchise Acquisitions (Shred-it)” has the meaning specified in Section 2.3(2).
“Total Enterprise Value of Franchise Acquisitions (Shred-it International)” has the meaning specified in Section 2.3(2).
“Transaction Taxes” means any Taxes imposed on any member of the Target Group as result of Purchaser Sub 1 purchasing the Shred-it International Purchased Securities prior to and in a separate transaction step from the acquisition of the other Purchased Securities rather than acquiring the Purchased Securities without effecting the purchase of the Shred-it International Purchased Securities, other than any such Taxes imposed on Boost GP solely in respect of the sale of the Shred-it International Purchased Securities.

“Unaudited IFRS Second Quarter 2015 Interim Financial Statements” has the meaning specified in Section 5.10(1)(iv).
“Unaudited IFRS Third Quarter 2015 Interim Financial Statements” has the meaning specified in Section 5.10(2)(ii).
“Unaudited Interim Financial Statements” means Unaudited IFRS Second Quarter 2015 Interim Financial Statements, Unaudited IFRS Third Quarter 2015 Interim Financial Statements, Unaudited US GAAP Second Quarter 2015 Interim Financial Statements and Unaudited US GAAP Third Quarter 2015 Interim Financial Statements.
“Unaudited US GAAP Second Quarter 2015 Interim Financial Statements” has the meaning specified in Section 5.10(1)(i).
“Unaudited US GAAP Third Quarter 2015 Interim Financial Statements” has the meaning specified in Section 5.10(2)(i).
“Unresolved Matters” has the meaning specified in Section 2.4(4).
“US GAAP” means United States generally accepted accounting principles, consistently applied.
“US GAAP 2014 Financial Statements” has the meaning specified in Section 5.10(1)(ii).
“Vendor Group Fundamental Reps” means, collectively, the CC Shredding Fundamental Reps, the CC Dutch Shredding Fundamental Reps, the BHEPMI Fundamental Reps, the Boost Holdings Vendors’ Fundamental Reps and the Vendors’ Fundamental Reps.
“Vendor Indemnitee” means each of the Vendors, their respective Affiliates and each of their respective Representatives.
“Vendor Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or in connection with or in anticipation of any alternative transactions considered by the Vendors and Shred-It (including the initial public offering of SII GP) to the extent such costs, fees and expenses are payable or reimbursable by any member of the Target Group, including (a) all fees and expenses payable to TD Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc. and Scotia Capital Inc., and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (b) the fees and expenses of Stikeman Elliott LLP, Keating Muething & Klekamp PLL or Goodmans LLP, and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, and (c) all Change of Control Payments.
“Vendors” means, collectively, CC Shredding, CC Dutch Shredding, BHEPMI, SII GP, the Funds, the Co-Investors, the Management Shareholders, the Option Participants and, prior to the Closing, Shred-it, and “Vendor” means any one of them.
“Vendors’ Fundamental Reps” means the representations and warranties of the Vendors set out in Sections 1(a), 1(b), 1(c)(i), 1(d), 6(a), 6(b), 6(c) and 6(e) of Appendix L.
“Vendors’ Representative” has the meaning specified in Section 11.1(1).

“Voting Debt” of any Person, means any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.
“Working Capital (Shred-it)” means, at any time, with respect to Shred-it and its Subsidiaries (excluding Shred-it International and its Subsidiaries), the amount by which Current Assets exceed Current Liabilities.
“Working Capital (Shred-it International)” means, at any time, with respect to Shred-it International and its Subsidiaries, the amount by which Current Assets exceed Current Liabilities.
Section 1.2    Gender and Number.
Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.
Section 1.3    Headings, etc.
The provision of a Table of Contents, the division of this Agreement into Articles and Sections, and the insertion of headings are for convenient reference only and do not affect the interpretation of this Agreement.
Section 1.4    Currency.
All references in this Agreement to dollars or to $ are expressed in United States currency unless otherwise specifically indicated.
Section 1.5    Certain Phrases, etc.
In this Agreement (a) the words “including”, “includes” and “include” mean “including (or includes or include) without limiting the generality of the foregoing”, (b)  the word “or” means “and/or”, and (c) the phrase “the aggregate of”, “the total of”, “the sum of” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. Unless otherwise specified, the words “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.6    Knowledge.

(1)
Where any representation or warranty contained in this Agreement or any Ancillary Agreement is qualified by reference to “the knowledge of the Vendors,” to “the Vendors’ knowledge,” “to the knowledge of Shred-it” or “to Shred-it’s knowledge,” it is deemed to refer to the actual knowledge of Vincent De Palma, Jim Rudyk, Brenda Frank, Karen Carnahan and Robert Bruce Andrew, in each case, after reasonable inquiry of the Persons having primary responsibility for such matters and without personal liability on the part of any of them.

(2)	Where any representation or warranty contained in this Agreement or any Ancillary Agreement is qualified by reference to “the knowledge of CC Shredding” or to “CC Shredding’s knowledge”,

it is deemed to refer to the actual knowledge of Mike Hansen and Mike Mahoney, in each case, after reasonable inquiry of the Persons having primary responsibility for such matters and without personal liability on the part of any of them.

(3)
Where any representation or warranty contained in this Agreement or any Ancillary Agreement is qualified by reference to “the knowledge of CC Dutch Shredding” or to “CC Dutch Shredding’s knowledge”, it is deemed to refer to the actual knowledge of Mike Hansen and Mike Mahoney, in each case, after reasonable inquiry of the Persons having primary responsibility for such matters and without personal liability on the part of any of them.

(4)
Where any representation or warranty contained in this Agreement or any Ancillary Agreement is qualified by reference to “the knowledge of BHEPMI” or to “BHEPMI’s knowledge”, it is deemed to refer to the actual knowledge of Andrew Fortier and Dave Samuel, in each case, after reasonable inquiry of the Persons having primary responsibility for such matters and without personal liability on the part of any of them.

(5)
Where any representation or warranty contained in this Agreement or any Ancillary Agreement is qualified by reference to “the knowledge of the Boost Holdings Vendors” or to “the Boost Holdings Vendors’ knowledge”, it is deemed to refer to the actual knowledge of Andrew Fortier and Dave Samuel, in each case, after reasonable inquiry of the Persons having primary responsibility for such matters and without personal liability on the part of any of them.

Section 1.7    Accounting Terms.
All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS or US GAAP, as the context requires.
Section 1.8    Exhibits, Appendices and Disclosure Letters.

(1)
The exhibits and appendices attached to this Agreement and the Disclosure Letters form an integral part of this Agreement for all purposes of it. Any capitalized terms used in any exhibit or appendix or in the Disclosure Letters, but not otherwise defined therein, shall have the meaning as defined herein.

(2)
The purpose of the Disclosure Letters is to set out the qualifications, exceptions and other information called for in this Agreement. The Parties acknowledge and agree that the Disclosure Letters, and the information and disclosures contained therein, do not constitute or imply, and will not be construed as:

(a)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(b)	an admission of any liability or obligation of any of the Vendors;

(c)	an acknowledgement that the information is required to be disclosed;

(d)	an admission that the information is material;

(e)	a standard of materiality, a standard for what is or is not in the Ordinary Course, or any other standard contrary to the standards contained in this Agreement; or

(f)	an expansion of the scope or effect of any of the representations, warranties and covenants of any of the Vendors set out in this Agreement.

(3)
Unless otherwise specified, documents attached to any section of any Disclosure Letter are incorporated in their entirety into that section of such Disclosure Letter. The Disclosure Letters and any documents attached to any section of any Disclosure Letter are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, any representation or warranty of any of the Vendors, except as and to the extent expressly provided in this Agreement.

(4)
Disclosure of any information in the Disclosure Letters that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature, other than as required by this Agreement. Inclusion of an item in any section of a Disclosure Letter is deemed to be disclosure for any other section of such Disclosure Letter to the extent that its relevance to such other section is reasonably apparent on its face; provided, that no disclosure shall qualify any Vendor Group Fundamental Rep unless it is set forth or cross-referenced in the specific section of such Disclosure Letter corresponding to such Vendor Group Fundamental Rep.

(5)
Headings and subheadings (other than references to sections and subsections of this Agreement) in the Disclosure Letters are for convenience of reference only and shall not be deemed to expand or limit the scope of the information required to be disclosed therein, to expand or limit the effect of the disclosures contained therein, or to otherwise affect the interpretation of this Agreement or the Disclosure Letters. The descriptions of agreements and documents in the Disclosure Letters are summaries only and are qualified in their entirety by the specific terms of such agreements or documents.

(6)
Except as expressly set forth in this Agreement, the Disclosure Letters and any Ancillary Agreement to which it is a party, each of the Parties acknowledges and agrees that none of the Vendors makes any representation or warranty, express or implied, written or oral, at law or in equity, in respect of the Business or its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

(7)
Except as expressly set forth in this Agreement, the Parties acknowledge and agree that any information, documents, materials, estimates, forecasts, projections or predictions that have been provided or made available to the Purchasers by or on behalf of the Vendors, including in the Data Room, and all management presentations established or provided in connection with the transactions contemplated by this Agreement, are not, and shall not be deemed to be, representations or warranties of the Vendors or any of their Affiliates.

(8)	Each of the Disclosure Letters itself is confidential information and prior to the Closing Date shall be subject to the Confidentially Agreement.
Section 1.9    References to Persons and Agreements.
Any reference in this Agreement or any Ancillary Agreement to a Person includes its successors and permitted assigns. The term “Agreement” and any reference in this Agreement to this Agreement, any Ancillary Agreement or any other agreement or document includes, and is a reference to, this Agreement, such Ancillary Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated, and includes all exhibits and appendices to it. To the extent any term or provision set forth in any Ancillary Agreement is inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control such Ancillary Agreement, unless such Ancillary Agreement expressly references the appropriate Sections and provisions of this Agreement and reflects that the terms and provisions in the Ancillary Agreement modify this Agreement.
Section 1.10    Statutes.
Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been, or may from time to time be, amended, re-enacted or replaced.
Section 1.11    Non-Business Days.
Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made, or such action shall be taken, on or not later than the next succeeding Business Day.
Section 1.12    Time References.
References to time are to local time, Toronto, Ontario.
Section 1.13    Subsidiaries.
To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of a Vendor, each such provision shall be construed as a covenant by such Vendor to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action. To the extent any covenants or agreements relate, directly or indirectly, to any member of the Target Group, each such provision shall be construed as a covenant by each Target Company to perform the required action and to cause (to the fullest extent to which it is legally capable) any Subsidiary of such Target Company to perform the required action.
Section 1.14    Allocation of Payments to the Vendors.
Any payment required to be made to all (but not less than all) of the Vendors pursuant to this Agreement or any Ancillary Agreement shall be paid to the Vendors’ Representative for distribution to the Vendors in accordance with the allocation set forth on Appendix D.
Section 1.15    Interpretation.
Each representation, warranty, covenant and agreement contained herein shall have independent significance. Accordingly, if any representation, warranty, covenant or agreement contained herein is breached, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) shall not detract from or mitigate the breach of the first representation, warranty, covenant or agreement. The Vendors hereby guarantee, and shall cause the Vendors’ Representative to comply with, the obligations of Vendors’ Representative with respect to indemnification and payment of fees and expenses under the Indemnity Escrow Agreement.

ARTICLE 2
PURCHASED SHARES AND PURCHASE PRICE
Section 2.1    Purchase and Sale Transactions.
On and subject to the terms and conditions of this Agreement:

(1)
Shred-it agrees to sell, assign and transfer to Purchaser Sub 1, and Purchaser Sub 1 agrees to purchase from Shred-it, on the Closing Date, all (but not less than all) the Shred-it International Purchased Securities, free and clear of all Liens (other than those arising out of acts of the Purchasers and any restrictions on transfer under provincial, state or federal (Canadian or US) securities Laws);

(2)
The proceeds of the Shred-it International Purchase Price shall be allocated among CC Shredding, CC Dutch Shredding, the Management Shareholders, Boost GP and/or Boost Holdings in accordance with the Shred-it LPA, and Shred-it: (i) shall repay an amount of its outstanding Indebtedness owed to third parties to be determined by the Vendors prior to the Closing; (ii) shall make a distribution to each of CC Dutch Shredding, CC Shredding and the Management Shareholders in their respective allocated amounts of the remaining proceeds in accordance with the Shred-it LPA; (iii) shall lend to Boost Holdings an amount equal to its allocated amount of the remaining proceeds in accordance with the Shred-it LPA, evidenced by a note issued by Boost Holdings to Shred-it (the “Boost Holdings Note”); and (iv) shall lend to Boost GP an amount equal to its allocated amount of the remaining proceeds in accordance with the Shred-it LPA, evidenced by a note issued by Boost GP to Shred-it (the “Boost GP Note”);

(3)
Boost Holdings shall use the proceeds from the issuance of the Boost Holdings Note to redeem a portion of the issued and outstanding securities of Boost Holdings held by the Funds, the Co-Investors and SII GP on a pro rata basis having a value equal to the principal amount of the Boost Holdings Note;

(4)
Vincent De Palma shall elect to surrender and dispose to Boost GP a portion of his options to acquire shares of Boost GP with an in-the-money amount equal to the principal amount of the Boost GP Note and Boost GP shall use the proceeds from the issuance of the Boost GP Note to acquire and cancel such options;

(5)
Each of CC Shredding, CC Dutch Shredding and the Management Shareholders agrees to sell, assign and transfer to Stericycle, and Stericycle agrees to purchase or cause to be purchased from each of CC Shredding, CC Dutch Shredding and the Management Shareholders, on the Closing Date, all (but not less than all) the Shred-it Purchased Securities set forth opposite the name of each of CC Shredding, CC Dutch Shredding and the Management Shareholders on Appendix D, free and clear of all Liens (other than those arising out of acts of the Purchasers and any restrictions on transfer under provincial, state or federal (Canadian or US) securities Laws), which purchase and sale shall occur on the Closing Date thirty (30) minutes following the actions taken under Section 2.1(1)-(4);

(6)
Each of CC Shredding, BHEPMI and the Option Participants agrees to sell, assign and transfer to Purchaser Sub 2, and Purchaser Sub 2 agrees to purchase from each of CC Shredding, BHEPMI and the Option Participants, on the Closing Date, all (but not less than all) the Boost GP Purchased Securities set forth opposite the name of each of CC Shredding, BHEPMI and the Option

Participants on Appendix D, free and clear of all Liens (other than those arising out of acts of the Purchasers and any restrictions on transfer under provincial, state or federal (Canadian or US) securities Laws), which purchase and sale shall occur on the Closing Date thirty (30) minutes following the actions taken under Section 2.1(1)-(4); and

(7)
Each of the Funds, the Co-Investors and SII GP agrees to sell, assign and transfer to Stericycle, and Stericycle agrees to purchase (or cause one or more of its Subsidiaries to purchase) from each of the Funds, the Co-Investors and SII GP, on the Closing Date, all (but not less than all) the Boost Holdings Purchased Securities set forth opposite the name of each of the Funds, the Co-Investors and SII GP on Appendix D, free and clear of all Liens (other than those arising out of acts of the Purchasers and any restrictions on transfer under provincial, state or federal (Canadian or US) securities Laws), which purchase and sale shall occur on the Closing Date thirty (30) minutes following the actions taken under Section 2.1(1)-(4).

Section 2.2    Purchase Price.

(1)
The consideration payable by or on behalf of Purchaser Sub 1 to Shred-it for the Shred-it International Purchased Securities is an amount equal to (a) the Base Purchase Price (Shred-it International), subject to adjustment in accordance with Section 2.4, plus (b) the Total Enterprise Value of Franchise Acquisitions (Shred-it International), if any (the “Shred-it International Purchase Price”). The Vendors and the Purchasers agree to allocate the Shred-it International Purchase Price among the Vendors in accordance with Appendix D. The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation and to not take any Tax position contrary to this allocation except as otherwise required by a good faith resolution of a Tax contest at the highest administrative appeals level.

(2)
The consideration payable by or on behalf of Purchaser Sub 2 and Stericycle to the Vendors for the Purchased Securities (excluding the Shred-it International Purchased Securities) is an amount equal to (a) the Base Purchase Price, subject to adjustment in accordance with Section 2.4, plus (b) the Total Enterprise Value of Franchise Acquisitions (Shred-it), if any (the “Purchase Price”). The Vendors and the Purchasers agree to allocate the Purchase Price among Purchaser Sub 2 and Stericycle, as Purchasers, and among the Vendors in accordance with Appendix D. The Parties agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of this allocation and to not take any Tax position contrary to this allocation except as otherwise required by a good faith resolution of a Tax contest at the highest administrative appeals level.

Section 2.3    Closing Cash Payment; Indemnity Escrow Agreement.

(1)	At the Closing, the parties shall take the actions in the order set forth in Section 2.1, including:

(a)	Purchaser Sub 1 shall pay or cause to be paid to Shred-it by wire transfer of immediately available funds an amount equal to (the “Closing Cash Payment (Shred-it International)”):

(A)	the Base Purchase Price (Shred-it International); plus

(B)	the Total Enterprise Value of Franchise Acquisitions (Shred-it International); minus

(C)	the amount of the Estimated Closing Indebtedness (Shred-it International); plus

(D)	the excess, if any, of the Estimated Closing Working Capital (Shred-it International) over $15,000,000; minus

(E)	the excess, if any, of $12,000,000 over the Estimated Closing Working Capital (Shred-it International).

(b)
Stericycle and Purchaser Sub 2 shall pay or cause to be paid to the Vendors by wire transfer of immediately available funds an amount equal to (the “Closing Cash Payment (Shred-it)”), which Closing Cash Payment (Shred-it) shall be made thirty (30) minutes following payment of the Closing Cash Payment (Shred-it International):

(A)	the Base Purchase Price; minus

(B)	the Indemnity Escrow Amount; minus

(C)	the Holdback Amount; plus

(D)	the Total Enterprise Value of Franchise Acquisitions (Shred-it); minus

(E)	the amount of the Estimated Closing Indebtedness (Shred-it) (which, for the avoidance of doubt, will take into account the payment of Indebtedness pursuant to Section 2.1(2)); plus

(F)	the excess, if any, of the Estimated Closing Working Capital (Shred-it) over $35,000,000; minus

(G)	the excess, if any, of $28,000,000 over the Estimated Closing Working Capital (Shred-it).

(1)
Not less than five Business Days prior to the Closing Date, the Vendors’ Representative shall deliver to Stericycle a notice setting forth the Vendors’ estimate of (a) Actual Closing Indebtedness (Shred-it) and Actual Closing Indebtedness (Shred-it International) and (b) Actual Closing Working Capital (Shred-it) and Actual Closing Working Capital (Shred-it International), in each case, calculated in good faith in accordance with IFRS applied on a basis consistent with the preparation of the Financial Statements in accordance with the methodology and sample calculation set out in Exhibit D (the “Balance Sheet Principles”). “Estimated Closing Indebtedness (Shred-it)” shall be the good faith estimate of Actual Closing Indebtedness (Shred-it) (which, for the avoidance of doubt, will take into account the payment of Indebtedness pursuant to Section 2.1(2)), “Estimated Closing Indebtedness (Shred-it International)” shall be the good faith estimate of Actual Closing Indebtedness (Shred-it International), “Estimated Closing Working Capital (Shred-it)” shall be the good faith estimate of Actual Closing Working Capital (Shred-it) and “Estimated Closing Working Capital (Shred-it International)” shall be the good faith estimate of Actual Closing Working Capital (Shred-it International), respectively. In addition, not less than five Business Days prior to the Closing Date, the Vendors’ Representative and Stericycle shall mutually agree on the allocation of the Total Enterprise Value of Franchise Acquisitions on the basis of the proportionate ownership of each Franchise Acquisition between Shred-it and its Subsidiaries (excluding Shred-it International and its Subsidiaries), on the one hand (the “Total Enterprise Value of Franchise

Acquisitions (Shred-it)”), and Shred-it International and its Subsidiaries, on the other hand (the “Total Enterprise Value of Franchise Acquisitions (Shred-it International)”).

(2)
Stericycle and the Vendors’ Representative shall, on the Closing Date, execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit C (the “Indemnity Escrow Agreement”), which agreement shall designate an escrow agent (the “Indemnity Escrow Agent”) and provide for the establishment of an escrow account (the “Indemnity Escrow Account”) in the initial amount equal to the Indemnity Escrow Amount. The Indemnity Escrow Amount, together with income earned thereon as provided in the Indemnity Escrow Agreement (the “Indemnity Escrowed Funds”) shall be held by the Indemnity Escrow Agent pursuant to the Indemnity Escrow Agreement, Section 10.6(5) and Section 10.6(6).

Section 2.4    Post-Closing Purchase Price Adjustments.

(1)
Within 120 days following the Closing Date (or such other date as is mutually agreed to by the Vendors’ Representative and Stericycle in writing), Stericycle will prepare and deliver to the Vendors’ Representative a draft unaudited statement of Working Capital (Shred-it), Net Indebtedness (Shred-it), Working Capital (Shred-it International) and Net Indebtedness (Shred-it International) prepared as of the close of business on the Closing Date (the “Draft Working Capital / Indebtedness Statement”). The Draft Working Capital / Indebtedness Statement will be prepared in good faith in accordance with the Balance Sheet Principles.

(2)
The Vendors shall reasonably cooperate with Stericycle and its Representatives in connection with the preparation of the Draft Working Capital / Indebtedness Statement and the items included therein, including providing on a timely basis all other information necessary or useful in connection with such preparation as is reasonably requested by Stericycle and its Representatives.

(3)
After receipt of the Draft Working Capital / Indebtedness Statement from Stericycle, the Vendors shall have 60 days to review the Draft Working Capital / Indebtedness Statement (the “Review Period”). Stericycle shall (a) assist the Vendors and their Representatives in their review of, and provide the Vendors and their Representatives with reasonable access upon reasonable notice during normal business hours to, the books, records (including work papers, schedules, memoranda and other documents), supporting data, employees and auditors of the Business for purposes of reviewing the Draft Working Capital / Indebtedness Statement and the items included therein, and (b) reasonably cooperate with the Vendors and their Representatives in connection therewith, including providing on a timely basis all other information necessary or useful in connection with such review as is reasonably requested by the Vendors and their Representatives. The Draft Working Capital / Indebtedness Statement shall be binding and conclusive upon, and deemed accepted by, the Vendors unless the Vendors’ Representative shall have notified Stericycle in writing prior to the expiration of the Review Period of any dispute or objection thereto (any such written dispute or objection, the “Objection”), setting forth in reasonable detail the basis for its dispute or objection(s) and the specific adjustments (including dollar amounts) to the applicable item(s) set forth on the Draft Working Capital / Indebtedness Statement which the Vendors believe in good faith should be made. Any item not disputed or objected to in an Objection shall be deemed to have been accepted by the Vendors. If no Objection is delivered by the Vendors’ Representative to Stericycle prior to the expiration of the Review Period, then the Draft Working Capital / Indebtedness Statement shall be deemed to have been accepted by the Parties, and shall become final and binding upon the Parties, and the Draft

Working Capital / Indebtedness Statement will become the “Closing Working Capital / Indebtedness Statement” on the next Business Day following the expiration of the Review Period. The date on which the Draft Working Capital / Indebtedness Statement becomes the Closing Working Capital / Indebtedness Statement in accordance with this Section 2.4(3) is hereinafter referred to as the “Determination Date”. The Vendors’ Representative and Stericycle shall, within 30 days (or such longer period as the Vendors’ Representative and Stericycle may agree in writing) following delivery of an Objection by the Vendors’ Representative to Stericycle (the “Resolution Period”), attempt in good faith to resolve their differences, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive. Any items agreed to by the Vendors’ Representative and Stericycle in writing, together with any items not disputed or objected to by the Vendors in the Objection, are collectively referred to herein as the “Resolved Matters”. During the Resolution Period, Stericycle and its accountants shall have access to the working papers of Vendors’ Representative and its accountants prepared in connection with the Objection.

(4)
If at the end of the Resolution Period the Vendors’ Representative and Stericycle have been unable to resolve any differences that they may have with respect to the matters specified in the Objection, the Vendors’ Representative and Stericycle shall refer all matters that remain in dispute with respect to the Objection (the “Unresolved Matters”) to an internationally recognized independent public accounting firm jointly selected by the Vendors’ Representative and Stericycle, acting reasonably, or, if the Vendors’ Representative and Stericycle are unable to agree within five Business Days from the end of the Resolution Period, then such internationally recognized independent public accounting firm shall be KPMG LLP (“KPMG”) or, if such firm is unable to act, PricewaterhouseCoopers LLP (any such firm, the “CPA Firm”). The Vendors’ Representative, on behalf of the Vendors, and Stericycle each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the CPA Firm. The CPA Firm shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of this Agreement, and only with respect to the Unresolved Matters so submitted, whether and to what extent the applicable items in the Draft Working Capital / Indebtedness Statement require adjustment. The Vendors’ Representative and Stericycle shall request the CPA Firm to use its commercially reasonable efforts to (a) render its final written determination within 30 days after the CPA Firm’s engagement and (b) prepare a revised draft of the Draft Working Capital / Indebtedness Statement (the “Revised Working Capital / Indebtedness Statement”), which Revised Working Capital / Indebtedness Statement shall be consistent with the Resolved Matters and the final determination of the CPA Firm of the Unresolved Matters, and calculate the applicable Adjustment Amount based on such Revised Working Capital / Indebtedness Statement. Such Revised Working Capital / Indebtedness Statement shall become final and binding upon the Parties, and will become the “Closing Working Capital / Indebtedness Statement” on the date it is submitted by the CPA Firm to the Vendors’ Representative and Stericycle. The final written determination of the CPA Firm shall be based only on the written submissions of the Vendors’ Representative and Stericycle; provided, that the Vendors and Stericycle shall make reasonably available to the CPA Firm, upon the CPA Firm’s request, all relevant books and records, any workpapers (including those of the Vendors’ and Stericycle’s respective accountants) and supporting documentation relating to the Draft Working Capital / Indebtedness Statement and all other items reasonably requested by the CPA Firm (provided, that the Vendors, on the one hand, and Stericycle, on the other hand, shall contemporaneously provide a copy to the other Party or Parties, as the case may be, of any materials requested by, and provided to, the CPA Firm). None of the Vendors, or any of their Affiliates or Representatives, on the one hand, Stericycle, or any of its Affiliates or

Representatives, on the other hand, shall have any ex parte communications or meetings with the CPA Firm regarding the subject matter hereof without the other prior written consent of the other Party or Parties, as the case may be. The final written determination of the CPA Firm shall be made in strict accordance with the terms of this Agreement without regard to principles of equity. With respect to each Unresolved Matter, the CPA Firm’s determination, if not in accordance with the position of either the Vendors or Stericycle, shall, to the extent necessary, be deemed to be not in excess of the higher, nor less than the lower, of the amounts advocated by the Vendors or Stericycle with respect thereto. The date on which the Revised Working Capital / Indebtedness Statement becomes the Closing Working Capital / Indebtedness Statement in accordance with this Section 2.4(4) is hereinafter referred to as the “Determination Date”.

(5)
Stericycle and the Vendors will bear their own fees and expenses, including the fees and expenses of their respective advisors, in preparing or reviewing, as the case may be, the Draft Working Capital / Indebtedness Statement. In the case of an Objection and the retention of the CPA Firm with respect to any Unresolved Matters, all fees and disbursements of the CPA Firm shall be borne 50% by the Vendors and 50% by Stericycle; provided, that the Vendors and Stericycle will bear their own respective costs in presenting their respective positions to the CPA Firm.

(6)
The Vendors agree that the Purchase Price will be decreased by the amount of any Vendor Transaction Expenses not paid before the close of business on the Closing Date. In addition, the Parties agree to the following adjustments to the Purchase Price which may be offset against each other for purposes of determining a single payment amount (the “Adjustment Amount”) to be made by the Vendors or Stericycle (on behalf of itself and Purchaser Sub 2), as the case may be:

(a)
if Actual Closing Indebtedness is greater than Estimated Closing Indebtedness, the Vendors shall pay to Stericycle (on behalf of itself and Purchaser Sub 2) the difference between Actual Closing Indebtedness and Estimated Closing Indebtedness;

(b)
if Actual Closing Indebtedness is less than Estimated Closing Indebtedness, Stericycle (on behalf of itself and Purchaser Sub 2) shall pay to the Vendors the difference between Actual Closing Indebtedness and Estimated Closing Indebtedness;

(c)
if Actual Closing Working Capital is greater than $50,000,000, then the result (which may be positive or negative) of (i) Actual Closing Working Capital minus (ii) $50,000,000 minus (iii) any adjustment pursuant to Section 2.3(1)(a)(D) and Section 2.3(1)(b)(F) plus (iv) any adjustment made pursuant to Section 2.3(1)(a)(E) and Section 2.3(1)(b)(G) shall be determined, and if such result is positive, Stericycle (on behalf of itself and Purchaser Sub 2) shall pay such result to the Vendors, and if such result is negative, the Vendors shall pay such result to Stericycle (on behalf of itself and Purchaser Sub 2);

(d)
if Actual Closing Working Capital is less than $40,000,000, then the result (which may be positive or negative) of (i) $40,000,000 minus (ii) Actual Closing Working Capital plus (iii) any adjustment made pursuant to Section 2.3(1)(a)(D) and Section 2.3(1)(b)(F) minus (iv) any adjustment made pursuant to Section 2.3(1)(a)(E) or Section 2.3(1)(b)(G) shall be determined, and if such result is positive, the Vendors shall pay such result to Stericycle (on behalf of itself and Purchaser Sub 2), and if such result is negative,

Stericycle (on behalf of itself and Purchaser Sub 2) shall pay such result to the Vendors; and

(e)
If (i) Actual Closing Working Capital is between $40,000,000 and $50,000,000 and (ii) any adjustment was made pursuant to Section 2.3(1)(a)(D), Section 2.3(1)(b)(F), Section 2.3(1)(a)(E) or Section 2.3(1)(b)(G), then the amount of such adjustment shall be repaid by the receiving Party or Parties, as applicable, to the Party or Parties that paid such adjustment, as applicable.

(7)
The Person(s) required to make a payment pursuant to Section 2.4(6) shall pay, within two Business Days of the Determination Date, by wire transfer of immediately available funds, to one or more accounts held by the Person(s) to whom payment is required pursuant to Section 2.4(6), as designated by such Person(s) within one Business Day of the Determination Date, an amount equal to the sum of (a) the Adjustment Amount plus (b) interest computed thereon at the Prime Rate on the Closing Date calculated based on the number of days elapsed from the Closing Date to the date of such payment and a 360-day year.

(8)	If the Vendors are required to make a payment pursuant to Section 2.4(7), then:

(a)
if the amount of the payment contemplated by Section 2.4(7) is less than or equal to the Holdback Amount, Stericycle (on behalf of itself and Purchaser Sub 2) shall retain such amount from the Holdback Amount, if any, and pay the balance of the Holdback Amount, if any, to the Vendors in accordance with Section 2.4(7), as applicable; or

(b)
if the amount of the payment contemplated by Section 2.4(7)is greater than the Holdback Amount, Stericycle (on behalf of itself and Purchaser Sub 2) shall retain the Holdback Amount and the Vendors shall pay the balance of the amount contemplated by Section 2.4(7) to Stericycle (on behalf of itself and Purchaser Sub 2) in accordance with Section 2.4(7).

(9)
If Stericycle (on behalf of itself and Purchaser Sub 2) is required to make a payment pursuant to Section 2.4(6), then Stericycle (on behalf of itself and Purchaser Sub 2) shall pay such amount and the Holdback Amount to the Vendors in accordance with Section 2.4(7).

(10)
The Parties agree that the procedure set forth in this Section 2.4 for resolving disputes with respect to the Draft Working Capital / Indebtedness Statement is the sole and exclusive method of resolving such disputes, absent manifest error.

(11)
Shred-it and Purchaser Sub 1 agree to the following adjustments to the Shred-it International Purchase Price which may be offset against each other for purposes of determining a single payment amount to be made by Shred-it or Purchaser Sub 1, as the case may be:

(a)
if the Actual Closing Indebtedness (Shred-it International) is greater than the Estimated Closing Indebtedness (Shred-it International), Shred-it shall pay to Purchaser Sub 1 the difference between the Actual Closing Indebtedness (Shred-it International) and the Estimated Closing Indebtedness (Shred-it International);

(b)	if the Actual Closing Indebtedness (Shred-it International) is less than the Estimated Closing Indebtedness (Shred-it International), Purchaser Sub 1 shall pay to Shred-it the difference between the Actual Closing Indebtedness (Shred-it International) and the Estimated Closing Indebtedness (Shred-it International);

(c)
if Actual Closing Working Capital (Shred-it International) is greater than $15,000,000, then the result (which may be positive or negative) of (i) Actual Closing Working Capital (Shred-it International) minus (ii) $15,000,000 minus (iii) any adjustment pursuant to Section 2.3(1)(a)(D) plus (iv) any adjustment made pursuant to Section 2.3(1)(a)(E) shall be determined, and if such result is positive, Purchaser Sub 1 shall pay such result to Shred-it, and if such result is negative, Shred-it shall pay such result to Purchaser Sub 1;

(d)
if Actual Closing Working Capital (Shred-it International) is less than $12,000,000, then the result (which may be positive or negative) of (i) $12,000,000 minus (ii) Actual Closing Working Capital (Shred-it International) plus (iii) any adjustment made pursuant to Section 2.3(1)(a)(D) minus (iv) any adjustment made pursuant to Section 2.3(1)(a)(E) shall be determined, and if such result is positive, Shred-it shall pay such result to Purchaser Sub 1, and if such result is negative, Purchaser Sub 1 shall pay such result to Shred-it; and

(e)
if (i) Actual Closing Working Capital (Shred-it International) is between $12,000,000 and $15,000,000 and (ii) any adjustment was made pursuant to Section 2.3(1)(a)(D) or Section 2.3(1)(a)(E), then the amount of such adjustment shall be repaid by the receiving Party or Parties, as applicable, to the Party or Parties that paid such adjustment, as applicable;

provided, that, for the avoidance of doubt, the Vendors shall have no liability whatsoever in respect of any adjustments pursuant to this Section 2.4(11).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDORS
Section 3.1    Representations and Warranties of CC Shredding.
Except as set forth in the CC Shredding Disclosure Letter, CC Shredding represents and warrants to the Purchasers as set forth in Appendix H.
Section 3.2    Representations and Warranties of CC Dutch Shredding.
Except as set forth in the CC Dutch Shredding Disclosure Letter, CC Dutch Shredding represents and warrants to the Purchasers as set forth in Appendix I.
Section 3.3    Representations and Warranties of BHEPMI and the Option Participants.
Except as set forth in the BHEPMI Disclosure Letter, BHEPMI and the Option Participants represent and warrant to the Purchasers as set forth in Appendix J.
Section 3.4    Representations and Warranties of the Boost Holdings Vendors.
Except as set forth in the Boost Holdings Vendors Disclosure Letter, the Boost Holdings Vendors represent and warrant to the Purchasers as set forth in Appendix K.

Section 3.5    Representations and Warranties of Shred-It and the Vendors.
Except as set forth in the Shred-it / Vendors Disclosure Letter, Shred-it and the Vendors represent and warrant to the Purchasers as set forth in Appendix L.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
Section 4.1    Representations and Warranties of the Purchasers.
The Purchasers represent and warrant to the Vendors as set forth in Appendix G.
ARTICLE 5
PRE-CLOSING COVENANTS OF THE PARTIES
Section 5.1    Conduct of Business Prior to Closing.

(1)
Except as otherwise contemplated by this Agreement or Section 5.1 of the Shred-it / Vendors Disclosure Letter, during the Interim Period, (i) Shred-it shall, and shall cause each of its Subsidiaries to, and the Vendors will use their commercially reasonable efforts to cause Shred-it and each of its Subsidiaries to conduct the Business in the Ordinary Course and (ii) neither Boost GP nor Boost Holdings will conduct any business, take any actions (other than in the case of Boost GP, acting as general partner to Shred-it), or sell, transfer or dispose of any of the securities of Shred-it held by it.

(2)
Without limiting the generality of Section 5.1(1), during the Interim Period, except as set out in the Interim Period Budget, consented to in writing by Stericycle or required by Law, Shred-it shall, and shall cause each of its Subsidiaries to, and the Vendors shall, and shall cause Shred-it and each of its Subsidiaries to:

(a)
use their commercially reasonable efforts to preserve intact the current business organization of the Business, keep available the services of the present, employees and agents of the Business and maintain good relations with, and the goodwill of, suppliers, customers, landlords, creditors, distributors and all other Persons having business relationships with the Business;

(b)
subject to Law, confer with Stericycle and its Representatives concerning operational matters and compliance policies (including with respect to privacy and security) of a material nature relating to the Business in good faith on a regular and frequent basis, pursuant to procedures reasonably requested by Stericycle or such Representatives. Vendors acknowledge that any such consultation shall not constitute a waiver by any Purchaser of any rights it may have under this Agreement, and that the Purchasers shall not have any liability or responsibility for any actions of any Vendor, any member of the Target Group, or any of their Representatives with respect to matters that are the subject of such consultations;

(c)	use their commercially reasonable efforts to retain possession and control of the Business Assets, and preserve the confidentiality of any confidential or proprietary information of the Business;

(d)
upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law;

(e)
furnish any other information reasonably requested by Stericycle in order to comply with the requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(f)	use their commercially reasonable efforts to continue the integration of the assets and operations contributed by Cintas with and into the Business; and

(g)	use their commercially reasonable efforts to not cause or permit to exist a breach of any representations and warranties of any of the Vendors contained in this Agreement.

(3)
Without limiting the generality of Section 5.1(1), during the Interim Period and in respect of the Business, except as set out in the Interim Period Budget, consented to in writing by Stericycle in its discretion (acting reasonably) after the date hereof or required by Law, Shred-it shall not, and shall cause each of its Subsidiaries not to, and the Vendors shall not, and shall cause Shred-it and each of its Subsidiaries not to:

(a)	amend the Constating Documents of any member of the Target Group;

(b)
declare or pay any dividend or make any other distribution to its stockholders; excluding (A) dividends and distributions may continue to be made by to Shred-it by its Subsidiaries or to other wholly-owned Subsidiaries of Shred-it and (B) dividends and distributions of cash may continue to be made by Shred-it to the Vendors (so long as sufficient working capital remains at Shred-it and its Subsidiaries consistent with past practice);

(c)
redeem or otherwise acquire any shares of its capital stock or other equity interests or any Convertible Securities, or issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, units, membership interests or other securities, or any options, warrants or similar rights exercisable or exchangeable for, or convertible into, any such securities, of any member of the Target Group;

(d)
sell, transfer or otherwise dispose of Business Assets except for sales of (i) vehicles in the Ordinary Course (but specifically excluding sale and leaseback transactions), (ii) Business Assets which are obsolete and which individually or in the aggregate do not exceed $500,000, and (iii) inventory in the Ordinary Course;

(e)
sell, lease, license, transfer, pledge, encumber, grant or dispose of any of the Intellectual Property included in the Business Assets, other than non-exclusive licenses granted in the Ordinary Course;

(f)
except as set out in the Interim Period Budget, acquire (by merger, consolidation, acquisition of stock, assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses (including any Franchise Acquisitions) (i) having a cost, on a per transaction or series of related transactions basis, in excess of $3,000,000 and subject to a maximum of

$5,000,000 for all such transactions, or (ii) if such acquisition would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

(g)
other than repayments of principal and interest on the revolving credit facility under the Credit Agreement in the Ordinary Course, cancel any Indebtedness or settle, compromise, waive, release or discharge any secured or unsecured Indebtedness (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $500,000;

(h)
except as required by Law or pursuant to a Collective Agreement, (i) increase any severance, change of control or termination pay to (or amend any existing arrangement with) any employee of Shred-it or any of its Subsidiaries or the Business, or any director of any member of the Target Group, (ii) increase the benefits payable under any existing severance or termination pay policies with any employee of Shred-it or any of its Subsidiaries or the Business, or any director of any member of the Target Group, (iii) increase the benefits payable under any Employment Agreements or any Contracts with any employee of Shred-it or any of its Subsidiaries or the Business, or any director of any member of the Target Group (other than, in the case of an employee of Shred-it or any of its Subsidiaries or the Business who is not a director or executive officer of a member of the Target Group, in the Ordinary Course), (iv) enter into any employment, deferred compensation or other similar Contract (or amend any such existing Contract) with any employee of Shred-it or any of its Subsidiaries or the Business, or any director of any member of the Target Group (other than, in the case of an employee of Shred-it or any of its Subsidiaries or the Business who is not a director or executive officer of a member of the Target Group, in the Ordinary Course), or (v) increase compensation, bonus levels or other benefits payable to any employee of Shred-it or any of its Subsidiaries or the Business, or any director of any member of the Target Group (other than, in the case of an employee of Shred-it or any of its Subsidiaries or the Business who is not a director or executive officer of a member of the Target Group, in the Ordinary Course);

(i)
except as required by Law or as disclosed in Section 5.1(3)(i) of the Shred-it / Vendors Disclosure Letter, adopt any new Employee Plan or any amendment or modification of an existing Employee Plan or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association;

(j)	except as set out in the Interim Period Budget, make any capital expenditure or commitment to do so which individually, or in the aggregate, exceeds $500,000;

(k)
except as disclosed in Section 5.1(3)(k) of the Shred-it / Vendors Disclosure Letter, enter into any Material Contract or, other than pursuant to and as required by its current terms, amend in any manner adverse to the Business or terminate or grant any consent or waiver under any Material Contract;

(l)
other than borrowings under the revolving credit facility under the Credit Agreement in the Ordinary Course and except as disclosed in Section 5.1(3)(l) of the Shred-it / Vendors Disclosure Letter, increase its Indebtedness for borrowed money or make any loan or advance or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any Person which individually or in the aggregate exceeds $500,000;

(m)
except as disclosed in Section 5.1(3)(m) of the Shred-it / Vendors Disclosure Letter, make any bonus or profit sharing distribution, or similar payment of any kind, except as may be required by the terms of a Material Contract, an Employment Agreement or a Collective Agreement;

(n)	abandon, modify in any manner adverse to the Business, waive or terminate any Material Authorization;

(o)
commence, waive, release, assign, settle or compromise any Action in excess of an amount of $500,000 individually or $1,000,000 in the aggregate relating to the Business or the Business Assets, or which would reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;

(p)	make any change in any method of accounting or accounting practice or policy other than as required by changes in Law or US GAAP or IFRS, as applicable, that become effective after the date hereof;

(q)	make any material change in internal accounting controls or disclosure controls and procedures;

(r)
in each case, except as required by Law, prepare or file any income Tax or other material Tax Return inconsistent with past practice or, on any such Tax Return, take any material position, make any material election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), settle or otherwise compromise any claim relating to income taxes or any other material Taxes, enter into any closing agreement or similar agreement relating to income Taxes or any other material Taxes, otherwise settle any dispute relating to income Taxes or any other material Taxes, or request any ruling or similar guidance with respect to Taxes; provided, that nothing in this clause (r) shall limit Stericycle’s rights pursuant to Section 9.4(1);

(s)
except as disclosed in Section 5.1(3)(s) of the Shred-it / Vendors Disclosure Letter, enter into any Contract with any Vendor or any Related Party of any Vendor (other than Shred-it or a Subsidiary of Shred-it);

(t)	enter into any lease of real property, except any renewals of existing leases in the Ordinary Course of Business;

(u)	accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course;

(v)	delay or accelerate payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course;

(w)
take any action or fail to take any action such that any of the representations or warranties set forth in Article 3 would not be true and correct as of the date of such action or as of the Closing Date; or

(x)	authorize, agree or otherwise commit, whether or not in writing, to do any of the foregoing.

(4)
Notwithstanding anything in this Agreement to the contrary, the Vendors shall be permitted to take such steps as are necessary to prevent the application of Section 280G of the Code to any payment made pursuant to this Agreement or to any payment made as a result of, or in connection with, any transaction contemplated by this Agreement, if it would otherwise so apply; provided, that the Vendors shall not be permitted to take such steps without Stericycle’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 5.2    Access for Due Diligence.
Subject to Law, during the Interim Period, the Vendors shall (a) upon reasonable notice, permit Stericycle and its Representatives to have reasonable access during normal business hours to (i) the premises of the Business, (ii) the Business Assets, including all Books and Records whether retained by the Vendors, any member of the Target Group or otherwise, (iii) all Material Contracts, Leases and other Contracts of the Business to the extent that access to such Contracts does not unduly interfere with the ordinary conduct of the Business, and (iv) the senior personnel of the Business, so long as such access does not unduly interfere with the ordinary conduct of the Business, and (b) furnish to Stericycle or its Representatives such financial and operating data, and other information with respect to the Business and the Business Assets, as Stericycle from time to time reasonably requests; provided, that neither the Vendors nor any member of the Target Group shall be required to disclose to Stericycle any information where such disclosure is prohibited by Law or by the terms of any Contract. Notwithstanding the previous sentence, Stericycle shall not conduct any environmental testing or assessments without the prior written consent of the Vendors and the landlord of any applicable Leased Property.
Section 5.3    Confidentiality.

(a)
The Parties acknowledge the Confidentiality and Non-Disclosure Agreement dated April 9, 2015 between Stericycle and BHEPMI (the “Confidentiality Agreement”). The Parties agree that the Confidentiality Agreement continues to apply and the Parties are bound by, and agree to comply with, the Confidentiality Agreement in accordance with its terms.

(b)
Each Vendor shall keep confidential, and cause its Related Parties and its and their Representatives to keep confidential, all information relating to any member of the Target Group, except (i) as required by Law or administrative process and (ii) for information that is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach of this Section 5.3(b).

(c)	Each Vendor hereby assigns, effective at the Closing, to Stericycle its rights under all confidentiality agreements entered into by such Vendor with any Person in connection with the proposed sale of Shred-it and its Subsidiaries to the extent such rights relate to Shred-it and its Subsidiaries and are assignable. Vendors shall, upon the request of Stericycle, hold, maintain and enforce any such rights that are not assignable. Copies of all confidentiality agreements entered into by such Vendor with any Person in connection with the proposed sale of Shred-it and its Subsidiaries shall be provided to Stericycle on the Closing Date.
Section 5.4    Actions to Satisfy Closing Conditions.
Subject to this Article 5, the Vendors will use their commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 6.1, and the Purchasers will use their commercially reasonable efforts to ensure compliance with all of the conditions set forth in Section 6.2.
Section 5.5    Request for Material Consents.
The Vendors will use their commercially reasonable efforts to obtain, or cause to be obtained, prior to the Closing, the Material Consents; provided, that the Vendors are under no obligation to pay or commit to pay any amount to (or incur any obligation in favour of) any Person from whom any such Material Consent may be required (other than nominal filing or application fees). The Purchasers will co-operate in obtaining such Material Consents, including providing such information of each Purchaser and its Affiliates as is reasonably requested by a third Person in order to grant its consent, approval or waiver, as applicable; provided, that no Purchaser is under any obligation to pay or commit to pay any amount to (or incur any obligation in favour of) any Person from whom any such Material Consent may be required. In connection with obtaining any Material Consent, no Party shall agree to any conditions or restrictions imposed by any third Person that, individually or in the aggregate, would materially impair (or could reasonably be expected to materially impair) the ability of such Party to consummate the transactions contemplated hereby or could reasonably be expected to have a material adverse effect on the Business or the expected economic benefits to the Purchasers arising therefrom.
Section 5.6    Filings and Authorizations; Regulatory Approvals.

(1)
Each Purchaser and each of the Vendors, as promptly as practicable after the execution of this Agreement, shall (a) make, or cause to be made, all filings and submissions under all Laws applicable to it that are required for it to consummate the purchase and sale of the Purchased Securities in accordance with the terms of this Agreement, (b) use all reasonable efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable to be obtained by it in order to consummate such transfer, including the Regulatory Approvals, and (c) use all reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfil its obligations under this Agreement. In the case of the Regulatory Approvals, each of the Purchasers and the Vendors shall make, or cause to be made, all filings and submissions, and submit all documentation and information that is required to obtain the Regulatory Approvals, and will use all reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and Laws, and any orders or requests made by any Governmental Entity under such Laws. Each of the Purchasers and the Vendors shall further use all reasonable efforts to avoid, oppose, or seek to have lifted or rescinded, any application for, or any resulting injunction or restraining or other order seeking to stop, or that otherwise adversely affects its ability to consummate, the transactions contemplated by this Agreement.

(2)	Without limiting the generality of Section 5.6(1), as soon as reasonably practicable after the date hereof:

(a)
(i) the Purchasers and the Vendors shall each file, or cause to be filed, as promptly as practicable, but in no event later than 30 Business Days following the execution and delivery hereof, with the Commissioner of Competition the notice and information necessary to start the waiting period under Subsection 123(1) of the Competition Act (Canada), and/or (ii) the Purchasers shall file as promptly as practicable, but in no event later than 10 Business Days following the execution and delivery hereof, with the Commissioner of Competition a submission in support of a request for an advance ruling certificate under Subsection 102(1) of the Competition Act (Canada) or, in the event that the Commissioner of Competition will not issue an advance ruling certificate, a No Action Letter in respect of the transactions contemplated by this Agreement;

(b)
the Purchasers shall file as promptly as practicable, but in no event later than 15 Business Days following the execution and delivery hereof, an application for review pursuant to Section 17 of the Investment Canada Act to the Director of Investments in respect of the transactions contemplated by this Agreement and, contemporaneously therewith or promptly thereafter, shall submit to the Director of Investments under the Investment Canada Act proposed written undertakings to Her Majesty in right of Canada;

(c)
the Purchasers and the Vendors shall each file, or cause to be filed, as promptly as practicable, but in no event later than 15 Business Days following the execution and delivery hereof, an appropriate filing of a notification and report form pursuant to the HSR Act in respect of the transactions contemplated by this Agreement; and

(d)	the Purchasers, on the one hand, and the Vendors, on the other, shall share equally any filing fees payable to a Governmental Entity in connection with a Regulatory Approval.

(3)
The Parties will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with this Section 5.6, including providing each other with advanced copies and reasonable opportunity to comment on all notices and information supplied to or filed with any Governmental Entity (including notices and information which a Party, acting reasonably, considers highly confidential and sensitive which may be provided on a confidential and privileged basis to outside counsel of the other Party or Parties, as the case may be), and all notices and correspondence received from any Governmental Entity. To the extent that any information or documentation to be provided by the Vendors to the Purchasers pursuant to this Section 5.6 is competitively sensitive, such information may be provided only to external counsel for the Purchasers on an external counsel only basis. The Parties will provide each other with copies of any written electronic communication received from Governmental Entities with respect to all applications, filings or other processes in respect of the Regulatory Approvals and will give each other the opportunity to attend and participate in all meetings, telephone calls or other discussions with Governmental Entities in respect of Regulatory Approvals.

(4)
For purposes of this Section 5.6, “all reasonable efforts” of the Purchasers with respect to obtaining the Competition Act Approval and the HSR Approval shall include proposing, negotiating, agreeing to and effecting, by undertaking, consent agreement or otherwise the taking of any action that, and the making of any undertaking that, after the Closing, may be necessary in order to obtain the Competition Act Approval and the HSR Approval prior to the Outside Date; provided, that (i) any such action or undertaking is conditioned upon the Closing; and (ii) any such action or undertaking shall not require the Purchasers to take, or do or cause to be done anything pursuant to this Section 5.6 that would, individually or in the aggregate, reasonably be expected to cause a material, adverse and detrimental impact on the assets, liabilities, financial condition, results of operations, ability to manage, operations or prospects of the Business or the benefits reasonably expected to enure to the benefit of the Purchasers from the transactions contemplated by this Agreement (a “Material Adverse Impact”). Notwithstanding the foregoing, the Purchasers shall not have any obligation (x) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of the Purchasers, any of their respective Subsidiaries (including Shred-it and its Subsidiaries after the Closing) or their respective Affiliates or (y) otherwise to take or commit to take any actions that would limit the freedom of the Purchasers, their respective Subsidiaries (including Shred-it and its Subsidiaries after the Closing) or their respective Affiliates with respect to, or their ability to retain, one or more of their businesses or assets.

(5)
For purposes of this Section 5.6, “all reasonable efforts” of the Purchasers with respect to obtaining the ICA Approval means that the Purchasers will agree to enter into such written undertakings with Her Majesty in right of Canada that are required to secure ICA Approval, provided that (i) any such action is conditioned on Closing; and (ii) any such undertakings over and above those undertakings customarily given to obtain Ministerial approval under the Investment Canada Act of a transaction in similar industries as the Business would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Impact.

Section 5.7    Notice of Untrue Representation or Warranty.

(1)
The Vendors shall have the continuing obligation until the Closing promptly to supplement or amend each Disclosure Letter with respect to any matter hereafter arising or discovered that, if existing or known at the date hereof, would have been required to be set forth or described in such Disclosure Letter; provided, however, that no such supplement or amendment to any Disclosure Letter shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.1 or for purposes of determining whether or to what extent any Person is entitled to indemnification pursuant to Article 10. The Vendors shall promptly, upon having or gaining knowledge of any event, condition or fact that would cause any of the conditions to the Purchasers' obligation to consummate the transactions contemplated hereby not to be fulfilled, notify the Purchasers thereof, and furnish the Purchasers any information it may reasonably request with respect thereto.

Section 5.8    No Solicitation.
The Vendors shall effective upon the execution hereof (a) terminate or withdraw any filing with the securities regulatory authorities in Canada in connection with the initial public offering of Shred-it and not make any further filings to effect or further such offering or any other offering, and (b) terminate any discussions or negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid, and shall promptly after the execution hereof request each Person that has executed a confidentiality agreement in connection with its consideration of acquiring Shred-it and its Subsidiaries or substantially all the Business or assets of Shred-it and its Subsidiaries to return or destroy (and certify the destruction of) all such confidential information furnished to such Person by or on behalf of Shred-it and its Subsidiaries in accordance with such confidentiality agreement, if applicable. None of the Vendors shall, nor shall any Vendor authorize or permit Shred-it, its Subsidiaries or any of the Representatives of Vendors, Shred-it or its Subsidiaries to, (i) solicit, initiate or encourage any Other Bid, (ii) enter into any Contract with respect to any Other Bid or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Other Bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of any Vendor, Shred-it or its Subsidiaries or any investment banker, attorney or other advisor or Representative of any Vendor, Shred-it or its Subsidiaries, whether or not such Person is purporting to act on behalf of such any Vendor, Shred-it or its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.8 by such Vendor. Each Vendor promptly shall advise Stericycle orally and in writing of any Other Bid or any inquiry with respect to or which could lead to any Other Bid and the identity of the Person making any such Other Bid or inquiry. “Other Bid” means any proposal for a merger, sale of securities, sale of substantial assets or similar transaction involving Shred-it and its Subsidiaries, other than the transactions contemplated hereby.
Section 5.9    Intercompany Accounts.
Except for any Contract that has been identified as continuing in effect subsequent to the Closing in Section 5.9 of the Shred-it / Vendors Disclosure Letter, the Vendors shall take all actions necessary to terminate before or concurrent with the Closing all Contracts between Shred-it and its Subsidiaries, on the one hand, and the Vendors or any of their Related Parties, on the other hand. From and after the date hereof, the Vendors and their Related Parties shall conduct all transactions with Shred-it and its Subsidiaries only in the Ordinary Course. At least three Business Days before the Closing, the Vendors shall prepare and deliver to the Purchasers a statement setting out in reasonable detail the calculation of (i) all accounts between Shred-it or any of its Subsidiaries (excluding Shred-it International and its Subsidiaries), on the one hand, and the Vendors or any of their Related Parties, on the other hand, and (ii) all accounts between Shred-it International or any of its Subsidiaries, on the one hand, and the Vendors or any of their Related Parties, on the other hand, and, to the extent requested by the Purchasers, provide the Purchasers with supporting documentation to verify the underlying intercompany accounts and transactions. The net amount of such intercompany accounts shall be paid in full by cash payment from the Vendors to Shred-it or from Shred-it to the Vendors, as the case may be, before or concurrent with the Closing, and from the Vendors to Shred-it International or from Shred-it International to the Vendors, as the case may be, before the Closing. Prior to Closing, Shred-it shall repay all of its outstanding loans from Shred-it International as provided in Section 2.1(2).
Section 5.10    Financial Statements

(1)	The Vendors and Shred-it shall use their best efforts to deliver on or before August 14, 2015 (but, in any event, no later than August 21, 2015) to the Purchasers:
(i) US GAAP unaudited combined balance sheet of the Target Group at June 28, 2015 and unaudited combined statements of income of the Target Group for the six-month period ending on June 28, 2015 (the “Unaudited US GAAP Second Quarter 2015 Interim Financial Statements”);
(ii) US GAAP combined statements of income of the Target Group for the fiscal year ended 2014 as well as US GAAP carve out financial statements with respect to Cintas’ document shredding business, which comprise the carve-out statements of income for the 4 month period ended April 30, 2014 (the “US GAAP 2014 Financial Statements”);
(iii) IFRS audited combined balance sheets of the Target Group and related combined statements of income, changes in equity and cash flows of the Target Group for the three most recent fiscal years ended, together with all related notes and schedules thereto (the “Audited Historical Financial Statements”); and
(iv) IFRS unaudited combined balance sheet of the Target Group at June 28, 2015, and related unaudited comparative combined statements of income, changes in equity and cash flows of the Target Group for the six-month period ending on June 28, 2015 and June 29, 2014, together with all related notes and schedules thereto (the “Unaudited IFRS Second Quarter 2015 Interim Financial Statements”).

(2)
If the Closing shall not have occurred prior to November 14, 2015, the Vendors and Shred-it shall use their best efforts to deliver on or before November 14, 2015 (but, in any event, no later than November 21, 2015) to the Purchasers:

(i) US GAAP unaudited combined balance sheet of the Target Group at September 27, 2015 and unaudited combined statements of income of the Target Group for the nine-month period ending on September 27, 2015 (the “Unaudited US GAAP Third Quarter 2015 Interim Financial Statements”); and
(ii) IFRS unaudited combined balance sheet of the Target Group at September 27, 2015, and related unaudited comparative combined statements of income, changes in equity and cash flows of the Target Group for the nine-month period ending on September 27, 2015 and September 28, 2014, together with all related notes and schedules thereto (the “Unaudited IFRS Third Quarter 2015 Interim Financial Statements”).

(3)
With respect to each of the Unaudited IFRS Second Quarter 2015 Interim Financial Statements and the Unaudited IFRS Third Quarter 2015 Interim Financial Statements to be delivered by the Vendors and Shred-it, the Vendors and Shred-it shall (i) use commercially reasonable efforts to cause E&Y to perform a SAS 100 review with respect thereto and to orally confirm to the Purchasers that (A) such review was conducted in accordance with the standards of the American Institute of Certified Public Accountants (the “AICPA”) and (B) the certificate delivered by Shred-it pursuant to clause (ii) below is accurate in all material respects and (ii) deliver to the Purchasers, upon completion of the review contemplated by clause (i) above, a certificate, duly executed by the chief financial officer of Shred-it solely in his capacity as an officer of Shred-it, (A) stating, if true and correct, that E&Y has informed him that it has completed a SAS 100 review with respect thereto in accordance with the standards of the AICPA and (B) setting forth a description of all material modifications, if any, to such financial statements that E&Y informed him should be made thereto for such financial statements to conform with IFRS. The Purchasers shall reimburse the Vendors for any reasonable, out-of-pocket expenses incurred by them and, to the extent not paid by the Vendors, pay to E&Y directly its fees and expenses in respect of E&Y’s conducting of such SAS 100 review.

(4)
The Vendors and Shred-it shall deliver (i) IFRS audited combined statements of financial position of the Target Group and related combined statements of income, changes in equity and cash flows of the Target Group for the three most recent fiscal years ended, by August 15, 2015, (ii) US GAAP unaudited combined balance sheet of the Target Group at June 28, 2015 and unaudited combined statements of income of the Target Group for the six-month period ending on June 28, 2015 by August 22, 2015, (iii) US GAAP combined statements of income of the Shred-it Group for the fiscal year ended 2014 as well as US GAAP carve out financial statements with respect to Cintas’ document shredding business, which comprise the carve-out statements of income for the 4 month period ended April 30, 2014 by August 22, 2015, (iv) IFRS unaudited combined balance sheet of the Target Group at June 28, 2015, and related unaudited comparative combined statements of income, changes in equity and cash flows of the Target Group for the six-month period ending on June 28, 2015 and June 29, 2014, together with all related notes and schedules thereto, by August 22, 2015, (v) US GAAP unaudited combined balance sheet of the Target Group at September 27, 2015 and unaudited combined statements of income of the Target for the nine-month period ending on September 27, 2015 by November 22, 2015 and (vi) IFRS unaudited combined balance sheet of the Shred-it Group at September 27, 2015, and related unaudited comparative combined statements of income, changes in equity and cash flows of the Target Group for the nine-month period ending on September 27, 2015 and September 28, 2014, together with all related notes and schedules thereto, by November 22, 2015, which financial statements shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1.
Section 5.11    Comfort Letters
If requested by the Purchasers, the Vendors and Shred-it shall use commercially reasonable efforts to cause to be delivered to the Purchasers comfort letters of Ernst & Young (“E&Y”), Shred-it’s independent public accountants, dated approximately the date on which the Financings shall become effective and as of the Closing Date, and addressed to the Purchasers, in form reasonably satisfactory to the Purchasers and customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.
Section 5.12    Cooperation with Financing.
The Vendors shall use commercially reasonable best efforts to cause Shred-it to, and Shred-it shall, and shall cause its Subsidiaries to, reasonably cooperate with each Purchaser and its Representatives, and shall use commercially reasonable best efforts to cause their respective Representatives, including the independent accounting firm(s) retained by Shred-it, to cooperate with each Purchaser and its Representatives, in connection with efforts to obtain high yield bond financing and any other debt and equity financings (“Financings”) undertaken by any Purchaser or its Subsidiaries, in connection with the transactions contemplated hereby, including in connection with the review of written offering materials used to complete such Financings and materials for rating agency presentations, to the extent information contained therein relates to the Purchasers, including to any Business Assets, Liabilities or operations of the Target Group. Without limiting the foregoing, the Vendors and Shred-it shall:
(i) use commercially reasonable best efforts to provide each Purchaser and its Representatives with historical, comparative and pro forma financial information and data, projections, and other information and data reasonably requested in connection with such Financings;
(ii) without limiting the generality of the preceding clause (i), use their best efforts to furnish as promptly as practicable such financial and other pertinent information regarding the Target Group as may be reasonably requested by Stericycle and its Representatives to consummate the Financings, including all financial statements and financial and other data and information of the type required in a registration statement on Form S-1 or by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt, equity or equity-linked securities at such time, and of the type and form customarily included in registered bond offering documents, or pursuant to Rule 144A under the Securities Act (which includes all audited financial statements, all unaudited financial statements (which shall have been reviewed by Shred-it’s independent accountants as provided in the procedures specified by US Generally Accepted Auditing Standards) and all required financial and other pertinent information reasonably required by Stericycle to prepare pro forma financial statements in accordance with, or reconciled to, US GAAP and in accordance with Regulation S-X under the Securities Act), and all other data (including selected financial data) that the SEC would require in a registered offering of and other documents required to satisfy any customary negative assurance opinion, for one or more periods required to consummate the Financings at the time or times the Financings are to be consummated, including all the information and data related to the Target Group necessary to satisfy any conditions set forth in the financing documents relating to the Financings (the information described in this clause (ii), the “Required Financing Information”). If the Vendors and Shred-it in good faith reasonably believe that they have delivered the Required Financing Information, they may deliver to Stericycle a written notice to that effect (stating when they believe they completed the delivery requirement), in which case the Required Financing Information shall be deemed to have been delivered on the date of the applicable notice unless Stericycle in good faith reasonably believes that the Vendors and Shred-it have not completed delivery of the Required Financing Information and, within two Business Days after receipt of such notice from the Vendors and Shred-it, deliver a written notice to the Vendors and Shred-it to that effect (stating with specificity the Required Financing Information that has not been delivered);
(iii) cause appropriate Representatives of Shred-it to (x) be available to answer questions in meetings, road shows, due diligence sessions and sessions with rating agencies customary in Financings efforts and (y) cooperate in marketing efforts and assist in a timely manner in the review of offering memoranda, bank information memoranda, private placement memoranda, prospectuses, informational and marketing materials and other similar documents prepared by each Purchaser and its Representatives as may be reasonably requested in connection with such Financings to the extent such information contained therein relates to the Business Assets, Liabilities or operations of the Target Group; provided that, the foregoing activities would not unreasonably interfere with the performance of such Representatives’ duties;
(iv) execute and deliver customary certificates and use commercially reasonable best efforts (including by delivering customary representation letters and certificates) to obtain accountants’ comfort letters and consents, legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financings, as reasonably requested by the Purchasers;
(v) use commercially reasonable best efforts to ensure that the syndication efforts of the lead arrangers for the Financing benefit materially from the existing lending relationships of Shred-it and its Subsidiaries;
(vi) provide such assistance as the Purchasers may reasonably require in procuring credit ratings from Standard & Poor’s Rating Services and Moody’s Investor Services, Inc. at least 30 Business Days before the Closing Date and as would customarily be required of “target” companies;
(vii) provide authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Target Group; and
(viii) at least five (5) Business Days prior to the Closing Date, provide all documentation and other information about the Target Group as is reasonably requested in writing by Stericycle at least ten (10) Business Days prior to the Closing Date which is in connection with the Financings and relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act;
provided that, in the case of any of clauses (i) - (viii) above, the Purchasers shall reimburse the Vendors and Shred-it and its Subsidiaries for all out-of-pocket expenses incurred by them and their Representatives in connection with their compliance with this Section 5.12.
Without limiting the generality of the foregoing, Shred-it shall ensure that all financial and other projections concerning the Target Group that are made available to the Purchasers after the date hereof are prepared in good faith and are based upon assumptions that are reasonable at the time made. Shred-it hereby consents to the use of Shred-it’s logo in connection with the Financings.
All non-public or otherwise confidential information regarding Shred-it obtained by any Purchaser or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential syndicate members, other potential lenders or potential participants, subject to customary confidentiality undertakings by such potential syndicate members other potential lenders or potential participants, and except as otherwise required by applicable securities Laws and other Laws.
Section 5.13    Auditor’s Consent and Cooperation.

(1)
The Vendors and Shred-it shall use commercially reasonable best efforts to cause E&Y to deliver to the Purchasers a duly executed letter in which E&Y: (i) acknowledges that it understands that Stericycle and one or more of its Subsidiaries intend to include the Audited Historical Financial Statements, the US GAAP 2014 Financial Statements, certain Unaudited Interim Financial Statements and the Required Financing Information in statements and reports required pursuant to the Securities Act and the Exchange Act to be filed by Stericycle with the SEC (the “SEC Filings”); (ii) subject to E&Y‘s usual procedures and professional standards and after being given reasonable opportunity to review such SEC Filings and documents incorporated by reference therein at Stericycle’s sole cost and expense, agrees that it shall consent to the references in such SEC Filings to E&Y as experts and the inclusion of any of its audit reports on the Financial Statements in any SEC Filing, until such financial statements and consents are no longer required to be included in such SEC Filing by the Securities Act or the Exchange Act; and (iii) acknowledges that Stericycle will be providing the Audited Historical Financial Statements, the US GAAP 2014 Financial Statements, certain Unaudited Interim Financial Statements and the Required Financing Information to potential lenders for the transactions contemplated hereby and will be including such financial statements in the offering materials used in connection with one or more registered, private or exempt offerings under the Securities Act. The Vendors and Shred-it shall use commercially reasonable best efforts to cause E&Y, including by providing customary representation letters and other customary documents and instruments, subject to E&Y’s usual procedures and professional standards and E&Y being given reasonable opportunity to review such SEC Filings or offering documents and documents incorporated by reference therein at Stericycle’s sole cost and expense, (A) to consent to the inclusion of any of its audit reports on the Audited Historical Financial Statements in any SEC Filing (and to the references therein to E&Y as experts) and (B) to issue customary comfort letters (concerning matters which are the subject of the Audited Historical Financial Statements, the US GAAP 2014 Financial Statements and certain Unaudited Interim Financial Statements) that may be required in connection with any offering of debt or equity securities by Stericycle or any of its Subsidiaries.

(2)
If E&Y fails, for any reason whatsoever, to consent to the inclusion of any such audit reports on the Audited Historical Financial Statements in any SEC Filing (and to the references therein to E&Y as experts) or to provide such comfort letters, the Vendors and Shred-it shall, and shall cause each of its Subsidiaries to, (i) provide Stericycle’s independent accountants reasonable access to its books and records and personnel reasonably required in order to audit the Audited Historical Financial Statements and to conduct a SAS 100 review of the US GAAP 2014 Financial Statements and certain Unaudited Interim Financial Statements so that Stericycle may expeditiously cause any or all of such financial statements to be reaudited, again reviewed or to be so confirmed by “comfort” letters as the case may be, (ii) use commercially reasonable best efforts to cause E&Y to cooperate with the auditors engaged by Stericycle to conduct such audit or review and (iii) provide customary representation letters and other customary documents and instruments. Each of the Vendors and Shred-it acknowledges that if E&Y fails to consent to the inclusion of any such audit reports in any SEC Filing (and to the references therein to E&Y as experts) or to provide such comfort letters, and Stericycle or any of its successors is denied in any manner whatsoever the access provided for in this Section 5.13, Stericycle will suffer irreparable injury and damage. Therefore, each of the Vendors and Shred-it agrees that, if Stericycle is denied access provided for in this Section 5.13 in any manner whatsoever, Stericycle and its Affiliates will be entitled, without posting of bond, to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent the breach of and to secure the enforcement of this Section 5.13.

(3)	Stericycle shall reimburse the Vendors for any reasonable out-of-pocket expenses incurred by the Vendors in connection with their compliance with this Section 5.13.
Section 5.14    Financing
The Purchasers shall use commercially reasonable best efforts to obtain the Financings. The Purchasers shall keep the Vendors’ Representative informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financings.
Section 5.15    Boost GP Options.
As soon as practicable following the date of this Agreement, Boost GP and each of the Option Participants shall adopt such resolutions or take such other actions, if any, as may be required to provide that, immediately prior to the Closing, each of the options set forth in Appendix E be exercised in full and take such other actions with respect to the issued and outstanding stock options of Boost GP as may be reasonably requested by Stericycle or Purchaser Sub 2 to give effect to the transactions contemplated hereby.
ARTICLE 6
CONDITIONS OF CLOSING
Section 6.1    Conditions for the Benefit of the Purchasers.

The purchase and sale of the Purchased Securities is subject to the following conditions being satisfied on or prior to the Closing Date, which conditions are for the exclusive benefit of the Purchasers and may be waived, in whole or in part, by the Purchasers in their sole discretion:

(1)
Truth of Representations and Warranties. Each of the representations and warranties of the Vendors contained in this Agreement and any Ancillary Agreement (other than the Vendor Group Fundamental Reps, which shall be true and correct in all material respects on the date hereof and as of the Closing Date as if made on and as of the Closing Date) shall, without giving effect to any “Material Adverse Effect” qualifications, or other materiality qualifications or similar qualifications, contained in such representations and warranties, be true and correct on the date hereof and as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct only as of such date) except where the failure of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Purchasers must receive a certificate as to the matters in this Section 6.1(1) dated as of the Closing Date executed (a) in the case of Shred-it and any Vendor that is not an individual, by a senior officer of Shred-it or such Vendor (without personal liability), and (b) in the case of any Vendor that is an individual, by such Vendor.

(2)
Performance of Covenants. All of the covenants and agreements contained in this Agreement and any Ancillary Agreement to be complied with by the Vendors or Shred-it on or before the Closing shall have been complied with in all material respects. The Purchasers shall receive a certificate as to the matters in this Section 6.1(2) dated as of the Closing Date executed (a) in the case of Shred-it and any Vendor that is not an individual, by a senior officer of Shred-it and such Vendor (without personal liability), and (b) in the case of any Vendor that is an individual, by such Vendor.

(3)	Regulatory Approvals. Each of the Regulatory Approvals shall have been made, given or obtained.

(4)
No Legal Action. No Action shall be pending by any Person (other than the Purchasers) in the United States or Canada, and no Judgment or Law shall have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, any of the transactions contemplated by this Agreement.

(5)	Material Adverse Effect. Since the date of this Agreement, there shall not have been or occurred a Material Adverse Effect.

(6)
Other Documents. Shred-it and the Vendors’ Representative shall have furnished to the Purchasers other customary documents relating to existence and authority, the absence and release of Liens granted under the Credit Agreement and other customary instruments necessary to effect the transactions contemplated hereby as the Purchasers or their counsel may reasonably request.

(7)	Deliveries. The Purchasers must have received the following:

(a)
certificates representing the Purchased Securities (to the extent any Purchased Securities are certificated) duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case, by the holders of record, together with evidence satisfactory to the Purchasers that the applicable Purchaser has been entered upon the books of the Target Companies as the holder of the Purchased Securities;

(b)	the certificates referred to in Section 6.1(1) and Section 6.1(2);

(c)	the duly executed Resignations, in form and substance reasonably acceptable to Purchasers;

(d)
a “good standing” certificate (or equivalent) for each of the Target Companies (to the extent such concept is applicable to said entity) and a copy of the articles of incorporation and all amendments thereto (or comparable document) of each of the Target Companies, in each case certified by the relevant officer of the jurisdiction of organization of such Person, each dated as of a date within five Business Days before the Closing Date;

(e)
a certificate from each of Shred-it and Shred-it US Holdco Inc. prepared in accordance with the applicable regulations under Treasury Regulations under Section 1445 and Section 897, in form and substance reasonably satisfactory to the Purchasers, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code;

(f)
the Agreement Regarding Shared Contracts and Consent Contracts (in the form attached hereto as Exhibit G), duly executed by each of Shred-it, Cintas Corporation No. 2, a corporation incorporated under the Laws of the State of Nevada, and Cintas Parent;

(g)	the Indemnity Escrow Agreement, duly executed by Vendors’ Representative;

(h)	evidence that all the outstanding stock options issued by Boost GP have been duly exercised by the Option Participants; and

(i)	the Boost GP Note and the Boost Holdings Note.
Section 6.2    Conditions for the Benefit of the Vendors.
The purchase and sale of the Purchased Securities is subject to the following conditions being satisfied on or prior to the Closing Date, which conditions are for the exclusive benefit of the Vendors and may be waived, in whole or in part, by the Vendors’ Representative in its sole discretion:

(2)
Truth of Representations and Warranties. Each of the representations and warranties of the Purchasers contained in this Agreement and any Ancillary Agreement which are qualified by references to materiality were true and correct as of the date of this Agreement and are true and correct as of the Closing Date in all respects (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) and all other representations and warranties of the Purchasers set forth in this Agreement and any Ancillary Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date in all material respects (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), in each case, except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not materially impede the completion of the transactions contemplated by this Agreement. The Vendors’ Representative must receive a certificate as to the matters in this Section 6.2(1) dated as of the Closing Date executed by a senior officer of Stericycle (without personal liability).

(3)
Performance of Covenants. All of the covenants and agreements contained in this Agreement and any Ancillary Agreement to be complied with by the Purchasers on or before the Closing shall have been complied with in all material respects. The Vendors’ Representative shall receive a certificate as to the matters in this Section 6.2(2) dated as of the Closing Date executed by a senior officer of Stericycle (without personal liability).

(4)	Regulatory Approvals. Each of the Regulatory Approvals shall have been made, given or obtained.

(5)
No Legal Action. No Action shall be pending by any Person (other than the Vendors) in the United States or Canada, and no Judgment or Law shall have been made, issued or delivered by any Governmental Entity, seeking to enjoin, restrict or prohibit, or enjoining, restricting or prohibiting, any of the transactions contemplated by this Agreement.

(6)	Deliveries. The Vendors’ Representative must have received the following:

(j)	the certificates referred to in Section 6.2(1) and Section 6.2(2);

(k)	the Agreement Regarding Shared Contracts and Consent Contracts (in the form attached hereto as Exhibit G), duly executed by Stericycle; and

(l)	the Indemnity Escrow Agreement, duly executed by Stericycle.
ARTICLE 7
CLOSING
Section 7.1    Date, Time and Place of Closing.
The Closing will take place at the offices of Stikeman Elliott LLP, Suite 5300, Commerce Court West, Toronto, Ontario, commencing at 10:00 a.m. (Toronto time) on the Closing Date or at such other place, on such other date and at such other time as the Vendors’ Representative and Stericycle may agree to in writing. The Closing of the sale of the Shred-it International Purchased Securities shall be effective as of 11:29 p.m. on the Closing Date and the Closing of the sale of the remaining Purchased Securities shall be effective as of 11:59 p.m. on the Closing Date. The date on which the Closing actually occurs shall be called the “Closing Date”.
Section 7.2    Closing Date.
The Closing Date shall be (a) the date that is five Business Days after the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions are capable of being satisfied at such date), or (b) such earlier or later date as the Parties may agree in writing; provided, however, that (x) if the Financings are not available on the date when the Closing would otherwise take place, Stericycle shall have the right to delay the Closing until the date on which the Financings become available (but not later than the Outside Date); (y) Stericycle shall have the right to delay the Closing until up to 30 days following the delivery of any Required Financing Information (but not later than the Outside Date); and (z) Stericycle may elect, in its sole discretion, to postpone the Closing until the last Business Day of the month in which the Closing would otherwise occur so long as the last Business Day of such month is no later than the Outside Date.
Section 7.3    Closing Procedures.
Subject to satisfaction or waiver by the relevant Party or Parties, as the case may be, of the conditions of Closing, on the Closing Date, the Vendors will deliver actual possession of the Purchased Securities to the Purchasers and, upon such delivery, the Purchasers (i) will deliver or cause to be delivered to the Indemnity Escrow Agent payment, by wire transfer to the Indemnity Escrow Account, immediately available funds in an amount equal to the Indemnity Escrow Amount, and (ii) will pay or satisfy (or cause to be paid or satisfied) the Closing Cash Payment (Shred-it International) and the Closing Cash Payment (Shred-it) in accordance with Section 2.3 by wire transfer to a bank account designated in writing by the Vendors’ Representative (such designation to be made at least two Business Days before the Closing Date).
ARTICLE 8
TERMINATION AND INJUNCTIVE RELIEF
Section 8.1    Termination Rights.
This Agreement may be terminated:

(1)	at any time prior to the Closing by the mutual written consent of the Vendors’ Representative and Stericycle;

(2)
by the Purchasers, if (i) the Vendors breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (a) would give rise to the failure of the conditions set forth in Section 6.1, (b) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (c) has not been waived by Stericycle or (ii) any of the conditions set forth in Section 6.1 has become incapable of being satisfied on or before the Outside Date and has not been waived by Stericycle;

(3)
by the Vendors, if (i) any Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (a) would give rise to the failure of the conditions set forth in Section 6.2, (b) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (c) has not been waived by the Vendors’ Representative or (ii) any of the conditions set forth in Section 6.2 has become incapable of being satisfied on or before the Outside Date and has not been waived by the Vendor’s Representative;

(4)
by the Vendors’ Representative or by the Purchasers upon written notice to the other Party or Parties, as the case may be, if the Closing has not occurred on or prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 8.1(4) shall not be available to a Party or Parties, as the case may be, if the failure of such Party or Parties to fulfill any of its or their obligations under this Agreement is the primary cause of the failure of the Closing to occur on or before the Outside Date, including the failure of a Party to consummate the transactions contemplated hereby at the time contemplated hereby and, for greater certainty, if Stericycle has delayed the Closing until the Outside Date pursuant to Section 7.2(b), the

Purchasers will have the obligation to consummate the transactions contemplated hereby on the Outside Date whether or not the Financings are available; and

(5)	by the Purchasers, if the Vendors fail to deliver or cause to be delivered any financial statement under Section 5.10 by the latest applicable deadline set forth in Section 5.10.
Section 8.2    Effect of Termination.
In the event of termination by the Vendors’ Representative or Stericycle in accordance with Section 8.1, written notice thereof shall forthwith be given to the other and this Agreement will forthwith become void and there will be no Liability on the part of any Party, except (a) Section 5.3 relating to confidentiality, (b) Section 8.1 and this Section 8.2, (c) Article 11 and (d) any corresponding definitions set forth in Section 1.1 and elsewhere herein, each of which shall survive termination; provided, that nothing herein shall relieve Shred-it from any liability or damages arising out of the breach of any representation, warranty, covenant or agreement of the Vendors in this Agreement prior to termination. If the transactions are terminated as provided herein:

(1)
the Purchasers shall return all documents and other material received from any Vendor or Shred-it relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to such Vendor or Shred-it; provided, however, that solely for purposes of asserting or protecting its rights under this Agreement or any Ancillary Agreement, the Purchasers may retain one copy of all documents made available to the Purchasers in any physical or electronic “data rooms”, management presentations or in any other form in expectation of such transactions; and

(2)
all confidential information received by the Purchasers with respect to the business of Shred-it and its Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination hereof.

Section 8.3     Waiver.
The Vendors’ Representative, on the one hand, and Stericycle, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as the case may be, pursuant to this Agreement or any Ancillary Agreement, (b) waive any inaccuracies in or breaches of the representations and warranties of the other Party or Parties, as the case may be, contained in this Agreement or in any Ancillary Agreement, or (c) waive compliance by the other Party or Parties, as the case may be, with any of the agreements or conditions contained in this Agreement or in any Ancillary Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.
Section 8.4    Injunctive Relief.
The Parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement or any Ancillary Agreement may give rise to irreparable injury to a Party inadequately compensable in damages and, accordingly, a Party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security).

ARTICLE 9
POST-CLOSING COVENANTS
Section 9.1    Access to Books and Records.
For a period of six years from the Closing Date or for such longer period as may be required by Law, the Purchasers will retain all original Books and Records relating to the Target Group or the Business existing on the Closing Date. So long as any such Books and Records are retained by the Purchasers pursuant to this Agreement, the Vendors have the right to inspect and to make copies (at their own expense) of them at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of any Purchaser and its Affiliates; provided, that each Purchaser has the right to have its Representatives present during any such inspection.
Section 9.2    Director and Officer Indemnification.
For a period of six years after the Closing Date, each Purchaser shall not, and shall not permit any member of the Target Group, or any successor or assign by amalgamation or otherwise, to amend, repeal or modify any provision in the Constating Documents of any member of the Target Group in any manner that would adversely affect the rights thereunder relating to the exculpation or indemnification for any acts or omissions occurring prior to the Closing now existing in favor of any current or former officer or director of any member of the Target Group (unless required by Law), it being the intent of the Parties that the officers and directors of the members of the Target Group continue to be entitled to such exculpation and indemnification to the full extent of the Law. If any Purchaser, any member of the Target Group, or any successor or assign (a) consolidates or amalgamates with or merges into any other Person, or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the applicable member of the Target Group assumes all of the obligations set forth in this Section 9.2. This Section 9.2 is intended for the benefit of, and is enforceable by, each current and former officer and director of any member of the Target Group and his or her heirs, executors and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by Contract or otherwise.
Section 9.3    Further Assurances.
From time to time after the Closing Date, each of the Vendors, on the one hand, and the Purchasers, on the other hand, shall (and shall cause their Affiliates to) from time to time, at the reasonable request of the other Party or Parties, as the case may be, execute and deliver, or cause to be executed and delivered, such further documents, and perform such further acts, as such other Party or Parties may reasonably require in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof, including, in the case of the Vendors, executing and delivering to the Purchasers such assignments, deeds, bills of sale, consents and other instruments as any Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
Section 9.4    Tax Matters.

(1)
The Vendors’ Representative shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions properly obtained) all income Tax Returns for each member of the Target Group for all taxable years ending in 2014 (each, a “2014 Income Tax Return”) and all Tax Returns that are required to be filed by or with respect to any member of the Target Group on or prior to the Closing Date. The Vendors’ Representative will deliver drafts of each 2014 Income Tax Return to Stericycle for review and comment not less than 30 days prior to the due date for such Tax Return, taking into account extensions. The Vendors’ Representative shall (or, if prior to the Closing, shall cause the Target Group to), subject to the remainder of this clause (1), incorporate all reasonable comments provided by Stericycle with respect to all 2014 Income Tax Returns to the extent consistent with Law and received within 20 days after Stericycle’s receipt of such 2014 Income Tax Return; provided that, if the Vendors’ Representative disagrees with any such comments, it shall notify Stericycle of such disagreement and the basis for its objection. The parties shall use their commercially reasonable efforts to reach an agreement on any such dispute prior to the date on which the relevant Tax Return is required to be filed and if the parties cannot resolve any disagreement, the item in question shall be resolved by the CPA Firm, and such resolution shall be binding. The fees and expenses of the CPA Firm in connection with such resolution shall be shared equally by Stericycle, on the one hand, and the Vendors, on the other hand. Except as required by Law, the Vendors’ Representative shall prepare or cause to be prepared such Tax Returns in a manner consistent with past practice to the extent the relevant member of the Target Group has previously filed Tax Returns of the same type and, otherwise, in a manner consistent with past practice of similarly situated members of the Target Group.

(2)
Stericycle shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns for each member of the Target Group not described in Section 9.4(1) for all periods (or portions thereof) ending on or prior to or including the Closing Date (each a “Pre-Closing Tax Return”) at the Vendors’ reasonable expense, in the case of Pre-Closing Tax Returns for a Pre-Closing Tax Period and at the reasonable expense of the Vendors and Stericycle, shared equally, in the case of Pre-Closing Tax Returns for a Straddle Period; provided, that Stericycle shall retain KPMG or E&Y to prepare or review all Pre-Closing Tax Returns of the same type that is currently prepared or reviewed by KPMG or E&Y, respectively; provided, further, that Stericycle shall retain KPMG to prepare all Pre-Closing Income Tax Returns (as defined below) of Boost Holdings, Boost GP and Shred-it. Stericycle will deliver draft income Pre-Closing Tax Returns of each member of the Target Group for the taxable year (or portion thereof) that includes the Closing Date (a “Pre-Closing Income Tax Return”) to the Vendors’ Representative for review and comment not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date). The Purchaser shall cause all other material Pre-Closing Tax Returns that the Vendors’ Representative requests in writing on or prior to the Closing Date to review to be delivered to the Vendors’ Representative within a reasonable period of time prior to the due date for such Tax Returns (including extensions) so that the Vendors’ Representative has a meaningful opportunity to review and comment on such Tax Returns prior to filing. The Purchaser shall (or shall cause the Target Group to), subject to the remainder of this clause (2), incorporate all reasonable comments provided by the Vendors’ Representative with respect to all Pre-Closing Tax Returns to the extent consistent with Law and received within 20 days after the Vendors’ Representative’s receipt of such Pre-Closing Tax Return; provided that, if the Purchaser disagrees with any such comments, it shall notify the Vendors’ Representative of such disagreement and the basis for its objection. The parties shall use their commercially reasonable efforts to reach an agreement on any such dispute prior to the date on which the relevant Tax Return is required to be filed and if the parties cannot resolve any disagreement, the item in question shall be resolved by the CPA Firm, and such resolution shall be binding. The fees and expenses of the CPA Firm in connection with such resolution shall be shared equally by the Purchaser, on the one hand, and the Vendors, on the other hand. Except as required by Law, such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice to the extent the relevant member of the Target Group has previously filed Tax Returns of the same type and, otherwise, in a manner consistent with past practice of similarly situated members of the Target Group.

(3)
The applicable Purchaser or the Vendors shall reimburse the other party the Taxes for which the Vendors or such Purchaser is liable pursuant to Section 10.1 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to Section 9.4(1) or (2) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by such Purchaser or the Vendors, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. For the avoidance of doubt, such reimbursement obligations shall not be subject to the limitations on indemnification set forth in Section 10.2.

(4)
The Purchasers will not file (or cause or permit any member of the Target Group to file) any amended Tax Return of any member of the Target Group with respect to a Pre-Closing Tax Period or a Straddle Period during the period following the Closing in which the Vendors may have an indemnification obligation for the Taxes reflected on such Tax Return pursuant to Section 10.1 without the Vendors’ Representative’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned

(5)
To the extent Shred-it or Shred-it USA has not already made an election pursuant to Section 754 of the Code (or similar election under other applicable tax law), Shred-it or Shred-it USA, as the case may be, shall make (or any member of the Target Group shall cause to be made) such an election on the applicable U.S. federal and state income Tax Returns of Shred-it and Shred-it USA for the taxable year (or portion thereof) that includes the Closing Date.

(6)
The Vendors and the Purchasers agree that each of Shred-it International and Boost GP will make an election pursuant to subsection 256(9) of the Tax Act in respect of their taxation year ending on the acquisition of control of them by the Purchasers.

(7)
The Purchasers shall prepare a schedule setting forth (i) the allocation of the Shred-it International Purchase Price (and any other items that are treated as consideration paid by Purchaser Sub 1 for applicable tax purposes) among the assets of Shred-it International in a manner consistent with Section 1060 of the Code and reflecting the U.S. federal income tax classification of the Subsidiaries of Shred-it International, (ii) the allocation of the Purchase Price (and any other items that are treated as consideration paid by Stericycle or Purchaser Sub 2 for applicable tax purposes) among the Purchased Securities in Shred-it International, Shred-it, Boost GP and Boost Holdings, which allocation shall be consistent with Appendix D and shall reflect an allocation to each class of units in Shred-it, and (iii) the further allocation of the portion of the Purchase Price (and any other items that are treated as consideration paid by Stericycle for applicable tax purposes) so allocated to the Shred-it Purchased Securities among the assets of Shred-it and Shred-it USA in a manner consistent with Sections 743, 754 and 1060 of the Code and reflecting the U.S. federal income tax classification of the Subsidiaries of Shred-it USA (the “Allocation”). The Purchasers shall deliver such Allocation to the Vendors’ Representative within 45 days after the final determination of the Shred-it International Purchase Price and the Purchase Price. The Vendors’ Representative shall have the right to review such Allocation and, to the extent the Vendors’ Representative disagrees with the Allocation, the Vendors’ Representative shall notify Stericycle in writing of any objections within 30 days after receipt of such Allocation. Stericycle and the Vendors’ Representative shall use their commercially reasonable efforts to reach agreement on the disputed items or amounts, if any. The Allocation, as prepared by the Purchasers if no timely objection by the Vendors’ Representative has been given or as adjusted pursuant to any agreement between the Parties (in any such case, the “Final Allocation”), shall be final and binding on all Parties. If Stericycle and Vendors’ Representative reach an agreement on a Final Allocation, (i) each of Stericycle and the Vendors’ Representative agrees to timely file, or cause to be timely filed, IRS Form 8594 if applicable (or any comparable applicable form under state or local tax law) and any required attachment thereto in accordance with the Final Allocation and (ii) except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law) or a good faith settlement of a tax contest at the highest administrative appeals level, Stericycle, the Vendors’ Representative and the Vendors will not take, or permit any of their respective Affiliates to take, a Tax position which is inconsistent with the Final Allocation. If Stericycle and the Vendors’ Representative do not reach an agreement regarding the Allocation, each Party shall be entitled to allocate the Shred-it International Purchase Price and the Purchase Price (and any other items that are treated as consideration paid by the Purchasers for applicable tax purposes) in the manner it deems appropriate for all tax purposes.

(8)
For all Tax purposes, the Parties agree to treat the transactions described in Section 2.1 in accordance with their form and in accordance with the order in which they are to be consummated in accordance with this Agreement except as otherwise required by a good faith resolution of a Tax contest at the highest administrative appeals level.

(9)
The Purchasers shall not make or cause to be made, and shall not permit any of its Affiliates, including any member of the Target Group, to make or cause to be made any election under Section 338(g) of the Code (or any corresponding provisions of state or local Tax law) with respect to the acquisition of any member of the Target Group; provided, however, Purchaser, or any of its Affiliates, shall be entitled (but shall not be obligated) to make an election under Section 338(g) of the Code (or any corresponding provision of state or local Tax law) with respect to Shred-it Insurance Ltd., Shred-it Belgium S.A., Mobile Shredding Luxembourg S.A., Iron Mountain Australia and Shred-it LLC (the “Permitted Section 338(g) Elections”). At Vendors’ Representative’s written request, the Purchasers will file a joint election with the Vendors pursuant to subsection 56.4(7) of the Income Tax Act (Canada) within the time prescribed to file that election.

Section 9.5    Agreement Not To Compete.

(1)
Each Vendor understands that the Purchasers shall be entitled to protect and preserve the going concern value of the business of Shred-it and its Subsidiaries to the extent permitted by Law and that the Purchasers would not have entered into this Agreement absent the provisions of this Section 9.5 and, therefore, (x) each of CC Shredding, CC Dutch Shredding, BHEPMI, SII GP, the Funds and each of the Management Shareholders named in Exhibit E for a period of five years from the Closing and (y) each of the Management Shareholders named in Exhibit F for a period of three years from the Closing, shall not, and shall cause each of its Affiliates not to, directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person:

(a)	carry on, advise with respect to, or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or part of any geographic location in which Shred-it or any of its Subsidiaries conducted, or was planning to conduct, the Business on or before the Closing Date, which is competitive, in any way, with the Business (“Competitive Activities”); and

(b)
perform any action, activity or course of conduct that is substantially detrimental to the Business of Shred-it and its Subsidiaries or business reputation (“Detrimental Activities”), including (i) soliciting, recruiting or hiring any employee of Shred-it and its Subsidiaries and (ii) soliciting or encouraging any employee of Shred-it or its Subsidiaries to leave the employment of Shred-it or its Subsidiaries.

(2)
Section 9.5(1) shall be deemed not breached solely as a result of (i) the ownership by any Vendor or its Affiliates of less than an aggregate of 5% of any class of stock of a Person engaged, directly or indirectly, in Competitive Activities; provided, however, that such stock is listed on a national securities exchange or (ii) the ownership by BHEPMI, Cintas Parent or any of their respective Affiliates of any Person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such Person’s consolidated annual revenues.

(3)
Nothing in Section 9.5(1)(a) shall prevent (i) any of the Management Shareholders from accepting employment with or investing in Stericycle or its Affiliates; (ii) BHEPMI from engaging in Competitive Activities through its current portfolio companies that may provide ancillary services which are the same or similar to the Business; or (iii) Cintas Corp. or any of its direct or indirect Subsidiaries from engaging in any consulting business or from providing consulting services, including consulting services relating to businesses that are the same as or similar to the Business.

(4)
Nothing in Section 9.5(1)(b) shall prevent Cintas Parent or any of its direct or indirect Subsidiaries from soliciting, recruiting or hiring in its ordinary course of business any employee of Shred-it and its Subsidiaries other than any of the Management Shareholders named in Exhibit E.

(5)
Notwithstanding any other provision hereof, it is understood and agreed that the remedy of indemnity payments pursuant to Article 10 (Indemnification) and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 9.5(1). Without limitation to such right to indemnity payments or other remedies at law, the Purchasers shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

Section 9.6    Names and Marks Following Closing.
Immediately following the Closing, each Vendor shall amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use the names “Shred-it”, or any name that, in the reasonable judgment of the Purchasers, is similar to any such names, and each Vendor shall not thereafter use those names or other names acquired by Purchasers hereunder or names confusingly similar thereto. Each Vendor shall also amend its articles of incorporation (or equivalent Constating Document) to change its name to a name not including or similar to any of the names or words “Shred-it.” From and after the Closing, each Vendor shall cease all use of the “Shred-it” Marks and all other Marks included in the Business Assets (collectively, the “Business Marks”), and any other Marks that are confusingly similar to or include any of the Business Marks, either alone or in combination with other words. No Vendor shall contest the ownership or validity of any rights of the Target Companies or any of their Subsidiaries in or to any of the Business Marks.

ARTICLE 10
INDEMNIFICATION
Section 10.1    Tax Indemnification.

(1)
Each Vendor shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any Damages suffered or incurred by such Purchaser Indemnitee (including, without duplication and without additional Damages solely as the result of the timing of the sale of the Shred-it International Purchased Securities, with respect to any indemnification obligation of Shred-it under Section 10.4(4) with respect to Damages suffered in respect of Shred-it International and its Subsidiaries) in connection with or arising from (A) Taxes imposed on any member of the Target Group, or for which any member of the Target Group may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (B) Taxes imposed on Boost GP solely in respect of the transfer of the Shred-it International Purchased Securities pursuant to this Agreement, (C) Taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which any member of the Target Group is or was a member on or prior to the Closing Date by reason of liability pursuant to Treasury Regulation § 1.1502-6 or similar provisions of state, local or non-U.S. law and including any Taxes resulting from any member of the Target Group ceasing to be a member of any such group, and (D) without duplication, any breach of any Tax Rep or any covenant of Vendors in Section 9.4; provided, however, that no Vendor shall have any obligation to indemnify any Purchaser Indemnitee pursuant to this Section 10.1(1) for (w) any Tax liability to the extent such Tax liability is taken into account in computing Actual Closing Working Capital, (x) any Transaction Taxes, (y) any Taxes arising from the Permitted Section 338(g) Elections or any Taxes resulting from a breach of any covenant of any Purchaser set forth in Section 9.4, and (z) any Taxes resulting from any action taken by any Purchaser Indemnitee out of the Ordinary Course after the Closing on the Closing Date.

(2)
For purposes of Section 10.1(1), whenever it is necessary to determine the liability for Taxes of any member of the Target Group for a Straddle Period, the determination of the Taxes of such member of the Target Group for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of such member of the Target Group for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such member of the Target Group were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. If any member of the Target Group is a partner in a partnership, (or an owner of a similar interest with respect to which items of the entity are taken into account by any member of the Target Group), such member of the Target Group shall be treated, solely for purposes of determining the taxable period or portion thereof to which the partnership’s or other entity’s income is allocated, as selling or exchanging its entire interest in the entity at the end of the Closing Date in accordance with the principles of Treasury Regulation § 1.1502-76(b)(5). For the avoidance of doubt, all income or gain recognized by any member of the Target Group as a result of, or attributable to, the transfer of the Shred-it

International Purchased Securities pursuant to this Agreement shall be allocable to the taxable period (or portion thereof) ending at the close of the Closing Date.

(3)
The Vendors, on the one hand, and the Purchasers, on the other, shall bear 50% of any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement.

(4)
Stericycle shall notify the Vendors’ Representative in writing upon receipt by any Purchaser, any of its Affiliates or, after the Closing Date, any member of the Target Group of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period; provided, that failure to comply with this provision shall not affect any Purchaser’s right to indemnification under this Agreement except to the extent such failure materially impairs the Vendors’ Representative’s ability to contest any such Tax liabilities.

(5)
The Vendors’ Representative shall have the sole right to represent each member of the Target Group’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which the Vendors would be required to indemnify the Purchaser Indemnitees pursuant to this Section 10.1 and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of the Vendors’ Representative’s choice at the Vendors’ Representative’s expense; provided, however, that the Vendors’ Representative shall have no right to represent any member of the Target Group’s interests in any Tax audit or administrative or court proceeding unless (1) the Vendors’ Representative shall have first notified Stericycle in writing of the Vendors’ Representative’s intention to do so and of the identity of counsel, if any, chosen by the Vendors’ Representative in connection therewith, and such counsel is not reasonably objected to by the Purchaser Indemnitees, (2) it is likely that such audit or proceeding would have a greater adverse impact on the Vendors than on the Purchaser Indemnitees taking into account only the amounts of Taxes that are the subject of such audit or proceeding and the Vendors’ obligations under this Section 10.1 (with any disputes regarding the determination of the likelihood of such greater adverse impact being resolved by the CPA Firm) and (3) Vendors’ Representative provides reasonable assurance to the Purchaser Indemnitees of Vendors’ willingness and financial capacity to defend such audit or administrative or court proceeding and provide the related indemnification for with Vendors are responsible under this Section 10.1; provided, further, that each Purchaser and its representatives shall be permitted, at such Purchaser’s expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, neither the Vendors nor any Affiliate of the Vendors shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Purchaser Indemnitee, any member of the Target Group or any Affiliate thereof for any period after the Closing Date to any extent unless the Vendors have indemnified each Purchaser Indemnitee against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Purchasers, not to be unreasonably withheld, delayed or conditioned.

(6)
Each Purchaser shall have the sole right to represent each member of the Target Group’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities other than those for which the Vendors have exercised such right pursuant to Section 10.1(5) and to employ counsel of such Purchaser’s choice at such Purchaser’s expense; provided that the Vendors’ Representative and its representatives shall be permitted, at the Vendors’ expense, to be present at, and participate in, any such audit or proceeding that relates to Tax liabilities in respect of which the Vendors have an indemnification obligation pursuant to Section 10.1, and none of the Purchasers nor any member of the Target Group shall be entitled to settle, either administratively or after the commencement of litigation, any claim relating to Taxes in respect of which the Vendors have an indemnification obligation pursuant to Section 10.1 without the prior written consent of the Vendors’ Representative, not to be unreasonably withheld, delayed or conditioned. Each Purchaser shall have the sole right to defend any member of the Target Group with respect to any issue, and settle or compromise any issue, arising in connection with any Tax audit or administrative or court proceeding to the extent such Purchaser shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue.

(7)	Nothing herein shall be construed to impose on any Purchaser any obligation to defend any member of the Target Group in any Tax audit or administrative or court proceeding.

(8)
The Vendors shall be entitled to any credits and refunds (including interest received thereon) received during the period following the Closing in which the Vendors may have an indemnification obligation pursuant to Section 10.1 in respect of the Taxes being refunded or credited, in each case net of any Tax attributable to such refund or credit and any reasonable third-party costs incurred by any Purchaser or any member of the Target Group in obtaining such refund or credit (except, for the avoidance of doubt, any such refund or credit (or any portion thereof) that is (i) taken into account in computing Actual Closing Working Capital or (ii) attributable solely to the carryback of losses, credits or similar items of any member of the Target Group from a taxable period beginning after the Closing Date), and only to the extent the refund or credit relates to Taxes paid prior to the Closing by a member of the Target Group or paid after Closing by the Vendors pursuant to this Section 10.1.

(9)	After the Closing Date, each of the Vendors and the Purchasers shall (and shall cause their respective Affiliates to):

(a)
timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 10.1(2) (relating to sales, transfer and similar Taxes);

(b)
assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.4, and in connection therewith, provide the other party with any necessary powers of attorney;

(c)	cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of each member of the Target Group;

(d)	make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the each member of the Target Group; and

(e)
furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of each member of the Target Group; provided, that any Purchaser shall only be obligated to furnish copies of such correspondence to the Vendors to the extent such audit or information request relates to Taxes for which the Vendors may be liable under the terms of this Agreement.

(10)
Any Tax Sharing Arrangement entered into by the Vendors or any Affiliate of any Vendor, on the one hand, and any member of the Target Group, on the other hand, shall be terminated as to the each member of the Target Group on or prior to the Closing, and after the Closing no member of the Target Group shall have any liability thereunder (excluding any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

Section 10.2    Other Indemnification by the Vendors.

(1)
Each Vendor shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any Damages suffered or incurred by such Purchaser Indemnitee (including, without duplication and without additional Damages solely as the result of the timing of the sale of the Shred-it International Purchased Securities, with respect to any indemnification obligation of Shred-it under Section 10.4(4) with respect to Damages suffered in respect of Shred-it International and its Subsidiaries) (other than any Damages relating to Taxes, for which indemnification provisions are set forth in Section 10.1 (Tax Indemnification)) arising out of, involving or otherwise in respect of:

(m)
any breach of any representation or warranty of such Vendor or Shred-it contained herein (without giving effect to any supplemental disclosures delivered pursuant hereto), in any Ancillary Agreement or any certificate or supplemental disclosures delivered pursuant hereto or thereto (it being agreed and acknowledged by the Parties that pursuant to any right to indemnification pursuant to this clause (a) such representations and warranties shall be deemed not qualified by any references therein to materiality or to whether or not any such breach results or may result in a Material Adverse Effect);

(n)	any breach of any covenant of such Vendor or Shred-it contained herein or in any Ancillary Agreement;

(o)
the assertion by or on behalf of Vendors or any of their Related Parties of any Released Claim or the assertion by any third party of any claim or demand against and Releasee that arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Vendors or any of their current or former Released Parties against such third party of any Released Claim;

(p)	any Vendor Transaction Expenses not paid before the close of business on the Closing Date or not accounted for under Section 2.4; and

(q)	any act or omission of the Vendors’ Representative in its capacity as such.

(2)	The Vendors shall not have any liability for Damages incurred by the Purchaser Indemnitees under (i) Section 10.2(1)(a) or (ii) Section 10.2(1)(b):

(a)
unless the aggregate of all Damages for which the Vendors would, but for this clause (a), be liable thereunder exceeds on a cumulative basis an amount equal to $25,000,000 (the “Deductible”), in which event the Vendors shall be liable for all such Damages in excess of the Deductible up to a maximum aggregate amount of $100,000,000 (the “Cap”); or

(b)
for any individual claim or series of directly related claims where the Damages relating thereto is less than $50,000 (the “Claim Threshold”), it being agreed that any such claim(s) shall not be aggregated for purposes of the Deductible;

provided, however, that Deductible and the Cap shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of: (i) any breach of any of the Vendor Group Fundamental Reps; (ii) any breach of any of the Vendors’ covenants required to be performed post-Closing; or (iii) any intentional or willful breach, or fraud.

(3)
The obligations of the Vendors under: (a) Section 10.1 shall be several among the Vendors; and (b) Section 10.2(1) shall be (i) several among the Vendors under 10.2(1)(a) with respect to breaches of Section 3.5, (ii) several between CC Shredding and BHEPMI under 10.2(1)(a) with respect to breaches of Sections 3.1 and 3.3 related to representations and warranties regarding Boost GP, (iii) several among the Boost Holdings Vendors under 10.2(1)(a) with respect to breaches of Section 3.4 related to representations and warranties regarding Boost Holdings, (iv) several among the Vendors under Section 10.2(1)(b) with respect to breaches of covenants to be performed before or at the Closing by Shred-it and (v) otherwise individual and several; provided, however, that no Vendor shall be required to indemnify any Purchaser Indemnitee, and no Vendor shall have any liability, in excess in the aggregate of such Vendor’s Pro Rata Share of the indemnifiable Damages pursuant to this Article 10 up to a maximum of such Vendor’s Pro Rata Share of the Purchase Price and the Shred-it International Purchase Price. No Vendor shall have any right to obtain Damages (whether through an action for contribution or otherwise) from any member of the Target Group or their Representatives with respect to any breach of any representation, warranty, covenant or agreement hereunder and each Vendor hereby releases, waives and discharges any such rights and all other rights in connection herewith against any member of the Target Group and their Representatives (other than with respect to obligations of the Purchasers and Shred-it hereunder to be performed after the Closing).

Section 10.3    Other Indemnification by the Purchasers.

(1)
Stericycle and Purchaser Sub 2 (jointly and severally) and, from and after the Closing, Shred-it, jointly and severally, shall be liable for and shall indemnify each Vendor Indemnitee against and hold it harmless from any Damages suffered or incurred by such Vendor Indemnitee (other than relating to Taxes, for which indemnification provisions are set forth in Section 10.1) arising out of, involving or otherwise in respect of:

(a)
any breach of any representation or warranty of such Purchasers contained herein, in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto (it being agreed and acknowledged by the Parties that for purposes of the right to indemnification pursuant to this clause (a) the representations and warranties of such Purchasers contained herein shall be deemed not qualified by any references therein to materiality); and

(b)	any breach of any covenant of such Purchasers contained herein or in any Ancillary Agreement.

(2)	Stericycle and Purchaser Sub 2 shall not have any liability for Damages incurred by the Vendor Indemnitees under Section 10.3(1):

(a)
unless the aggregate of all Damages for which such Purchasers would, but for this clause (a), be liable thereunder exceeds on a cumulative basis an amount equal to the Deductible, in which event such Purchasers shall be liable for all such Damages in excess of the Deductible up to a maximum aggregate amount of the Cap; or

(b)	for any individual items where the Damages relating thereto is less than the Claim Threshold, it being agreed that such items shall not be aggregated for purposes of the Deductible;
provided, however, that Deductible and the Cap shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of: (i) any breach of any of such Purchaser Fundamental Reps; (ii) any breach of any of such Purchasers’ covenants required to be performed post-Closing; or (iii) any intentional or willful breach or fraud. For the avoidance of doubt, Purchaser Sub 1 shall not be an Indemnifying Party with respect to any Vendor Indemnitee.
Section 10.4    Calculation of Damages; Purchase Price Adjustment.

(1)
The amount of any Damages for which indemnification is provided under this Article 10 shall be net of any amounts recovered by the Indemnified Party under any insurance policy with respect to such Damage (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto), and the Indemnified Parties shall be obligated to use commercially reasonable efforts to seek any such insurance recoveries. For the avoidance of doubt, an Indemnified Party is not entitled to double recovery for the same Damages in connection with any claim for indemnification under this Article 10 even though such claim may have resulted from the breach of more than one of the representations, warranties, covenants or other obligations of the Indemnifying Party hereunder.

(2)
The Purchasers and the Vendors agree to report each indemnification payment made in respect of Damages as an adjustment to the Purchase Price or the Shred-it International Purchase Price for U.S. and Canadian income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect. Such indemnification payment made in respect of Damages shall be allocated based on the proportional amount of fault between Shred-it and its Subsidiaries (excluding Shred-it International and its Subsidiaries), on the one hand, and Shred-it International and its Subsidiaries, on the other hand.

(3)
Any indemnification payment hereunder with respect to any Damages shall properly take into account 50% of any Tax benefit actually realized as a result of the incurrence of such Damages by the Indemnified Party (by reason of such Damages or payment, as applicable, giving rise to a deduction, resulting in an increase of tax basis, or otherwise decreasing such Taxes payable by the indemnified party at any time), calculated on a “with-and-without” basis.

(4)	Following the Closing, Shred-it shall be liable for, and shall indemnify Purchaser Sub 1 against and hold it harmless from, any Damages suffered in respect of Shred-it International and its

Subsidiaries, to the same extent and subject to the same limitations as applicable to any indemnification of the Vendors of any Purchaser Indemnitee under this Article 10.
Section 10.5    Survival of Representations, Warranties, Covenants and Agreements; Termination of Indemnification.
The representations, warranties, covenants and agreements contained herein, in the Ancillary Agreements and in any certificate delivered pursuant hereto or thereto shall survive the Closing as follows: (i) the Purchaser Fundamental Reps and the Vendor Group Fundamental Reps shall survive indefinitely; (ii) the Tax Reps and the indemnification obligations set forth in Section 10.1 shall survive for three years following the Closing, provided, that (X) if a request for extension of the time for filing any income Tax Return or other material Tax Return relating to a Pre-Closing Tax Period or Straddle Period of any member of the Target Group is made during the Interim Period, the Vendors’ indemnification obligations set forth in Section 10.1 with respect to such Tax Return shall survive for three years following the filing of such Tax Return, and (Y) the Vendors’ indemnification obligations set forth in Section 10.1 with respect to any audit or court or administrative proceeding pending at the time of the Closing shall survive for 60 days after the expiration of the applicable statute of limitations period; (iii) all other representations and warranties shall survive for twelve months following the Closing; (iv) the covenants set forth in Section 9.4 shall survive for three years following the Closing; (v) the covenants to be performed at or before the Closing shall survive for one year following the Closing; and (vi) all other covenants shall survive for two years following the time at which such covenants are required to be performed. The rights of each Purchaser Indemnitee under Section 10.2(1), and the rights of each Vendor Indemnitee under Section 10.3(1), after the Closing shall not be affected by any knowledge at or before the execution hereof or at or before the Closing of any breach of representation, warranty, covenant or agreement, whether such knowledge came from any Vendor, any Purchaser or any other Person, or any waiver of condition set forth in Article 6. The obligations to indemnify and hold harmless any Indemnified Party (i) pursuant to Section 10.2(1)(a) or Section 10.3(1)(a) shall terminate when the applicable representation or warranty terminates in accordance with this Section 10.5, (ii) pursuant to Section 10.2(1)(b) or Section 10.3(1)(b) shall terminate when the applicable covenant terminates in accordance with this Section 10.5 (iii) pursuant to Section 10.1 shall terminate when such indemnification obligations terminate in accordance with this Section 10.5 and (iv) pursuant to the other clauses of Section 10.2 and Section 10.3 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, made a claim by delivering a notice of such claim in accordance with Section 10.1 or Section 10.6 to the Indemnifying Party. In addition, if the Indemnified Party, during the applicable period referred to in the preceding sentence, becomes aware of facts or circumstances that are reasonably likely to lead to a Potential Tax Claim or a Third Party Claim, such obligations to indemnify and hold harmless shall not terminate with respect to such Potential Tax Claim or potential Third Party Claim if the Indemnified Party notifies the Indemnifying Party of the general nature of such Potential Tax Claim or potential Third Party Claim during the applicable period, whether or not a claim is actually made or threatened against the Indemnified Party during such period.
Section 10.6    Procedures.

(1)
Third Party Claims. In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 10.2 or Section 10.3 in respect of, arising out of or involving a claim made by any Person not a party hereto against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing of such Third Party Claim (setting forth in reasonable detail the facts giving rise to such Third Party Claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such Third Party Claim) within 10 Business Days after receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(2)
Assumption. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and (unless (i) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its willingness and financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 10.6(2), (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof and (ii) it shall be conclusively established for purposes hereof that such Third Party Claim is within the scope of and subject to indemnification hereunder. Any such participation or assumption shall not constitute a waiver by any party of any attorney-client privilege in connection with such Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim in accordance with this Section 10.6(2), the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Third Party Claim for the purpose of providing additional information, explanation or testimony in connection with such Third Party Claim. If notice is given to an Indemnifying Party of a Third Party Claim in accordance with this Section 10.6(2) and the Indemnifying Party does not, within 10 Business Days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any settlement, compromise or discharge effected by the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall defend such Third Party Claim vigorously and diligently to final conclusion or settlement of such Third Party Claim; provided that the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party unless such settlement (i) does not involve any finding or admission of any violation of Law or any violation of the rights of any Person and would not have any adverse effect on any other claims that may be made against the Indemnified Party, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party and (iii) completely, finally and unconditionally releases the Indemnified Party in connection with such Third Party Claim and would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates as the primary remedy and only nominal monetary damages (if any) or (ii) the Third Party Claim is a criminal, civil or administrative Proceeding, or relates to such a Proceeding, or the underlying facts or circumstances of which could reasonably be expected to give rise to such a Proceeding.

(3)
Subject Materials. If the Indemnifying Party chooses to defend any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party (the “Subject Materials”) relating to such Third Party Claim. Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third-Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

(4)
Other Claims. In the event any Indemnified Party has a claim against any Indemnifying Party under 10.2 or 10.3 that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party (setting forth in reasonable detail the facts giving rise to such claim (to the extent known by the Indemnified Party) and the amount or estimated amount (to the extent reasonably estimable) of Damages arising out of, involving or otherwise in respect of such claim) with reasonable promptness after becoming aware of such claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 10 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.2(1) or Section 10.3(1), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(5)
Claims Against the Indemnity Escrow Funds. The Purchasers shall have the right to notify the Indemnity Escrow Agent of any claim for indemnification made by any Purchaser Indemnitee pursuant to this Section 10.6. Promptly following the final determination in accordance with this Article 10 of any claim for indemnification made by any Purchaser Indemnitee pursuant to this Section 10.6, upon request by the Purchasers, the Vendors’ Representative shall execute and deliver a certificate requesting the Indemnity Escrow Agent to deliver by wire transfer to an account designated by Stericycle immediately available funds in the amount of such claim as finally determined in accordance with this Article 10 (not to exceed the Indemnity Escrowed Funds). The right to receive such distributions from the Indemnity Escrowed Funds shall be the sole and exclusive source for indemnification of the Purchaser Indemnitees under Section 10.2(1)(a) or Section 10.2(1)(b); provided, however, that the foregoing shall not apply to any claims of, or causes of action arising out of, involving or otherwise in respect of: (i) any breach of any of the Vendor Group Fundamental Reps; (ii) any breach of any of the Vendors’ covenants required to be performed post-Closing; (iii) any breach of the Tax Reps; or (iv) any intentional or willful breach, or fraud. On the first anniversary of the Closing Date (the “Termination Date”), the Indemnity Escrow Agent shall deliver to Vendors all the Indemnity Escrowed Funds then held by the Indemnity Escrow Agent by wire transfer to one or more accounts designated by Vendors’ Representative; provided, however, that if prior to the Termination Date Stericycle notifies the Indemnity Escrow Agent in writing that all or a portion of the Indemnity Escrowed Funds is subject to claims for indemnification under this Agreement that have not been finally determined (including any Potential Tax Claim or any potential Third Party Claim referred to in Section 10.5), whether or not such claim has actually been made or threatened against the Indemnified Party) (the “Outstanding Claims”), the amount delivered to the Vendors upon the Termination Date shall be equal to the Indemnity Escrowed Funds then held by the Indemnity Escrow Agent, less the sum of any amounts subject to the Outstanding Claims. If at any time after the Termination Date the amount of the Indemnity Escrowed Funds then held by the Indemnity Escrow Agent exceeds the sum of any amounts subject to the Outstanding Claims, the Vendors’ Representative and Stericycle shall execute and deliver a certificate requesting the Indemnity Escrow Agent to deliver such excess amount to Vendors by wire transfer to one or more accounts designated by the Vendors’ Representative.

(6)
Interest. Any amounts due hereunder that are not paid on or before the second Business Day after such amounts have been finally determined to be due hereunder shall bear interest compounded daily at the Prime Rate, calculated based on the number of days elapsed from such second Business Day to the date of such payment and a 360-day year.

(7)
Coordination with Tax Contests. If there shall be any conflicts between the provisions of this 10.6 and Section 10.1, the provisions of Section 10.1 shall control with respect to Tax contests. For the avoidance of doubt, none of the Deductible, the Cap nor the Claim Threshold shall apply to the Vendors’ obligations under Section 10.1.

Section 10.7    Release.
Effective upon Closing, each Vendor, on behalf of such Vendor and each of such Vendor’s current or former Related Parties, hereby releases and forever discharges each Purchaser, each member of the Target Group, and each of their respective individual, joint or mutual, past, present and future Representatives, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Actions, causes of action and Judgments that any Vendor or any of their respective current or former Related Parties now have, have ever had or may hereafter have against the respective Releasees, and from any and all obligations, Contracts, debts, liabilities and obligations that any Releasee now has, has ever had or may hereafter have in favor of any Vendor or any of their respective current or former Related Parties, in each case of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) arising contemporaneously with or before the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or before the Closing Date, including any rights to indemnification or reimbursement from any member of the Target Group, whether pursuant to their respective certificate of incorporation or by-laws (or comparable documents), Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date (in each case other than (x) any obligations of the Purchasers arising under this Agreement or any Ancillary Agreement, (y) any obligation of Shred-it or its Subsidiaries that has been identified as continuing in effect subsequent to the Closing in Section 10.7 of the Shred-it / Vendors Disclosure Letter or (z) any commercial obligation or claim against any Releasee that is unrelated to the transactions contemplated hereby and the Target Group) (collectively, the “Released Claims”). Each Vendor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any Released Claim.
ARTICLE 11
MISCELLANEOUS
Section 11.1    Appointment of Vendors’ Representative.

(1)
Each Vendor hereby irrevocably appoints Birch Hill Equity Partners Management Inc., or any successor thereto, as its representative, agent, proxy and attorney in fact (the “Vendors’ Representative”) for such Vendor and in such Vendor’s name, place and stead for all purposes of this Agreement. As the representative of Vendors, Vendors’ Representative shall act as the agent for all Vendors and shall have authority to bind each Vendor in accordance with this Agreement.

(2)	In order to administer efficiently the determination of certain matters under this Agreement, each Vendor hereby agrees that the Purchasers will be entitled to:

(a)
rely on the Vendors’ Representative as having full power, authority and discretion to make all decisions and take all actions relating to the Vendors’ respective rights, obligations and remedies under this Agreement, including to receive and make payments, to receive and send notices, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Vendors and to defend against indemnification claims of the Purchasers; and

(b)
deal only with the Vendors’ Representative in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against the Vendors or any one of them and to defend against indemnification claims of the Vendors.

(3)
All references in this Agreement to decisions and actions to be taken by Vendors or any one of them, as the case may be, shall be deemed taken by the Vendors or any one of them, as the case may be, if such decisions or actions are taken by the Vendors’ Representative. All references in this Agreement to decisions and actions to be taken by the Purchasers and directed to the Vendors or any one of them, as the case may be, shall be deemed directed to the Vendors or any one of them, as the case may be, if such decisions or actions are directed by the Purchasers to the Vendors’ Representative.

(4)
The Purchasers shall be entitled to rely upon any notice provided to the Purchasers by the Vendors’ Representative or action taken by the Vendors’ Representative acting within the scope of his authority.

(5)
Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defence shall be ineffective by reason only of it having been made or given to or by a Vendor directly if each of the Purchasers and such Vendor consent by virtue of not objecting to such dealings without the intermediary of the Vendors’ Representative.

(6)
The Vendors shall severally (and not jointly and severally) indemnify and hold harmless the Vendors’ Representative, in its capacity as Vendors’ Representative, and its shareholders, directors, officers, employees, agents and representatives, against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Vendors’ Representative’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Vendors’ Representative, may be paid, incurred or suffered by the Vendors’ Representative by reason or as a result of the performance by the Vendors’ Representative of its obligations as Vendors’ Representative set out in this Agreement.

Section 11.2    Notices.
Any notice, direction or other communication given regarding the matters contemplated by this Agreement or any Ancillary Agreement (each a “Notice”) must be in writing, sent, postage prepaid, by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to any Purchaser at:
Stericycle, Inc.
28161 North Keith Drive
Lake Forest, Illinois 60045

Attention:    John Schetz
Telephone:    (847) 607-2078
Facsimile:    (866) 677-1371

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

Attention:    Michael Gordon
Telephone:    (312) 853-2217
Facsimile:    (312) 853-7036

(b)	to the Vendors’ Representative at:
Birch Hill Equity Management Partners Inc.
100 Wellington Street West
Suite 2300, TD West Tower

P.O. Box 22
Toronto, Ontario, Canada
M5K 1A1

Attention:    Andrew Fortier
Telephone:    (416) 775-3800
Facsimile:    (416) 360-1688
with a copy (which shall not constitute notice) to:
Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario, Canada
M5L 1B9
Attention:    Ron Ferguson
Telephone:    (416) 869-5212
Facsimile:    (416) 947-0866
A Notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (ii) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that Party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a Party.
Section 11.3    Time of the Essence.
Time is of the essence in this Agreement.
Section 11.4    Brokers.
The Vendors shall indemnify and save harmless the Purchasers and the Target Group from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable, or alleged to be payable to, any broker, agent or other intermediary who purports to act or have acted for the Vendors or the Target Group. The Purchasers shall indemnify and save harmless the Vendors and their Affiliates from and against any and all claims, losses and costs whatsoever for any fee, commission or other remuneration payable, or alleged to be payable, to any broker, agent or other intermediary who purports to act or have acted for the Purchasers.
Section 11.5    Announcements.
No press release, public statement or announcement, or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated by this Agreement may be made prior to the Closing except with the prior written consent and approval of the Vendors and the

Purchasers (which approval shall not be unreasonably withheld, conditioned or delayed), or if required by Law, a Governmental Entity or the rules or regulations of any United States or foreign securities exchange. Where the Public Statement is required by Law, a Governmental Entity or the rules or regulations of any United States or foreign securities exchange, the Party required to make the Public Statement will use its commercially reasonable efforts to obtain the approval of the other Party or Parties, as the case may be, as to the form, nature and extent of the disclosure.
Section 11.6    Third Party Beneficiaries.
Except as otherwise provided in Section 11.4 and Article 10 (Indemnification), the Vendors and the Purchasers intend that this Agreement will not benefit or create any right or cause of action in favour of any Person other than the Parties. No Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any Action or other forum. Subject to Section 11.8, the Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person. Notwithstanding the foregoing, the Financing Sources shall be third party beneficiaries of this Section 11.6 and Sections 11.8, 11.14, and 11.15.
Section 11.7    Expenses.
Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The fees and expenses referred to in this Section 11.7 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, investment advisers and accountants.
Section 11.8    Amendments.
This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties; provided that Sections 11.6, 11.14, 11.15 and this Section 11.8 (and any related definitions to the extent an amendment, supplement or other modification of such definitions would modify the substance of any of the foregoing provisions) may not be amended, supplemented or otherwise modified in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of such Financing Sources.
Section 11.9    Waiver.
No waiver of any of the provisions of this Agreement or any Ancillary Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement or any Ancillary Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
Section 11.10    Counterparts.
This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.
Section 11.11    Entire Agreement.
This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or any Ancillary Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.
Section 11.12    Successors and Assigns.

(1)
This Agreement becomes effective only when executed by the Vendors, Shred-it, Boost GP, Boost Holdings and the Purchasers. After that time, it is binding on and enures to the benefit of the Vendors, , Shred-it, Boost GP, Boost Holdings and the Purchasers, and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns, as applicable.

(2)
Neither this Agreement, nor any of the rights or obligations under this Agreement, may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties; provided, that:

(f)
Stericycle, upon written notice to the Vendors’ Representative, may assign to any of its Subsidiaries any Purchaser’s right to purchase all or any portion of the Purchased Securities; provided, that no such assignment shall release or affect any of Stericycle’s obligations hereunder; and

(g)
any Vendor, upon written notice to Stericycle, may assign to any of its Affiliates, including in connection with an internal reorganization or other similar transaction, all or any part of such Vendor’s Purchased Securities, or all or any part of such Vendor’s rights and obligations under this Agreement; provided, that: (i) no such assignment shall release or affect any of such Vendor’s obligations hereunder; (ii) any such internal reorganization does not adversely affect any Purchaser or any member of the Target Group, as determined by Stericycle in its sole and absolute discretion; and (iii) such Affiliate or successor shall agree to be bound by the terms of this Agreement by the execution and delivery of a joinder agreement in a form acceptable to Stericycle.

(3)
Notwithstanding anything else contained in this Section 11.12, any Vendor shall be permitted to complete any internal reorganization or other similar transaction during the Interim Period upon reasonable notice to Stericycle and with Stericycle’s prior written consent (to be given and conditioned in Stericycle’s sole and absolute discretion, including with respect to requiring any such successor to agree to be bound by the terms of this Agreement by the execution and delivery of a joinder agreement in a form acceptable to Stericycle).

Section 11.13    Severability.
Any term or provision of this Agreement that is determined by an arbitrator or any court of competent jurisdiction to be inoperative or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 11.14    Governing Law; Jurisdiction.

(1)	This Agreement is governed by, and will be interpreted and construed in accordance with, the Laws of the State of New York and the federal Laws of the United States applicable therein.

(2)
All Actions arising out of or relating to this Agreement, including all Actions arising out of or relating to the Financings, shall be heard and determined in the United States District Court for the State of New York or any New York state court sitting in Manhattan, New York, and the Parties irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. The consents to jurisdiction set forth in this Section 11.14(2) shall not constitute general consents to service of process in the State of New York, shall have no effect for any purpose except as provided in this Section 11.14(2) and shall not be deemed to confer rights on any Person other than the Parties. Each of the Parties consents to service being made through the notice procedures set forth in Section 11.1 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 11.1 shall be effective service of process for any Action in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby and thereby. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(3)
EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ANY LEGAL PROCEEDING RELATING TO THE FINANCINGS, OR THE ACTIONS OF THE PURCHASER OR THE FINANCING SOURCES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

(4)
The Parties waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.

Section 11.15    No Recourse.
None of the Financing Sources will have any liability to the Vendors or their respective Affiliates relating to or arising out of this Agreement, the Financings or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither Vendors nor any of their respective Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. In no event shall the Vendors be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources.
Section 11.16    Stericycle Guarantee of Obligations of Purchaser Sub 1 and Purchaser Sub 2.
Stericycle hereby guarantees to the Vendors the due, punctual and full payment of each and every payment obligation of Purchaser Sub 1 and Purchaser Sub 2 and performance by Purchaser Sub 1 and Purchaser Sub 2 of the covenants set forth in this Agreement, including the indemnification obligations of Purchaser Sub 1 and Purchaser Sub 2 pursuant to Article 10 of this Agreement. This guarantee is a guarantee of payment, performance and compliance when due, and is in no way conditional or contingent upon any other event, contingency or circumstance whatsoever (other than the condition that any Vendor fails to pay or perform its obligations when due or when required to be performed).
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CC SHREDDING HOLDCO LLC
By:	/s/ Michael Hansen
Michael Hansen Authorized Signing Officer
CC DUTCH SHREDDING HOLDCO BV
By:	/s/ Jeroen Harinck
Jeroen Harinck Authorized Signing Officer
BIRCH HILL EQUITY PARTNERS MANAGEMENT INC.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - Executive Vice President
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Vice President
SHRED-IT INTERNATIONAL INC.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - President
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Vice President

FUNDS

BIRCH HILL SII LP, by its general partner, BIRCH HILL EQUITY PARTNERS MANAGEMENT INC.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - Executive Vice President
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Vice President
BIRCH HILL SII (US) LP, by its general partner, BIRCH HILL EQUITY PARTNERS MANAGEMENT INC.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - Executive Vice President
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Vice President
BIRCH HILL SII (ENTREPRENEURS) LP, by its general partner, BIRCH HILL EQUITY PARTNERS MANAGEMENT INC.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - Executive Vice President
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Vice President

CO-INVESTORS

ASP SI HOLDINGS LUXEMBOURG S.A.R.L., by its A Manager, ADAMS STREET PARTNERS, LLC
By:	/s/ Eric R. Mansell
Authorized Signing Officer Eric R. Mansell - Vice President

CONSCINDO LIMITED
By:	/s/ Richard Parsons
Richard Parsons Authorized Signing Officer

PRESIDIO INVESTMENTS INC.
By:	/s/ Tracey Brophy
Tracey Brophy Authorized Signing Officer

SMITHAM HOLDING S.A.R.L.
By:	/s/ Champak Raju

Champak Raju
Authorized Signing Officer

Monaco (Luxembourg) S.A.,
  sole manager for and on behalf of
SMITHAM HOLDING S.à.r.l.
Registered office:
46A, Avenue J.F. Kennedy,
L-AB55 Luxembourg,
Grand Duchy of Luxembourg
Share capital: 12,500 EUR
R.C.S. Luxembourg: B 141B47

THE MANUFACTURERS LIFE INSURANCE COMPANY
By:	/s/ Vipon Ghai
Vipon Ghai Authorized Signing Officer
TURNIA LIMITED
By:	/s/ Theodoros Kyriaco
Theodoros Kyriaco Authorized Signing Officer
1909312 ONTARIO LIMITED
By:	/s/ Brad Erickson
Brad Erickson Authorized Signing Officer

MANAGEMENT SHAREHOLDERS AND OPTION PARTICIPANTS

2155499 ONTARIO INC.
By:	/s/ David Galloway
David Galloway Authorized Signing Officer

/s/ Brenda Abramovich
Brenda Abramovich

/s/ Graham Acreman
Graham Acreman

/s/ Matt Aller
Matt Aller

/s/ Robert Andrew
Robert Andrew

/s/ Frederic Begtache
Frederic Begtache

/s/ Tom Bell
Tom Bell

/s/ Mark Biasucci
Mark Biasucci

/s/ Ann Bisson
The Estate of Douglas Bisson

/s/ Calvin Burton
Calvin Burton

/s/ Brad Campbell
Brad Campbell

/s/ Karen Carnahan
Karen Carnahan

/s/ Joe Cavanaugh
Joe Cavanaugh

/s/ Dipali Chander
Dipali Chander

/s/ Eric Chapat
Eric Chapat

/s/ Michael Collins
Michael Collins

/s/ Vincent De Palma
Vincent De Palma

/s/ Ed Delamater
Ed Delamater

/s/ Dallas Duke
Dallas Duke

/s/ Shelly Eddy
Shelly Eddy

/s/ Brenda Frank
Brenda Frank

/s/ Dan Galbraith
Dan Galbraith

/s/ Gary Gonsalves
Gary Gonsalves

/s/ Darryl Gray
Darryl Gray

/s/ Robert Guice
Robert Guice

/s/ Robert Guice
The Private Pension – R Guice

/s/ Ken Hafner
Ken Hafner

/s/ Juliet Huet
Juliet Huet

/s/ Peter Husseck
Peter Husseck

/s/ Rina Jardine
Rina Jardine

/s/ Kevin Kane
Kevin Kane

/s/ Gary Keefer
Gary Keefer

/s/ Jason Kim
Jason Kim

/s/ Eric Konicki
Eric Konicki

/s/ Sarah Koucky
Sarah Koucky

/s/ Shawn Lanthier
Shawn Lanthier

/s/ Stephen Mahnke
Stephen Mahnke

/s/ Punam Maini
Punam Maini

/s/ Patrick Mancuso
Patrick Mancuso

/s/ Arun McIntosh
Arun McIntosh

/s/ Colin McLelland
Colin McLelland

/s/ Rob Moran
Rob Moran

/s/ Dan Oliver
Dan Oliver

/s/ Timothy Parsons
Timothy Parsons

/s/ Neil Percy
Neil Percy

/s/ Mark Pescatore
Mark Pescatore

/s/ Joseph Ryan Pryznyk
Joseph Ryan Pryznyk

/s/ Pia Pulice
Pia Pulice

/s/ Colette Raymond
Colette Raymond

/s/ Geoffrey Reed
Geoffrey Reed

/s/ Jeffrey Reis
Jeffrey Reis

/s/ Keith Robbins
Keith Robbins

/s/ James Rudyk
James Rudyk

/s/ Paul Saabas
Paul Saabas

/s/ Harry Schlereth
Harry Schlereth

/s/ Daniela Seitz
Daniela Seitz

/s/ Ron Sency
Ron Sency

/s/ Michael Skidmore
Michael Skidmore

/s/ Viraf Talavia
Viraf Talavia

/s/ Stephen Tkaczyk
Stephen Tkaczyk

/s/ Edith Valentin
Edith Valentin

/s/ Ryan Vaughn
Ryan Vaughn

/s/ Peter Vavasour
Peter Vavasour

/s/ Peter Vincett
Peter Vincett

/s/ Chris Ward
Chris Ward

/s/ Mark Wilson
Mark Wilson

/s/ Todd Wolfe
Todd Wolfe

/s/ Sean Wynn
Sean Wynn

SHRED-IT JV LP, by its general partner, BOOST GP CORP.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - Director
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Director

BOOST GP CORP.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - Director
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Director

BOOST HOLDINGS LP, by its general partner, SHRED-IT INTERNATIONAL INC.
By:	/s/ David Samuel
Authorized Signing Officer David Samuel - President
By:	/s/ Andrew Fortier
Authorized Signing Officer Andrew Fortier - Vice President

APPENDIX G
Representations and Warranties of the Purchasers

1.	Corporate Matters.

(a)
Incorporation and Qualification. Stericycle is an entity formed, validly existing and in good standing under the Laws of Delaware, and has the requisite power and authority to own and operate its property, carry on its business. Each of Purchaser Sub 1 and Purchaser Sub 2 is an entity formed, validly existing and in good standing, or its equivalent, under the Laws of Alberta, and has the requisite power and authority to own and operate its property, carry on its business.

(b)
Corporate Authorization. Each Purchaser has full power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each Purchaser.

(c)
No Conflict. Except for the Regulatory Approvals, the execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by each Purchaser, and the performance by each Purchaser of the transactions contemplated by this Agreement and each of the Ancillary Agreements required to be performed by it:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of such Purchaser’s Constating Documents;

(ii)
do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any instrument to which such Purchaser is a party or by which it or any of its assets or properties is bound;

(iii)	do not and will not result in a breach of, or cause the termination or revocation of, any material Authorization held by such Purchaser; and

(iv)
do not and will not result in the violation of any Law to which such Purchaser or any of its assets or properties is subject, other than violations which, individually or in the aggregate, are not material.

(d)
Required Authorizations. Except for the Regulatory Approvals, there is no requirement for any Purchaser to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity in connection with the execution and delivery by such Purchaser of this Agreement or any of the Ancillary Agreements to which it is a party and the performance of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

(e)
Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which any Purchaser is a party or by which it is bound for the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

(f)
Execution and Binding Obligation. This Agreement, and each of the Ancillary Agreements to which each Purchaser is a party, have been duly executed and delivered by each Purchaser and constitute legal, valid and binding agreements of each Purchaser enforceable against each Purchaser in accordance with their respective terms subject only to any General Enforceability Exception.

(2)
Purchaser Financing Commitments. Each Purchaser has, or will have at Closing, sufficient funds on hand necessary to pay the Purchase Price and the Shred-it International Purchase Price, in full and any other amounts payable by each Purchaser under or pursuant to this Agreement. Each of the Purchasers acknowledges that its obligations under this Agreement, including its obligations to consummate the transactions contemplated hereby, are not contingent or conditioned in any manner on obtaining any funds or financing.

(3)	General Matters.

(a)
Litigation. There is no Action in progress or pending or, to the knowledge of each Purchaser, threatened against or relating to any Purchaser, and there is no Judgment outstanding against any Purchaser, which has or would reasonably be expected to, prohibit, restrict or seek to enjoin, or otherwise materially adversely affect such Purchaser’s ability to consummate, the transactions contemplated by this Agreement.

(b)
Due Diligence by the Purchasers. Each Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the Business, the Business Assets, and the liabilities and financial condition of the Business and the Target Group and, in making the determination to proceed with the transactions contemplated by this Agreement, has relied solely on the results of its own independent investigation and the representations and warranties in Appendices H, I, J, K and L. In connection with each Purchaser’s investigation of the Business and the Target Group, it has received certain projections and other forecasts, including projected financial statements, cash flow items and certain business plan information related to the Business and the Target Group. Each Purchaser acknowledges, except as provided in the representations and warranties in Appendices H, I, J, K and L, that: (i) there are uncertainties inherent in attempting to make such projections and forecasts and, accordingly, is not relying on them; (ii) such Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts; (iii) such Purchaser has no claim under this Agreement against any Person with respect to the accuracy of such projections and forecasts; and (iv) the Vendors have made no representation or warranty with respect to such projections and forecasts.

APPENDIX H
Representations and Warranties of CC Shredding

(1)	Corporate Matters Relating to CC Shredding and Boost GP.

(a)	Formation and Qualification.

(i)
CC Shredding is a limited liability company formed, validly existing and in good standing, or its equivalent, under the Laws of the State of Delaware, and has the requisite power and authority to own and operate its property and carry on its business.

(ii)
Boost GP is a corporation formed, validly existing and in good standing, or its equivalent, under the Laws of the Province of Ontario, and has the requisite power and authority to own and operate its property and carry on its business.

(b)
Corporate Authorization. CC Shredding has full power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by CC Shredding of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of CC Shredding.

(c)
No Conflict. Except for the Regulatory Approvals, the execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by CC Shredding, and the performance by CC Shredding and Boost GP of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which each of them is a party required to be performed by each of them, as applicable:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of CC Shredding’s or Boost GP’s Constating Documents;

(ii)
do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any instrument to which either of CC Shredding or Boost GP (on its own behalf) is a party or by which it or any of its respective assets or properties is bound;

(iii)	do not and will not result in a breach of, or cause the termination or revocation of, any material Authorization held by CC Shredding or Boost GP; and

(iv)
do not and will not result in the violation of any Law to which CC Shredding or Boost GP or any of their respective assets or properties is subject, except where the violation would not have a Material Adverse Effect.

(d)
Required Authorizations. There is no requirement for CC Shredding or Boost GP to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity in connection with the execution and delivery by CC Shredding of this Agreement or any of the Ancillary Agreements to which it is a party and the performance of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party, as applicable, except for: (i) the Regulatory Approvals; and (ii) any such other filings, notices or Authorizations the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)
Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which either of CC Shredding or Boost GP (on its own behalf) is a party or by which it is bound for the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

(f)
Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which CC Shredding is a party have been duly executed and delivered by CC Shredding and constitute legal, valid and binding agreements of CC Shredding enforceable against CC Shredding in accordance with their respective terms subject only to any General Enforceability Exception.

(g)	Ownership and Purchased Securities.

(i)
CC Shredding owns the issued and outstanding Purchased Securities of Boost GP and Shred-it as set forth opposite its name on Appendix D. Such Purchased Securities are owned by CC Shredding as the registered and beneficial owner with a good title, free and clear of all Liens other than (A) prior to Closing as disclosed on Section 1(g)(i) of the CC Shredding Disclosure Letter, (B) those restrictions on transfer, if any, contained in the Constating Documents of Boost GP and Shred-it, and (C) any restrictions on transfer imposed by applicable provincial, state, and/or federal securities laws. Upon completion of the transactions contemplated by this Agreement, the applicable Purchaser shall have good and valid title to such Purchased Securities, free and clear of all Liens other than (A) those restrictions on transfer, if any, contained in the Constating Documents of Boost GP and Shred-it, (B) Liens granted by the Purchasers, and (C) any restrictions on transfer imposed by applicable provincial, state and/or federal securities laws. All of the Purchased Securities owned by CC Shredding have been issued in compliance with all Laws, including securities Laws. Each of Boost GP and Shred-it is not a “reporting issuer” (as such term is defined in the Securities Act (Ontario)) and there is no published market for the Purchased Securities owned by CC Shredding.

(ii)
Other than this Agreement and as disclosed in Section Article 1(3)(i) of the CC Shredding Disclosure Letter, the Purchased Securities of Boost GP and Shred-it owned by CC Shredding are not subject to any voting agreement or other Contract restricting or otherwise relating to the voting, dividend right or disposition of such Purchased Securities. At Closing, no Person will have any written or oral agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for: (i) the purchase or acquisition of any of the Purchased Securities owned by CC Shredding; or (ii) the purchase, acquisition, subscription, allotment or issuance of any unissued securities of Boost GP and Shred-it.

(iii)	None of the Purchased Securities owned by CC Shredding constitutes “taxable Canadian property” within the meaning of the Tax Act.

(h)	Corporate Records. The Corporate Records of Boost GP are complete and accurate in all material respects.

(2)	General Matters Relating to Boost GP.

(a)
Compliance with Laws. Boost GP is conducting and has always conducted its business in compliance with all Laws, other than acts of non-compliance which, individually or in the aggregate, are not material.

(b)
Compliance with Foreign Corrupt Practices Act. Neither Boost GP nor any of its equityholders, members, officers, managers, employees or agents, as applicable, has, in carrying out the business of Boost GP: (i) used or is using any corporate funds for any contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act or the Corruption of Foreign Public Officials Act (Canada) or any other anti-bribery and/or corruption Laws of any jurisdiction in which Boost GP operates; (iv) has established or maintained, or is maintaining, any illegal fund or corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(c)
Authorizations. Boost GP owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are necessary for Boost GP to conduct its business as presently conducted in material compliance with all Laws.

(d)
Transactions with Related Parties. Except as disclosed in Section 2(d) of the CC Shredding Disclosure Letter, no amounts are owed by Boost GP to any Related Party, and no amounts are due to Boost GP from any Related Party.

(e)
Contracts. Boost GP has performed, in all material respects, all of the obligations required to be performed by Boost GP, and is entitled to all benefits under, the Contracts to which it is a party or by which it is bound (on its own behalf). To the knowledge of CC Shredding, Boost GP is not alleged to be in default of any Contract to which Boost GP is a party or by which Boost GP is bound (on its own behalf).

(f)
Assets. Except as disclosed in Section 2(f) of the CC Shredding Disclosure Letter, the sole asset of Boost GP consists of the issued and outstanding units of Shred-it as set forth opposite Boost GP’s name on Appendix D. Except as disclosed in Section 2(f) of the CC Shredding Disclosure Letter, other than acting as the general partner of Shred-it, Boost GP conducts no business and has no Liabilities other than the ownership of such units of Shred-it (and such liabilities of Shred-it that Boost GP may have by virtue of being the general partner of Shred-it).

(g)
Capitalization. The authorized capital and the number of securities duly issued and outstanding as at the date hereof of Boost GP is set forth in Section 2(g) of the CC Shredding Disclosure Letter. At Closing, except for the Purchased Securities of Boost GP, there will be no securities of Boost GP issued or outstanding.

(3)	Financial Matters Relating to Boost GP.

(a)
Books and Records. All accounting and financial Books and Records of Boost GP have been fully, properly and accurately kept and completed in all material respects. The Books and Records of Boost GP, and other data and information related to Boost GP’s business, are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be in the possession of Boost GP at the Closing.

(b)
Bank Accounts and Powers of Attorney; Officers and Directors. Section 3(b) of the CC Shredding Disclosure Letter is a true, correct and complete list showing (i) the name of each bank in which Boost GP has an account or safety deposit box, and the names of all Persons authorized to draw on the account or to have access to the safety deposit box and (ii) all officers and directors of Boost GP.

(4)
Litigation Relating to Boost GP. There are no: (i) Actions, at law or in equity, by any Person (including Boost GP); (ii) grievances, arbitrations or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the knowledge of CC Shredding, any investigation by) any Governmental Entity, in each case pending or, to the knowledge of CC Shredding, threatened against, Boost GP. There are no Judgments outstanding against Boost GP.

(5)	Taxes.

(a)
Boost GP has paid all income Taxes and all other material Taxes which are due and payable within the time required by Law, and has paid all assessments and reassessments they have received in respect of Taxes. Boost GP has made full and adequate provision in its Books and Records and in the Financial Statements for all income Taxes and all other material Taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date. Boost GP has not received any refund of any income Taxes or any other material Taxes to which it is not entitled.

(b)
Except as disclosed in Section 5(b) of the CC Shredding Disclosure Letter, there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any income Taxes or any other material Taxes or the filing of any income Tax Return or any other material Tax Return by, or any payment of any income Taxes or any other material Taxes by, Boost GP.

(c)	Except as disclosed in Section 5(b) of the CC Shredding Disclosure Letter, Boost GP has not applied for or received a ruling from any Governmental Entity in respect of

Taxes or signed an agreement in respect of Taxes with any Governmental Entity and, without limiting the generality of the foregoing, Boost GP is not a party to or bound by any obligation under any Tax Sharing Agreement, Tax indemnity agreement or similar Contract (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification), nor does Boost GP owe any amount under any such agreement, other than any such agreement solely among members of the Target Group.

(d)
Except as disclosed in Section 5(d) of the CC Shredding Disclosure Letter, there are no Actions pending, or threatened in writing against Boost GP in respect of Taxes and, to the knowledge of CC Shredding, there is no reason to expect that any such Action may be asserted against Boost GP by a Governmental Entity for any period ending on or prior to the Closing Date. Except as set forth in Section 5(d) of the CC Shredding Disclosure Letter, there has been no Action taken or threatened in writing against Boost GP in respect of Taxes during the four years prior to the Closing Date. Boost GP is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Entity, and Boost GP has not received any indication from any Governmental Entity that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. There are no facts of which CC Shredding is aware which would constitute grounds for the assessment or reassessment of Taxes payable by Boost GP for any period ending on or prior to the Closing Date, except in respect of Taxes that are provided for in its Books and Records and in the Financial Statements. CC Shredding is not aware of any contingent liabilities of Boost GP for Taxes or any grounds for an assessment or reassessment of Taxes including the treatment of income, expenses, credits or other claims for deduction under any Tax Return.

(e)
Boost GP has withheld and collected all material amounts required by Law to be withheld or collected by each of them on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity within the time prescribed under Law.

(f)
Boost GP has filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by Law, all income and other material federal, provincial, local and foreign Tax Returns which are required to be filed by or with respect to them. The information contained in such Tax Returns is true, correct and complete in all material respects, and such Tax Returns reflect accurately all liability for Taxes of Boost GP for the periods covered thereby.

(g)
To the knowledge of Boost GP, no claim has ever been made in writing by a Governmental Entity in respect of Taxes in a jurisdiction where Boost GP does not file Tax Returns that Boost GP is or may be subject to Tax by that jurisdiction.

(h)
Boost GP has appropriately classified all swap agreements of Boost GP as hedge transactions in accordance with all Laws and such classification will not result in any assessment or reassessment of Taxes.

(i)
No facts, circumstances or events exist or have existed that have resulted or may result in the application of any debt forgiveness, debt parking or property seizure provisions to Boost GP under any applicable Law relating to Taxes.

(j)
Boost GP has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(k)	Boost GP has no liability for Taxes of any Person under sections 159 or 160 of the Tax Act (or any similar provision of federal, state, local or foreign Law).

(l)	Boost GP is not a “public corporation” within the meaning of subsection 89(1) of the Tax Act.

(m)
Boost GP will not be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, election under 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing.

(n)	Boost GP has not participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(o)
During the last two years, Boost GP has not been party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Tax law) applied.

(p)	Any powers of attorney granted by Boost GP prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(q)
Boost GP has not been a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code), consolidated group, or unitary group other than a member of the Target Group in respect of which group Boost GP could have liability for Taxes of any other member.

(r)
No representation or warranty set forth in this Section Section 11.16(5)(q) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date, except for the representations and warranties contained in clauses (c), (m), (o), (p) and (q), excluding any action taken by the Purchasers that causes Boost GP or CC Shredding, as applicable, to be in breach of the representations in such clauses for any periods after the Closing Date.

APPENDIX I
Representations and Warranties of CC Dutch Shredding

1.	Corporate Matters.

(a)
Formation and Qualification. CC Dutch Shredding is a limited liability company formed, validly existing and in good standing, or its equivalent, under the Laws of the Netherlands, and has the requisite power and authority to own and operate its property and carry on its business.

(a)
Corporate Authorization. CC Dutch Shredding has full power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by CC Dutch Shredding of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of CC Dutch Shredding.

(c)
No Conflict. Except for the Regulatory Approvals, the execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by CC Dutch Shredding, and the performance by CC Dutch Shredding of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which it is a party required to be performed by it:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of CC Dutch Shredding’s Constating Documents;

(ii)
do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any instrument to which CC Dutch Shredding is a party or by which it or any of its assets or properties is bound;

(iii)	do not and will not result in a breach of, or cause the termination or revocation of, any material Authorization held by CC Dutch Shredding; and

(iv)	do not and will not result in the violation of any Law to which CC Dutch Shredding or any of its assets or properties is subject, except where the violation would not have a Material Adverse Effect.

(d)
Required Authorizations. There is no requirement for CC Dutch Shredding to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity in connection with the execution and delivery by CC Dutch Shredding of this Agreement or any of the Ancillary Agreements to which it is a party and the performance of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party except for: (i) the Regulatory Approvals; and (ii) any such other filings, notices or Authorizations the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)
Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which CC Dutch Shredding is a party or by which it is bound for the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

(f)
Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which CC Dutch Shredding is a party have been duly executed and delivered by CC Dutch Shredding and constitute legal, valid and binding agreements of CC Dutch Shredding enforceable against CC Dutch Shredding in accordance with their respective terms subject only to any General Enforceability Exception.

(g)	Ownership and Purchased Securities.

(i)
CC Dutch Shredding owns the issued and outstanding Purchased Securities of Shred-it as set forth opposite its name on Appendix D. Such Purchased Securities are owned by CC Dutch Shredding as the registered and beneficial owner with a good title, free and clear of all Liens other than (A) prior to the Closing, as disclosed in Section 1(g)(i) of the CC Dutch Shredding Disclosure Letter, (B) those restrictions on transfer, if any, contained in the Constating Documents of Shred-it and (C) any restrictions on transfer imposed by applicable provincial, state and/or federal securities laws. Upon completion of the transactions contemplated by this Agreement, the applicable Purchaser shall have good and valid title to such Purchased Securities, free and clear of all Liens other than (A) those restrictions on transfer, if any, contained in the Constating Documents of Shred-it, (B) Liens granted by the Purchasers, and (C) any restrictions on transfer imposed by applicable provincial, state and/or federal securities laws. All of the Purchased Securities owned by CC Dutch Shredding have been issued in compliance with all Laws, including securities Laws. Shred-it is not a “reporting issuer” (as such term is defined in the Securities Act (Ontario)) and there is no published market for the Purchased Securities owned by CC Dutch Shredding.

(ii)
Other than this Agreement and as disclosed in Section Article 1(3)(ii) of the CC Dutch Shredding Disclosure Letter, the Purchased Securities of Shred-it owned by CC Dutch Shredding are not subject to any voting agreement or other Contract restricting or otherwise relating to the voting, dividend right or disposition of such Purchased Securities. At Closing, no Person will have any written or oral agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for: (i) the purchase or acquisition of any of the Purchased Securities owned by CC Dutch Shredding; or (ii) the purchase, acquisition, subscription, allotment or issuance of any unissued securities of Shred-it.

(iii)	None of the Purchased Securities owned by CC Dutch Shredding constitutes “taxable Canadian property” within the meaning of the Tax Act.

APPENDIX J
Representations and Warranties of BHEPMI and the Option Participants

1.	Corporate Matters.

(a)	Incorporation and Qualification.

(i)
BHEPMI is a corporation formed, validly existing and in good standing, or its equivalent, under the Laws of the Province of Ontario and has the requisite power and authority to own and operate its property and carry on its business.

(ii)
Boost GP is a corporation formed, validly existing and in good standing, or its equivalent, under the Laws of the Province of Ontario, and has the requisite power and authority to own and operate its property and carry on its business.

(b)
Corporate Authorization. BHEPMI has full power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by BHEPMI of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of BHEPMI.

(c)
No Conflict. Except for the Regulatory Approvals, the execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by BHEPMI or each Option Participant, and the performance by BHEPMI, each Option Participant and Boost GP of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which each of them is a party required to be performed by each of them, as applicable:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of BHEPMI‘s or Boost GP’s Constating Documents;

(ii)
do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any instrument to which either of BHEPMI, such Option Participant or Boost GP (on its own behalf) is a party or by which it or any of its respective assets or properties is bound;

(iii)	do not and will not result in a breach of, or cause the termination or revocation of, any material Authorization held by BHEPMI or Boost GP; and

(iv)
do not and will not result in the violation of any Law to which BHEPMI, such Option Participant or Boost GP or any of their respective assets or properties is subject, except where the violation would not have a Material Adverse Effect.

(d)
Required Authorizations. There is no requirement for BHEPMI, each Option Participant or Boost GP to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity in connection with the execution and delivery by BHEPMI of this Agreement or any of the Ancillary Agreements to which it is a party and the performance of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party, as applicable, except for: (i) the Regulatory Approvals; and (ii) any such other filings, notices or Authorizations the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)
Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which BHEPMI, each Option Participant or Boost GP (on its own behalf) is a party or by which it is bound for the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which it is a party.

(f)
Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which BHEPMI and each Option Participant is a party have been duly executed and delivered by BHEPMI and each Option Participant, and constitute legal, valid and binding agreements of BHEPMI and each Option Participant enforceable against BHEPMI and each Option Participant in accordance with their respective terms subject only to any General Enforceability Exception.

(g)	Ownership and Purchased Securities.

(i)
BHEPMI and each of the Option Participants own the issued and outstanding Purchased Securities of Boost GP as set forth opposite its name on Appendix D. Such Purchased Securities are owned by BHEPMI and each Option Participant as the registered and beneficial owner with a good title, free and clear of all Liens other than (A) prior to Closing, as disclosed in Section 1(g)(i) of the BHEPMI Disclosure Letter, (B) those restrictions on transfer, if any, contained in the Constating Documents of Boost GP and (C) any restrictions on transfer imposed by applicable provincial, state and/or federal securities laws. Upon completion of the transactions contemplated by this Agreement, the applicable Purchaser shall have good and valid title to such Purchased Securities, free and clear of all Liens other than (A) those restrictions on transfer, if any, contained in the Constating Documents of Boost GP, (B) Liens granted by the Purchasers, and (C) any restrictions on transfer imposed by applicable provincial, state and/or federal securities laws. All of the Purchased Securities owned by BHEPMI and each Option Participant have been issued in compliance with all Laws, including securities Laws. Boost GP is not a “reporting issuer” (as such term is defined in the Securities Act (Ontario)) and there is no published market for the Purchased Securities owned by BHEPMI.

(ii)
Other than this Agreement and as disclosed in Section Article 1(3)(ii) of the BHEPMI Disclosure Letter, the Purchased Securities of Boost GP owned by BHEPMI and each Option Participant are not subject to any voting agreement or other Contract restricting or otherwise relating to the voting, dividend or disposition of such Purchased Securities. At Closing, no Person will have any written or oral agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for: (i) the purchase or acquisition of any of the Purchased Securities owned by BHEPMI or each Option Participant; or (ii) the purchase, acquisition, subscription, allotment or issuance of any unissued securities of Boost GP.

(iii)	None of the Purchased Securities owned by BHEPMI or each Option Participant constitutes “taxable Canadian property” within the meaning of the Tax Act.

(h)	Corporate Records. The Corporate Records of Boost GP are complete and accurate in all material respects.

(i)
Individuals. Each of the Option Participants has the right and capacity to enter into this Agreement and any Ancillary Agreement to which it is a party. The execution and delivery by each Option Participant of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not require any consent from any spouse or any Related Party of such Option Participant.

2.	General Matters Relating to Boost GP.

(a)
Compliance with Laws. Boost GP is conducting and has always conducted its business in compliance with all Laws, other than acts of non-compliance which, individually or in the aggregate, are not material.

(b)
Compliance with Foreign Corrupt Practices Act. Neither Boost GP, nor any of its respective equityholders, officers, directors, employees or agents, as applicable, has, in carrying out the business of Boost GP: (i) used or is using any corporate funds for any contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act or the Corruption of Foreign Public Officials Act (Canada) or any other anti-bribery and/or corruption Laws of any jurisdiction in which Boost GP operates; (iv) has established or maintained, or is maintaining, any illegal fund or corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(c)
Authorizations. Boost GP owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as presently conducted in material compliance with all Laws.

(d)
Transactions with Related Parties. Except as disclosed in Section 2(d) of the BHEPMI Disclosure Letter, no amounts are owed by Boost GP to any Related Party, and no amounts are due to Boost GP from any Related Party.

(e)
Contracts. Boost GP has performed, in all material respects, all of the obligations required to be performed by it, and is entitled to all benefits under, the Contracts to which it is a party or by which it is bound (on its own behalf). To the knowledge of

BHEPMI, Boost GP is not alleged to be in default of any Contract to which it is a party or by which it is bound (on its own behalf).

(f)
Assets. Except as disclosed in Section 2(f) of the BHEPMI Disclosure Letter, the sole asset of Boost GP consists of the issued and outstanding units of Shred-it as set forth opposite Boost GP’s name on Appendix D. Except as disclosed in Section 2(f) of the BHEPMI Disclosure Letter, other than acting as the general partner of the JV Entity, Boost GP conducts no other business and has no Liabilities other than ownership of such units of Shred-it (and such liabilities of Shred-it that Boost GP may have by virtue of being the general partner of Shred-it).

(g)
Capitalization. The authorized capital and the number of securities duly issued and outstanding as at the date hereof of Boost GP is set forth in Section 2(g) of the BHEPMI Disclosure Letter. At Closing, except for the Purchased Securities of Boost GP, there will be no securities of Boost GP issued or outstanding.

3.	Financial Matters Relating to Boost GP.

(a)
Books and Records. All accounting and financial Books and Records of Boost GP have been fully, properly and accurately kept and completed in all material respects. The Books and Records of Boost GP and other data and information related to its business, are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be in the possession of Boost GP at the Closing.

(b)
Bank Accounts and Powers of Attorney; Officers and Directors. Section 3(b) of the BHEPMI Disclosure Letter is a correct and complete list showing (i) the name of each bank in which Boost GP has an account or safety deposit box, and the names of all Persons authorized to draw on the account or to have access to the safety deposit box and (ii) all officers and directors of Boost GP.

4.
Litigation Relating to Boost GP. There are no: (i) Actions, at law or in equity, by any Person (including Boost GP); (ii) grievance, arbitrations or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the knowledge of BHEPMI, any investigation by) any Governmental Entity, in each case pending or, to the knowledge of BHEPMI, threatened against, Boost GP. There are no Judgments outstanding against Boost GP.

5.	Taxes.

(a)
Boost GP has paid all income Taxes and all other material Taxes which are due and payable within the time required by Law, and has paid all assessments and reassessments they have received in respect of Taxes. Boost GP has made full and adequate provision in its Books and Records and in the Financial Statements for all income Taxes and all other material Taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date. Boost GP has not received any refund of any income Taxes or any other material Taxes to which it is not entitled.

(b)	Except as disclosed in Section 5(b) of the BHEPMI Disclosure Letter, there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any income Taxes or any other material Taxes or the filing of any income Tax Return or any other material Tax Return by, or any payment of any income Taxes or any other material Taxes by, Boost GP.

(c)
Except as disclosed in Section 5(c) of the BHEPMI Disclosure Letter, Boost GP has not applied for or received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity and, without limiting the generality of the foregoing, Boost GP is not a party to or bound by any obligation under any Tax Sharing Agreement, Tax indemnity agreement or similar Contract (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification), nor does Boost GP owe any amount under any such agreement, other than any such agreement solely among members of the Target Group.

(d)
Except as disclosed in Section 5(d) of the BHEPMI Disclosure Letter, there are no Actions pending, or threatened in writing against Boost GP in respect of Taxes and, to the knowledge of BHEPMI, there is no reason to expect that any such Action may be asserted against Boost GP by a Governmental Entity for any period ending on or prior to the Closing Date. Except as set forth in Section 5(d) of the BHEPMI Disclosure Letter, there has been no Action taken or threatened in writing against Boost GP in respect of Taxes during the four years prior to the Closing Date. Boost GP is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Entity, and Boost GP has not received any indication from any Governmental Entity that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. There are no facts of which BHEPMI is aware which would constitute grounds for the assessment or reassessment of Taxes payable by Boost GP for any period ending on or prior to the Closing Date, except in respect of Taxes that are provided for in its Books and Records and in the Financial Statements. BHEPMI is not aware of any contingent liabilities of Boost GP for Taxes or any grounds for an assessment or reassessment of Taxes including the treatment of income, expenses, credits or other claims for deduction under any Tax Return.

(e)
Boost GP has withheld and collected all material amounts required by Law to be withheld or collected by each of them on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity within the time prescribed under Law.

(f)
Boost GP has filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by Law, all income and other material federal, provincial, local and foreign Tax Returns which are required to be filed by or with respect to them. The information contained in such Tax Returns is true, correct and complete in all material respects, and such Tax Returns reflect accurately all liability for Taxes of Boost GP for the periods covered thereby.

(g)
To the knowledge of Boost GP, no claim has ever been made in writing by a Governmental Entity in respect of Taxes in a jurisdiction where Boost GP does not file Tax Returns that Boost GP is or may be subject to Tax by that jurisdiction.

(h)
Boost GP has appropriately classified all swap agreements of Boost GP as hedge transactions in accordance with all Laws and such classification will not result in any assessment or reassessment of Taxes.

(i)
No facts, circumstances or events exist or have existed that have resulted or may result in the application of any debt forgiveness, debt parking or property seizure provisions to Boost GP under any applicable Law relating to Taxes.

(j)
Boost GP has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(k)	Boost GP has no liability for Taxes of any Person under sections 159 or 160 of the Tax Act (or any similar provision of federal, state, local or foreign Law).

(l)	Boost GP is not a “public corporation” within the meaning of subsection 89(1) of the Tax Act.

(m)
Boost GP will not be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, election under 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing.

(n)	Boost GP has not participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(o)
During the last two years, Boost GP has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Tax law) applied.

(p)	Any powers of attorney granted by Boost GP prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(q)
Boost GP has not been a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code), consolidated group, or unitary group other than a member of the Target Group in respect of which group Boost GP could have liability for Taxes of any other member.

(r)
No representation or warranty set forth in this Section Section 11.16(5)(q) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date, except for representations and warranties contained in clauses (c), (m), (o), (p) and (q), excluding any action taken by the Purchasers that causes Boost GP or BHEPMI, as applicable, to be in breach of the representations in such clauses for any periods after the Closing Date.

APPENDIX K
Representations and Warranties of the Boost Holdings Vendors

1.	Corporate Matters Relating to the Boost Holdings Vendors and Boost Holdings.

(a)	Individuals. Each of the Management Shareholders has the right and capacity to enter into this Agreement and any Ancillary Agreement to which it is a party.

(b)	Formation and Qualification.

(i)
Each of the Funds, the Co-Investors and SII GP is an entity formed, validly existing and in good standing, or its equivalent, under the Laws of the jurisdictions listed in: (A) Appendix A, for the Funds; (B) Appendix B, for the Co-Investors; and (C) in the case of SII GP, the Province of Ontario, and has the requisite power and authority to own and operate its property and carry on its business.

(ii)
Boost Holdings is a limited partnership, formed, validly existing and in good standing, or its equivalent, under the Laws of the Province of Ontario, and has the requisite power and authority to own and operate its property and carry on its business.

(c)
Corporate Authorization. Each of the Funds, the Co-Investors and SII GP has full power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Funds, the Co-Investors and SII GP of this Agreement and each of the Ancillary Agreements to which it is a party, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each of the Funds, the Co-Investors and SII GP. The execution and delivery by each Management Shareholder of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not require any consent from any spouse or any Related Party of such Management Shareholder.

(d)
No Conflict. Except for the Regulatory Approvals, the execution and delivery of this Agreement and any Ancillary Agreement to which it is a party by each of the Boost Holdings Vendors, as applicable, and the performance by each of the Boost Holdings Vendors and Boost Holdings of the transactions contemplated by this Agreement and each of the Ancillary Agreements to which each of them is a party required to be performed by each of them, as applicable:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of any of the Boost Holdings Vendors’ Constating Documents, as applicable;

(ii)	do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any instrument to which any Boost Holdings Vendor or Boost Holdings is a party or by which it or any of its respective assets or properties is bound;

(iii)	do not and will not result in a breach of, or cause the termination or revocation of, any material Authorization held by any of the Boost Holdings Vendors or Boost Holdings; and

(iv)
do not and will not result in the violation of any Law to which any of the Boost Holdings Vendors or Boost Holdings or any of its respective assets or properties is subject, except where the violation would not have a Material Adverse Effect.

(e)
Required Authorizations. There is no requirement for any Boost Holdings Vendor or Boost Holdings to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity in connection with the execution and delivery by any of the Boost Holdings Vendors of this Agreement or any of the Ancillary Agreements to which any of them is a party and the performance of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which any of them is a party, as applicable, except for: (i) the Regulatory Approvals; and (ii) any such other filings, notices or Authorizations the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)
Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which any of the Boost Holdings Vendors or Boost Holdings is a party or by which it is bound for the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which any of them is a party, as applicable.

(g)
Execution and Binding Obligation. This Agreement and each of the Ancillary Agreements to which any of the Boost Holdings Vendors is a party have been duly executed and delivered by the Boost Holdings Vendors, as applicable, and constitute legal, valid and binding agreements of such Boost Holdings Vendors enforceable against such Boost Holdings Vendors in accordance with their respective terms subject only to any General Enforceability Exception.

(h)	Ownership and Purchased Securities.

(i)
Each of the Boost Holdings Vendors owns the issued and outstanding Purchased Securities of Boost Holdings as set forth opposite its name on Appendix D, which Purchased Securities are all of the issued and outstanding securities of Boost Holdings. Each of the Management Shareholders owns the issued and outstanding Purchased Securities of Shred-it as set forth opposite its name on Appendix D. Such Purchased Securities are owned by each Boost Holdings Vendor as the registered and beneficial owner with a good title, free and clear of all Liens other than (A) prior to Closing, as disclosed in Section 1(h)(i) of the Boost Holdings Vendors Disclosure Letter, (B) those restrictions on transfer, if any, contained in the Constating Documents of Boost Holdings and (C) any restrictions on transfer imposed by applicable provincial, state and/or federal securities laws. Each Boost Holdings Vendor represents, with respect to the

Purchased Securities set forth opposite its name in Appendix D, that upon completion of the transactions contemplated by this Agreement, the applicable Purchaser shall have good and valid title to such Purchased Securities, free and clear of all Liens other than (A) those restrictions on transfer, if any, contained in the Constating Documents of Boost Holdings, (B) Liens granted by the Purchasers, and (C) any restrictions on transfer contained in the Constating Documents of Boost Holdings or imposed by applicable provincial, state and/or federal securities laws. All of the Purchased Securities owned by the Boost Holdings Vendors have been issued in compliance with all Laws, including securities Laws. Boost Holdings is not a “reporting issuer” (as such term is defined in the Securities Act (Ontario)) and there is no published market for the Purchased Securities owned by the Boost Holdings Vendors.

(ii)
Other than this Agreement and as disclosed in Section Article 1(3)(ii) of the Boost Holdings Vendors Disclosure Letter, the Purchased Securities of Boost Holdings owned by each of the Boost Holdings Vendors are not subject to any voting agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Purchased Securities. At Closing, no Person will have any written or oral agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such, for: (A) the purchase or acquisition of any of the Purchased Securities owned by any of the Boost Holdings Vendors; or (B) the purchase, acquisition, subscription, allotment or issuance of any unissued securities of Boost Holdings.

(iii)	There is no non-resident of Canada to whom the Purchased Securities of Boost Holdings would be “taxable Canadian property” within the meaning of the Tax Act.

(i)	Corporate Records. The Corporate Records of Boost Holdings are complete and accurate in all material respects.

2.	General Matters Relating to Boost Holdings.

(a)
Compliance with Laws. Boost Holdings is conducting and has always conducted its business in compliance with all Laws, other than acts of non-compliance which, individually or in the aggregate, are not material.

(b)
Compliance with Foreign Corrupt Practices Act. Neither Boost Holdings, nor any of its respective equityholders, partners, officers, employees or agents, as applicable, has, in carrying out the business of Boost Holdings: (i) used or is using any corporate funds for any contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act or the Corruption of Foreign Public Officials Act (Canada) or any other anti-bribery and/or corruption Laws of any jurisdiction in which Boost Holdings operates; (iv) has established or maintained, or is maintaining, any illegal fund or corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(c)
Authorizations. Boost Holdings owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as presently conducted in material compliance with all Laws.

(d)
Transactions with Related Parties. Except as disclosed in Section 2(d) of the Boost Holdings Vendors Disclosure Letter, no amounts are owed by Boost Holdings to any Related Party, and no amounts are due to Boost Holdings from any Related Party.

(e)
Contracts. Boost Holdings has performed, in all material respects, all of the obligations required to be performed by it, and is entitled to all benefits, under the Contracts to which it is a party or by which it is bound. To the knowledge of Boost Holdings Vendors, Boost Holdings is not alleged to be in default of any Contract to which it is a party or by which it is bound.

(f)
Assets. Except as disclosed in Section 2(f) of the Boost Holdings Vendors Disclosure Letter, the sole asset of Boost Holdings consists of the issued and outstanding units of Shred-it as set forth opposite Boost Holdings’ name on Appendix D. Except as disclosed in Section 2(f) of the Boost Holdings Vendors Disclosure Letter, Boost Holdings conducts no business and has no Liabilities other than the ownership of such units of the JV Entity.

(g)
Capitalization. The authorized capital and the number of securities duly issued and outstanding as at the date hereof of Boost Holdings is set forth in Section Section 11.16(5)(g) of the Boost Holdings Vendors Disclosure Letter. At Closing, except for the Purchased Securities of Boost Holdings, there will be no securities of Boost Holdings issued or outstanding.

3.	Financial Matters Relating to Boost Holdings.

(a)
Books and Records. All accounting and financial Books and Records of Boost Holdings have been fully, properly and accurately kept and completed in all material respects. The Books and Records of Boost Holdings, and other data and information related to its business, are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be in the possession of Boost Holdings at the Closing.

(b)
Bank Accounts and Powers of Attorney; Officers and Directors. Section 3(b) of the Boost Holdings Vendors Disclosure Letter is a correct and complete list showing (i) the name of each bank in which Boost Holdings has an account or safety deposit box, and the names of all Persons authorized to draw on the account or to have access to the safety deposit box and (ii) all officers and directors of Boost Holdings.

4.
Litigation Relating to Boost Holdings. There are no: (i) Actions, at law or in equity, by any Person (including Boost Holdings); (ii) grievances, arbitrations or alternative dispute resolution processes; or (iii) administrative or other proceedings by or before (or, to the knowledge of the Boost Holdings Vendors, any investigation by) any Governmental Entity, in each case pending or, to the knowledge of the Boost Holdings Vendors, threatened against Boost Holdings. There are no Judgments outstanding against Boost Holdings.

5.	Taxes.

(a)
Boost Holdings has paid all income Taxes and all other material Taxes which are due and payable within the time required by Law, and has paid all assessments and reassessments they have received in respect of Taxes. Boost Holdings has made full and adequate provision in its Books and Records and in the Financial Statements for all income Taxes and all other material Taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date. Boost Holdings has not received any refund of any income Taxes or any other material Taxes to which it is not entitled.

(b)
Except as disclosed in Section 5(b) of the Boost Holdings Vendors Disclosure Letter, there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any income Taxes or any other material Taxes or the filing of any income Tax Return or any other material Tax Return by, or any payment of any income Taxes or any other material Taxes by, Boost Holdings.

(c)
Except as disclosed in Section 5(c) of the Boost Holdings Vendors Disclosure Letter, Boost Holdings has not applied for or received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity and, without limiting the generality of the foregoing, Boost Holdings is not a party to or bound by any obligation under any Tax Sharing Agreement, Tax indemnity agreement or similar Contract (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification), nor does Boost Holdings owe any amount under any such agreement, other than any such agreement solely among members of the Target Group.

(d)
Except as disclosed in Section 5(d) of the Boost Holdings Vendors Disclosure Letter, there are no Actions pending, or threatened in writing against Boost Holdings in respect of Taxes and, to the knowledge of the Boost Holdings Vendors, there is no reason to expect that any such Action may be asserted against Boost Holdings by a Governmental Entity for any period ending on or prior to the Closing Date. Except as set forth in Section 5(d) of the Boost Holdings Vendors Disclosure Letter, there has been no Action taken or threatened in writing against Boost Holdings in respect of Taxes during the four years prior to the Closing Date. Boost Holdings is not negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Entity, and Boost Holdings has not received any indication from any Governmental Entity that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. There are no facts of which the Boost Holdings Vendors are aware which would constitute grounds for the assessment or reassessment of Taxes payable by Boost Holdings for any period ending on or prior to the Closing Date, except in respect of Taxes that are provided for in its Books and Records and in the Financial Statements. The Boost Holdings Vendors are not aware of any contingent liabilities of Boost Holdings for Taxes or any grounds for an assessment or reassessment of Taxes including the treatment of income, expenses, credits or other claims for deduction under any Tax Return.

(e)
Boost Holdings has withheld and collected all material amounts required by Law to be withheld or collected by each of them on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity within the time prescribed under Law.

(f)
Boost Holdings has filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by Law, all income and other material federal, provincial, local and foreign Tax Returns which are required to be filed by or with respect to them. The information contained in such Tax Returns is true, correct and complete in all material respects, and such Tax Returns reflect accurately all liability for Taxes of Boost Holdings for the periods covered thereby.

(g)
To the knowledge of Boost Holdings, no claim has ever been made in writing by a Governmental Entity in respect of Taxes in a jurisdiction where Boost Holdings does not file Tax Returns that Boost Holdings is or may be subject to Tax by that jurisdiction.

(h)
Boost Holdings has appropriately classified all swap agreements of Boost Holdings as hedge transactions in accordance with all Laws and such classification will not result in any assessment or reassessment of Taxes.

(i)
No facts, circumstances or events exist or have existed that have resulted or may result in the application of any debt forgiveness, debt parking or property seizure provisions to Boost Holdings under any applicable Law relating to Taxes.

(j)
Boost Holdings has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(k)	Boost Holdings has no liability for Taxes of any Person under sections 159 or 160 of the Tax Act (or any similar provision of federal, state, local or foreign Law).

(l)	Boost Holdings is not a “public corporation” within the meaning of subsection 89(1) of the Tax Act.

(m)
Boost Holdings will not be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, election under 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing.

(n)	Boost Holdings has not participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(o)
During the last two years, Boost Holdings has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Tax law) applied.

(p)	Any powers of attorney granted by Boost Holdings prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(q)
Boost Holdings has not been a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code), consolidated group, or unitary group other than a member of the Target Group in respect of which group Boost Holdings could have liability for Taxes of any other member.

(r)
An entity classification election has been made pursuant to Treasury Regulations Section 301.7701-3(c) to classify Boost Holdings as a corporation effective on its date of formation and such election is still in effect.

(s)
No representation or warranty set forth in this Section Section 11.16(5)(i) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date, except for the representations and warranties contained in clauses (c), (m), (o), (p), (q) and (r), excluding any action taken by the Purchasers that causes Boost Holdings to be in breach of the representations in such clauses for any periods after the Closing Date.

APPENDIX L
Representations and Warranties of Shred-it and the Vendors

1.	Corporate Matters.

(a)
Incorporation and Qualification. Shred-it and each of its Subsidiaries is an entity formed, validly existing and in good standing, or its equivalent, under the Laws of the jurisdictions listed in Section 1(a) of the Shred-it / Vendors Disclosure Letter, and has the requisite power and authority to own and operate its property and carry on its business. Shred-it and each of its Subsidiaries is qualified, licensed or registered to carry on business in the jurisdictions listed in Section 1(a) of the Shred-it / Vendors Disclosure Letter. The jurisdictions listed in Section 1(a) of the Shred-it / Vendors Disclosure Letter include all jurisdictions in which the Business or the nature of the Business Assets makes such qualification necessary, except where failure to be qualified would not have a Material Adverse Effect.

(b)
Corporate Authorization; Execution and Binding Obligation. Shred-it has full power and authority to execute this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Shred-it of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Shred-it. This Agreement and each of the Ancillary Agreements to which Shred-it is a party have been duly executed and delivered by Shred-it and constitute legal, valid and binding agreements of Shred-it enforceable against Shred-it in accordance with their respective terms subject only to any General Enforceability Exception.

(c)
No Conflict. Except for the filings, notifications and Authorizations described in Section 1(d) of the Shred-it / Vendors Disclosure Letter, the consents, approvals and waivers described in Section 1(d) of the Shred-it / Vendors Disclosure Letter, or as disclosed in Section 1(b) of the Shred-it / Vendors Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements and the performance by Shred-it and any of its Subsidiaries of the transactions contemplated by this Agreement and each of the Ancillary Agreements required to be performed by it, as applicable:

(i)
do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of Shred-it’s or its Subsidiary’s Constating Documents;

(ii)
do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any Material Contract, Employee Plan or any of the top 30 Leases (measured by dollar amount of annual rent) to which either Shred-it or any of its Subsidiaries is a party or by which it or any of its respective assets or properties is bound, other than any such breach, violation, conflict or exercise of rights which, individually or in the aggregate, are not material;

(iii)	do not and will not result in a breach of, or cause the termination or revocation of, any Material Authorization held by Shred-it or any of its Subsidiaries; and

(iv)
do not and will not result in the violation of any Law or Judgment to which Shred-it or any of its Subsidiaries or any of their respective assets or properties is subject, except where the violation would not have a Material Adverse Effect.

(d)
Required Authorizations. With respect to Shred-it or any of its Subsidiaries, there is no requirement for Shred-it or any of its Subsidiaries to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Entity as a condition to the lawful completion of the transactions contemplated by this Agreement and the Ancillary Agreements, except for: (i) the Regulatory Approvals, (ii) filings, notifications and Authorizations in each case described in Section 1(d) of the Shred-it / Vendors Disclosure Letter; and (iii) any such other filings, notices or Authorizations the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)
Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any of the top 30 Leases (measured by dollar amount of annual rent) or Material Contract to which Shred-it or any its Subsidiaries is a party or by which it is bound for the consummation of the transactions contemplated by this Agreement, except for the consents, approvals and waivers described in Section 1(d) of the Shred-it / Vendors Disclosure Letter.

(f)
Corporate Records. The Vendors have delivered to the Purchasers true, correct and complete copies of the Constating Documents, each as amended to date, of Shred-it and each of its Subsidiaries. The Corporate Records of Shred-it and its Subsidiaries are complete and accurate in all material respects. At Closing, the Corporate Records of Shred-it and its Subsidiaries will be in the possession of Shred-it or its Subsidiaries, as applicable.

(g)	Foreign Private Issuer. Shred-it is a “foreign private issuer” as defined under Rule 405 of the Securities Act.

2.	General Matters Relating to the Business.

(a)
Conduct of Business in Ordinary Course. Except as disclosed in Section 2(a) of the Shred-it / Vendors Disclosure Letter, since the Balance Sheet Date, the Business has been carried on in the Ordinary Course. Without limiting the generality of the foregoing, except as disclosed in Section 2(a) of the Shred-it / Vendors Disclosure Letter, since the Balance Sheet Date, neither Shred-it nor any of its Subsidiaries has:

(i)	amended the Constating Documents of any member of the Target Group;

(ii)
declared or paid any dividend or made any other distribution to its stockholders, excluding dividends and distributions made to Shred-it by its Subsidiaries or to other wholly-owned Subsidiaries of Shred-it;

(iii)
redeemed or otherwise acquired any shares of its capital stock or other equity interests or any Convertible Securities, or issued, granted, delivered, sold, pledged or otherwise encumbered, or authorized the issuance, grant, delivery, sale, pledge or other encumbrance of any shares of capital stock, units, membership interests or other securities, or any options, warrants or similar rights exercisable or exchangeable for, or convertible into, any such securities, of any member of the Target Group;

(iv)
sold, transferred or otherwise disposed of any of the Business Assets except for sales of (i) vehicles in the Ordinary Course (but specifically excluding sale and leaseback transactions), (ii) Business Assets which are obsolete and which individually or in the aggregate do not exceed $500,000 and (iii) inventory sold in the Ordinary Course;

(v)
sold, leased, licensed, transferred, pledged, encumbered, granted or disposed of any of the Intellectual Property included in the Business Assets, other than non-exclusive licenses granted in the Ordinary Course;

(vi)
acquired (by merger, consolidation, acquisition of stock, assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, any assets, securities, properties, interests or businesses (including any Franchise Acquisitions) having a cost, on a per transaction or series of related transactions basis, in excess of $3,000,000 and subject to a maximum of $5,000,000 for all such transactions;

(vii)
other than repayments of principal and interest on the revolving credit facility under the Credit Agreement in the Ordinary Course, cancelled any Indebtedness or settled, compromised, waived, released or discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $500,000;

(viii)
except as required by Law or pursuant to a Collective Agreement, (A) increased any severance, change of control or termination pay to (or amended any existing arrangement with) any employee of Shred-it or any of its Subsidiaries or the Business or any director of any member of the Target Group, (B) increased the benefits payable under any existing severance or termination pay policies with any employee of Shred-it or any of its Subsidiaries or the Business or any director of any member of the Target Group, (C) increased the benefits payable under any Employment Agreements or any Contracts with any employee of Shred-it or any of its Subsidiaries or the Business, or any director of any member of the Target Group (other than, in the case of an employee of Shred-it or any of its Subsidiaries or the Business who is not a director or executive officer of a member of the Target Group, in the Ordinary Course), (D) entered into any employment, deferred compensation or other similar Contract (or amended any such existing Contract) with any employee of Shred-it or any of its Subsidiaries or the Business or any director of any member of the Target Group (other than, in the case of an employee of Shred-it or any of its Subsidiaries or the Business who is not a director or executive officer of a member of the Target Group, in the Ordinary Course), or (E) increased compensation, bonus levels or other benefits payable to any employee of Shred-it or any of its Subsidiaries or the Business or any director of any member of the Target Group (other than, in the case of an employee of Shred-it or any of its Subsidiaries or the Business who is not a director or executive officer of a member of the Target Group, in the Ordinary Course);

(ix)
except as required by Law or as disclosed in Section 2(a)(ix) of the Shred-it / Vendors Disclosure Letter, adopted any new Employee Plan or any amendment or modification of an existing Employee Plan or entered into, adopted, extended (beyond the Closing Date), renewed or amended any collective bargaining agreement or other Contract with any labor organization, union or association;

(x)	except as set out in the Budget, made any capital expenditure or commitment to do so which individually, or in the aggregate, exceeds $500,000;

(xi)	other than pursuant to its current terms, entered into, amended in any manner adverse to the Business or terminated any Material Contract;

(xii)
other than borrowings under the revolving credit facility under the Credit Agreement in the Ordinary Course, increased its Indebtedness for borrowed money or made any loan or advanced or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligations of any Person which individually or in the aggregate exceeds $500,000;

(xiii)	made any bonus or profit sharing distribution, or similar payment of any kind, except as may be required by the terms of a Material Contract, an Employment Agreement or a Collective Agreement;

(xiv)	abandoned, modified in any manner adverse to the Business, waived or terminated any Material Authorization;

(xv)	commenced, waived, released, assigned, settled or compromised any Action in excess of an amount of $500,000 individually or $1,000,000 in the aggregate relating to the Business or the Business Assets;

(xvi)
made any change in any method of accounting or accounting practice or policy other than as required by changes in Law or US GAAP or IFRS, as applicable, that become effective after the Balance Sheet Date;

(xvii)	made any material change in internal accounting controls or disclosure controls and procedures;

(xviii)
prepared or filed any income Tax or other material Tax Return inconsistent with past practice or, on any such Tax Return, taken any material position, made any material election, or adopted any material method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), settled or otherwise compromised any claim relating to income Taxes or other material Taxes, entered into any closing agreement or similar agreement relating to income Taxes or other material Taxes, otherwise settled any dispute relating to income Taxes or other material Taxes, or requested any ruling or similar guidance with respect to Taxes; or

(xix)	entered into any Contract with any Vendor or any Related Party of any Vendor (other than Shred-it or a Subsidiary of Shred-it);

(xx)	accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course;

(xxi)
delayed or accelerated payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course; or

(xxii)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

(b)
No Material Adverse Effect. Since the Balance Sheet Date, there has not been any Material Adverse Effect, and to the knowledge of Shred-it and the Vendors, no event has occurred or circumstance exists which may result in a Material Adverse Effect.

(c)
Compliance with Laws. Shred-it and its Subsidiaries are conducting, and have always conducted, the Business in compliance with all Laws, other than acts of non-compliance which, individually or in the aggregate, are not material. None of Vendors or any member of the Target Group has received any communication from a Governmental Entity since January 1, 2015 seeking any Judgment or that alleges that any member of the Target Group is not in compliance in any material respect with any Law or any Judgment. The use by Shred-it and its Subsidiaries of the plants, offices and other facilities located on the Leased Properties does not violate any local zoning or similar land use or government regulations in any material respect.

(d)
Compliance with Foreign Corrupt Practices Act. Neither Shred-it nor any of its Subsidiaries, nor any of its or their respective equityholders, partners, officers, directors, employees or agents, as applicable, in the course of carrying out the Business, has: (i) used or is using any corporate funds for any contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act or the Corruption of Foreign Public Officials Act (Canada) or any other anti-bribery and/or corruption Laws of any jurisdiction in which the Business operates; (iv) established or maintained, or is maintaining, any illegal fund or corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(e)
Authorizations. Shred-it and its Subsidiaries own, hold, possess or lawfully use in the operation of the Business all Authorizations which are necessary for each of them to conduct the Business as presently conducted or for the ownership and use of the Business Assets in material compliance with all Laws. All Material Authorizations are listed in Section 2(b) of the Shred-it / Vendors Disclosure Letter. Each Material Authorization is valid, subsisting and in good standing and is validly held by Shred-it or its Subsidiaries. Neither Shred-it nor any of its Subsidiaries is in default or breach of any Material Authorization and no Action is pending or, to the knowledge of Shred-it and the Vendors threatened, to revoke or limit any Material Authorization.

(f)
Transactions with Related Parties. Other than Employment Agreements or pursuant to any Employee Plan, Section 2(f) of the Shred-it / Vendors Disclosure Letter, sets forth a true and complete list of (i) all Contracts and (ii) all intercompany account balances as of the Balance Sheet Date, in each case between any Vendor or any of its current or former Related Parties, on the one hand, and Shred-it and its Subsidiaries, on the other hand. Except as disclosed in Section 2(f) of the Shred-it / Vendors Disclosure Letter and other than Employment Agreements, none of the Contracts between any member of the Target Group, on the one hand, and any Vendor or any of its current or former Related Parties, on the other hand, will continue in effect after Closing. Except as disclosed in Section 2(f) of the Shred-it / Vendors Disclosure Letter, after the Closing, none of the Vendors or any of their current or former Related Parties will have any interest in any property (real or personal, tangible or intangible) or Contract (other than Employment Agreements) of any member of the Target Group or used in or pertaining to the Business. Except as disclosed in Section 2(f) of the Shred-it / Vendors Disclosure Letter, none of the Vendors or any of their current or former Related Parties, other than individuals who are also employees of a member of the Target Group, provide material services to any member of the Target Group.

(g)
Environmental Matters. Except as set forth in Section 2(g) of the Shred-it / Vendors Disclosure Letter, (i) neither Shred-it nor any of its Subsidiaries has since January 1, 2012 received any written communication that alleges that the Shred-it or any of its Subsidiaries (a) is not or was not in compliance in any material respect with any Environmental Law, (b) is causing or has caused Harm or (c) is subject to material Liability under any Environmental Law, (ii) Shred-it and its Subsidiaries hold, and are in material compliance with, all material Environmental Permits required for Shred-it and its Subsidiaries to conduct the Business and operate the Business Assets under Environmental Laws, and are in compliance with all Environmental Laws other than acts of non-compliance which, individually or in the aggregate, are not material, (iii) to the knowledge of Shred-it and the Vendors, there are no environmental reports or studies relating to the Leased Property or the operation of the Business that disclose material environmental Liabilities, (iii) neither Shred-it nor any of its Subsidiaries has any contingent Liabilities including any assumed, whether by Contract or operation of Law, relating to any Hazardous Substances or arising under any Environmental Laws in connection with the Business or any formerly owned or operated divisions, Subsidiaries, or companies, that could have a Material Adverse Effect, (iv) neither Shred-it nor any of its Subsidiaries has disposed of, or arranged for the treatment or disposal of, Hazardous Substances at any onsite or offsite location that has or would reasonably be expected to result in a material Liability under Environmental Laws and (v) to the knowledge of Shred-it and the Vendors, there have been no releases of Hazardous Substances on, at or under any of the Leased Properties or any other property or facility formerly owned, leased or operated by Shred-it, its Subsidiaries or any of their respective predecessors in a manner, quantity or condition that would reasonably be expected to result in a material Liability under Environmental Laws.

3.	Matters Relating to the Business Assets.

(a)
Sufficiency of Business Assets. Except as disclosed in Section 3(a) of the Shred-it / Vendors Disclosure Letter, the Business is the only business operated or carried on by Shred-it and its Subsidiaries. The Business Assets include all rights and property necessary to enable Shred-it and its Subsidiaries to conduct the Business after the Closing substantially in the same manner as it is currently conducted. With the exception of motor vehicles, equipment in transit, containers or consoles at customer locations and except as set forth in Section 3(b) of the Shred-it / Vendors Disclosure Letter, all of the Business Assets, where applicable for that class of asset, are situated at the Leased Properties.

(b)
Title to the Business Assets. Except for Intellectual Property, which is dealt with in Section 4 of this Appendix L, Shred-it and its Subsidiaries own (with good title, subject to Permitted Liens) all of the Business Assets (whether real, personal or mixed and whether tangible or intangible) that Shred-it and its Subsidiaries purport to own as reflected as being owned by Shred-it and its Subsidiaries in their financial Books and Records. Other than as set forth in Section 3(b) of the Shred-it / Vendors Disclosure Letter, Shred-it and its Subsidiaries have legal and beneficial ownership of their respective Business Assets free and clear of all Liens, except for Permitted Liens. Other than as set forth in Section 3(b) of the Shred-it / Vendors Disclosure, the Business Assets (whether real, personal or mixed and whether tangible or intangible) will be owned or otherwise held by Shred-it and its Subsidiaries at Closing. Except as disclosed in Section 3(b) of the Shred-it / Vendors Disclosure Letter, no other Person owns any material property or material assets which are being used in the Business except for the Leased Properties, the personal property leased by Shred-it and its Subsidiaries pursuant to Contracts, and the Intellectual Property licensed to Shred-it and its Subsidiaries and disclosed in Section 4(a)(ii) of the Shred-it / Vendors Disclosure Letter.

(c)
No Options, etc. to Purchase Business Assets. Except as set forth in Section 3(c) of the Shred-it / Vendors Disclosure Letter, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such, for the purchase or other acquisition from Shred-it or its Subsidiaries of any of the Business Assets, other than: (i) Business Assets which are obsolete and which individually or in the aggregate do not exceed $500,000; or (ii) inventory to be sold in the Ordinary Course.

(d)
Condition of Tangible Business Assets. The buildings, plants, structures, vehicles, equipment, technology and communications hardware, and other tangible personal property included in the Business Assets (including the Buildings and Fixtures) are structurally sound, in good operating condition and repair having regard to their use and age (i.e., subject to normal wear and tear), and are adequate and suitable for the uses to which they are being put. All leased equipment and other personal property of Shred-

it and its Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

(e)
Owned Property. Neither Shred-it nor any of its Subsidiaries owns any real property. At Closing, Shred-it and its Subsidiaries will not be the owners or lessees of, or subject to any agreement or option to own or lease, any real property or any interest in any real property other than the Leased Properties.

(f)
Leased Properties and Leases. Section 3(f) of the Disclosure Letter sets forth a true, correct and complete list of the Leased Properties. None of Shred-it or any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property other than the Leases. Except as disclosed in Section 3(f) of the Shred-it / Vendors Disclosure Letter the Leases are in full force and effect subject to any General Enforceability Exception. Shred-it or its Subsidiary has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens other than Permitted Liens.

(g)
Material Contracts. A list of all Material Contracts is disclosed in Section 3(g) of the Shred-it / Vendors Disclosure Letter. Shred-it or its applicable Subsidiary has performed in all material respects all obligations required to be performed by it under the Material Contracts. Neither Shred-it nor any of its Subsidiaries is alleged to be in default under any Material Contract. Each of the Material Contracts is valid, binding and in full force and effect subject to the General Enforceability Exception. None of Shred-it or the Vendors knows of, or has received, and neither Shred-it nor any of its Subsidiaries has received, any written notice of any material outstanding breach or default under nor, to the knowledge of Shred-it and the Vendors, does there exist any condition (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract. None of the Vendors, Shred-it or its Subsidiaries has received any notice of the intention of any party to terminate any Material Contract. True, correct and complete copies of all Material Contracts have been made available to the Purchasers in the Data Room.

(h)
Accounts Receivable. All Accounts Receivable represent actual obligations incurred by the applicable account debtors, have arisen in bona fide transactions in the Ordinary Course and, subject to an allowance for doubtful accounts that has been reflected in the Books and Records of Shred-it and its Subsidiaries in accordance with US GAAP and/or IFRS, as applicable, and consistent with past practice, are collectible at the aggregate recorded amounts thereof without setoff or counterclaim. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of Shred-it and its Subsidiaries, except for write-offs in the Ordinary Course

(i)	Neither Shred-It nor any of its Subsidiaries has any required payment due to any abandoned property administrator or other public official pursuant to an abandoned property, escheat, or similar law.

4.	Intellectual Property.

(a)	Attached as Section 4(a) of the Shred-it / Vendors Disclosure Letter is a true, correct and complete list of all registered, filed or issued Intellectual Property, or applications for any of the foregoing: (i) owned by Shred-it or its Subsidiaries (the “Owned Registered IP”); or (ii) other than commercial off-the-shelf software, licensed to Shred-it or its Subsidiaries that with respect to the licensed Intellectual Property is material. To the knowledge of Shred-it and the Vendors, all Owned Registered IP (other than applications) is valid, subsisting and enforceable, and no interferences, oppositions or other Actions are pending or, to the knowledge of Shred-it and the Vendors, threatened challenging the same or Shred-it’s or its Subsidiaries’’ ownership of the Owned Registered IP.

(b)
Except as set forth in Section 4(b) of the Shred-it / Vendors Disclosure Letter, Shred-it and its Subsidiaries own all right, title and interest in and to the Owned Registered IP and all other Intellectual Property included in the Business Assets (collectively, “Owned Intellectual Property”) free and clear of all Liens, except for Permitted Liens, and Shred-it and its Subsidiaries have the right to use all the Intellectual Property used by them in carrying on the Business in the manner currently used. Shred-it and its Subsidiaries have taken commercially reasonable steps to protect their rights in and to the Owned Intellectual Property.

(c)
Except as set forth in Section 4(c) of the Shred-it / Vendors Disclosure Letter, neither Shred-it nor any of its Subsidiaries is a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects any of the Owned Intellectual Property owned by it or that limits or impairs its ability to use any of the Intellectual Property licensed to or used by it.

(d)
The current operation of the Business does not infringe upon, misappropriate or violate, and neither Shred-it or any of its Subsidiaries have infringed upon, misappropriated or violated, the Intellectual Property rights of any Person.

(e)
Since January 1, 2014, except as set forth in Section 4(e) of the Shred-it / Vendor Disclosure Letter, to the knowledge of Shred-it and the Vendors, no Person has infringed upon, misappropriated or violated, and no Person is currently infringing, misappropriating or violating any material Owned Intellectual Property. Except as set forth in Section 4(e) of the Shred-it / Vendors Disclosure Letter, since January 1, 2014 neither Shred-it nor any of its Subsidiaries has sent any letter or other written or electronic communications or correspondence to any third party regarding any actual, alleged or suspected infringement, misappropriation or violation of any Owned Intellectual Property.

(f)
Except as set forth in Section 4(f) of the Shred-it / Vendors Disclosure Letter, all current and former employees and consultants of Shred-it or its Subsidiaries whose duties or responsibilities relate to the Business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favour of Shred-it and its Subsidiaries in the form provided to the Purchasers. Each such Person has waived its non-assignable rights (including moral rights) to any registered Intellectual Property created by him, her or it on behalf of Shred-it and its Subsidiaries.

(g)	Except with respect to the Franchise Agreements, Section 4(g) of the Shred-it / Vendors Disclosure Letter contains a true, correct and complete list of all Contracts pursuant to which Shred-it or any of its Subsidiaries have granted to any third party any license or right to any Mark or Software included within the Business Assets.

5.	Software and Technology.

(a)
Software. Section 5 of the Shred-it / Vendors Disclosure Letter contains a true, correct and complete list of Software owned by, licensed to or used by Shred-it and its Subsidiaries that are material to the Business.

(b)
Business IT Systems. All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Shred-it and its Subsidiaries (collectively, “Business IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, including the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC (as in effect on the date hereof) (the “PCI DSS”), designed to ensure proper operation, monitoring and use and the security of Personal Data and User Data. The Business IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of Shred-it and its Subsidiaries in all material respects.

(c)
Disaster Recovery. Shred-it and its Subsidiaries have in place and are in compliance with a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of Shred-it and its Subsidiaries (including such data and information that is stored on magnetic or optical media) without material disruption to, or material interruption in, the conduct of the business of Shred-it and its Subsidiaries.

(d)
Ownership of Business Data. All right, title and interest in and to the data included in the Business Assets and other information (including personal information regarding any Person) that is material to the business of Shred-it and its Subsidiaries and contained in any database used or maintained by Shred-it and its Subsidiaries (collectively, the “Business Data”) is owned by Shred-it or a Subsidiary, free and clear of all Liens other than Permitted Liens. Shred-it and its Subsidiaries have all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in the Business Data, in each case as such is conducted in connection with the operation of the Business.

(e)
Information Security. Shred-it has established and is in compliance with a written information security program covering Shred-it and its Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Business Data, (ii) is designed to protect against unauthorized use, access, interruption, modification or corruption of the Business IT Systems, Business Data, and the systems of any third party service providers that have access to Business Data or Business IT Systems. Shred-it tests such information security program on a periodic basis, and such program has proven effective upon testing in all material respects and (iii) satisfies the requirements of the PCI DSS.

(f)
Performance of Business IT Systems. The Business IT Systems are sufficient for the needs of the business of Shred-it and its Subsidiaries, including as to capacity and ability to process peak volumes in a timely manner. To the knowledge of Shred-it and the Vendors, none of Shred-it or its Subsidiaries, or any subcontractor or agent of Shred-it or its Subsidiaries, has failed, or has had a material problem or non-conformity identified in, any audit (whether internal or external) of the Business IT Systems. To the knowledge of Shred-it and the Vendors, there have been no (i) failures of computer services or other information technology assets that have caused disruptions, interruptions, outages or substandard performance that are material to the Business, or (ii) actual or alleged security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the Business or (iii) legally required notices sent to individuals of any such information security event, incident, or breach.

(g)
Privacy Policies and Compliance. The Company, the Software and the use and dissemination of any and all data and information concerning individuals by Shred-it and its Subsidiaries, have complied at all times with the privacy policies and terms of use of Shred-it and its Subsidiaries relating to the collection, use, storage, dissemination or transfer of any such data or information or otherwise pertaining to privacy, User Data, Personal Data or spyware. Each registered user of any web site of the Business is subject to valid and enforceable web site terms of use and privacy policy in the form made available to the Purchasers. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement will result in any violation of any privacy policy of Shred-it or its Subsidiaries or terms of use of any web site of the Business or any applicable Law pertaining to privacy, User Data or Personal Data. None of Shred-it or its Subsidiaries has obtained, collected, used or transferred any User Data where such collection, use or transfer violated or breached any privacy policy of the Business, Contract, or applicable Law, including but not limited to the U.S. Telephone Consumer Protection Act, 47 U.S.C. § 227, the U.S. Fair and Accurate Credit Transactions Act, the U.S. Health Insurance Portability and Accountability Act of 1996, the U.S. Gramm-Leach-Bliley Act, the Canada Personal Information Protection and Electronic Documents Act, California’s Song-Beverly Credit Card Act, the EU Data Protection Directive 95/46/EC and the ePrivacy Directive 2002/58/EC as implemented by EU Member States (which in relation to the EU Data Protection Directive 95/46/EC and the ePrivacy Directive 2002/58/EC shall apply to all Personal Data whether User Data or otherwise), in each case, other than violations or breaches which, individually or in the aggregate are not material. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, financial account information, financial account information, or customer or account number, or any other piece of information relating directly or indirectly to an identified or identifiable natural person, or that that allows the identification, directly or indirectly, of a natural person. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of Shred-it and its Subsidiaries from customers of the Business through any web site of the Business, Software or otherwise.

6.	Capitalization; Subsidiaries.

(a)
As of the date of this Agreement, Shred-it has no Subsidiaries, and holds no shares or other ownership, equity or proprietary interests in any other Person, other than as set forth in Section 6(a) of the Shred-it / Vendors Disclosure Letter. On the Closing: (a) Shred-it will have no Subsidiaries, and will not hold shares or other ownership, equity or proprietary interests in any other Person, other than as set forth in Section 6(a) of the Shred-it / Vendors Disclosure Letter; and (b) none of Shred-it or any of its Subsidiaries will hold shares or other ownership, equity or proprietary interests in any other Person. All of the outstanding securities of each Subsidiary set forth in Section 6(a) of the Shred-it / Vendors Disclosure Letter are owned of record and beneficially by Shred-it or one or more of its Subsidiaries, free and clear of all Liens other than (i) prior to Closing, as disclosed in Section 6(a) of the Shred-it / Vendors Disclosure Letter, (ii) those restrictions on transfer, if any, contained in the Constating Documents of such Subsidiary and (iii) any restrictions on transfer imposed by applicable provincial, state and/or federal securities Laws.

(b)
The authorized capital and the number of securities duly issued and outstanding as at the date hereof of each of Shred-it and its Subsidiaries is set forth in Section 6(b) of the Shred-it / Vendors Disclosure Letter. At Closing, except for the Purchased Securities of Shred-it, there will be no securities of Shred-it issued or outstanding. There is not any Voting Debt or Convertible Securities of Shred-it issued and outstanding. All the outstanding securities of Shred-it and each of its Subsidiaries have been issued in compliance with all Laws.

(c)
A true, correct and complete copy of any stock option plan of Shred-it or its Subsidiaries have been made available to the Purchasers. Section 6(c) of the Shred-it / Vendors Disclosure Letter sets out, with respect to any options granted under any stock option plan of Shred-it or its Subsidiaries or otherwise, the name of each optionee, the number of options granted to such optionee and the date of grant, the exercise price of each option, the amount of options which have vested in respect of each optionee and the amount of options which have not vested in respect of each optionee.

(d)
None of Shred-it or its Subsidiaries is a “reporting issuer” (as such term is defined in the Securities Act (Ontario)), and there is no published market for the securities of Shred-it or any of its Subsidiaries.

(e)
Except as set forth in Section 6(e) of the Shred-it / Vendors Disclosure Letter, there are not any outstanding contractual obligations of Shred-it or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, membership interests, partnership interests, joint venture interests or other equity interests of Shred-it or any of its Subsidiaries. At Closing, no Person will have any written or oral agreement, option or warrant or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for: (i) the purchase or acquisition of any of the securities of Shred-it or any of its Subsidiaries; or (ii) the purchase, acquisition, subscription, allotment or issuance of any unissued securities of Shred-it and its Subsidiaries.

7.	Financial Matters.

(a)
Books and Records. All accounting and financial Books and Records of Shred-it and its Subsidiaries have been fully, properly and accurately kept and completed in all material respects and accurately present and reflect in all material respects all the transactions and actions described therein. To the knowledge of Shred-it and the Vendors, the Books and Records of Shred-it and its Subsidiaries and other data and information related to the Business are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be in the possession or under the control of Shred-it and its Subsidiaries following the Closing.

(b)	Financial Statements. The Financial Statements and Interim Financial Statements:

(i)	have been prepared from the Books and Records in accordance with IFRS or US GAAP, as indicated in such Financial Statements and Interim Financial Statements; and

(ii)
present fairly in all material respects: (A) the financial condition of the Shred-it Group as at the respective dates of the relevant statements; and (B) the results of the Shred-it Group’s operations and its cash flows for the period covered by the Financial Statements or Interim Financial Statements, as the case may be.

Copies of the Financial Statements and Interim Financial Statements are attached as Section 7(b) of the Shred-it / Vendors Disclosure Letter.

(c)
No Liabilities. Shred-it and its Subsidiaries have no material liabilities or obligations of any nature whatsoever, whether known, unknown, due, to become due, direct, indirect, absolute, contingent or otherwise, and whether or not required to be accrued on the financial statements of Shred-it or its Subsidiaries, and no matter, fact, circumstance or event has occurred which will give rise to any liability or obligation to Shred-it and its Subsidiaries after Closing of any nature whatsoever, except for, in either case: (i) liabilities and obligations reflected or reserved against in the Financial Statements; (ii) current liabilities (including trade payables) incurred after the Balance Sheet Date which liabilities are in the Ordinary Course; and (iii) liabilities and obligations disclosed in the Shred-it / Vendors Disclosure Letter (including Section 7(c) of the Shred-it / Vendors Disclosure Letter).

(d)
Bank Accounts and Powers of Attorney; Officers and Directors. Section 7(b) of the Shred-it / Vendors Disclosure Letter is a true, correct and complete list showing (i) the name of each bank in which Shred-it and each of its Subsidiaries has an account or safety deposit box, (ii) the names of all Persons authorized to draw on the account or to have access to the safety deposit box, (iii) a true, correct and complete list of all powers of attorney granted by Shred-it and its Subsidiaries and those Persons authorized to act thereunder and (iv) a true, correct and complete list of all officers and directors of Shred-it and its Subsidiaries.

(e)
Internal Controls. Shred-it and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(f)
Internal Control Procedures. The records, systems, controls, data and information of Shred-it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the ownership or control of Shred-it. Shred-it is not aware of any significant deficiencies in the design or operation of its internal controls over financial reporting and any fraud or suspected fraud affecting Shred-it that involves management, employees who have a significant role in Shred-it’s internal control over financial reporting, or others, where the fraud could have a non-trivial effect on the Financial Statements.

8.	Particular Matters Relating to the Business.

(a)
Insurance. Section 8(a) of the Shred-it / Vendors Disclosure Letter set forth a true, correct and complete list of the insurance policies maintained as of the date hereof with respect to Shred-it and its Subsidiaries, their respective assets and properties, or their directors, officers or employees. True, correct and complete copies of all such insurance policies together with all amendments thereto have been made available to the Purchasers. The Business Assets are insured against loss or damage by all insurable hazards or risks on a replacement cost basis. The applicable insurance policies of Shred-it and its Subsidiaries are in full force and effect. Neither Shred-it nor any of its Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies. All premiums due on such insurance policies have been paid. Shred-it and its Subsidiaries have performed all of their respective obligations, in all material respects, under each policy to which Shred-it or its Subsidiary is a party or that provides coverage to Shred-it or its Subsidiary or any director, officer or employee thereof.

(b)	Employees.

(i)
Except as disclosed in Section 8(b)(i) of the Shred-it / Vendors Disclosure Letter, Shred-it and each of its Subsidiaries is in compliance in all material respects with all terms and conditions of employment, and all Laws respecting employment, including pay equity, wages, hours of work, overtime, human rights, occupational health and safety, fair employment practices, equal employment opportunities, labor relations, disability accommodation, leaves of absence, unemployment compensation, workers’ compensation, employment discrimination, harassment, retaliation, meal and break periods, and terms and conditions of employment in relation to the Business, and there are no outstanding, pending or, to the knowledge of Shred-it and the Vendors, threatened Actions or Judgments under any such Laws.

(ii)
Shred-it and each of its Subsidiaries has not and are not engaged in any unfair labour practice, and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Shred-it and the Vendors, threatened against Shred-it or any of its Subsidiaries.

(iii)	Section 8(b)(iii) of the Shred-it / Vendors Disclosure Letter lists and describes all of the Collective Agreements, true, correct and complete copies of which have been provided to the Purchasers.

(iv)	Except for the Collective Agreements, there are no collective agreements in force with respect to employees of the Business.

(v)
Except as disclosed in Section 8(b)(v) of the Shred-it / Vendors Disclosure Letter, (i) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Business by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of Shred-it and the Vendors, threatened to apply to be certified as the bargaining agent of any employees of the Business, or (ii) to the knowledge of Shred-it and the Vendors, no union organizational campaign is in progress with respect to the employees of Shred-it or its Subsidiaries.

(vi)
There is not, and since January 1, 2014 there has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Shred-it and the Vendors, threatened, against Shred-it or any of its Subsidiaries.

(vii)
There are not any pending, or, to the knowledge of Shred-it and the Vendors, threatened union grievances against Shred-it or any of its Subsidiaries as to which there is a reasonable possibility of adverse determination and that, if so determined, could have a Material Adverse Effect.

(viii)
All amounts due or accrued due for all salary, regular and overtime wages, bonuses, commissions, vacation with pay, sick days and benefits under the Employee Plans have either been paid or are accurately reflected in the Books and Records of Shred-it or its Subsidiaries.

(ix)
Except as disclosed in Section 8(b)(ix) of the Shred-it / Vendors Disclosure Letter and to the knowledge of Shred-it and the Vendors, no employee of the Business has any written agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(x)
Section 8(b)(x) of the Shred-it / Vendors Disclosure Letter lists each loan (principal amount) made by Shred-it and its Subsidiaries to its officers, directors and employees (collectively, the “Employee Loans”). All amounts owed under the Employee Loans will be paid by the applicable officer, director or employee prior to the Closing Date such that no Employee Loans will remain outstanding as of the Closing Date.

(c)	Employee Plans.

(i)
Section 8(c) of the Shred-it / Vendors Disclosure Letter lists and describes all Employee Plans. Shred-it has furnished to the Purchasers true, correct and complete copies of all the Employee Plans as amended.

(ii)
Shred-it and its Subsidiaries do not, and have never sponsored or participated in a defined benefit pension plan or been obligated to contribute to a multiemployer plan as defined in ERISA Section 4001(a)(3), a multiemployer plan as defined under Laws, or a multiple employer welfare arrangement as defined in ERISA Section 3(40).

(iii)	Each Employee Plan has been established, registered, administered, operated, communicated and invested in accordance with all Laws and with the terms of such Employee Plan.

(iv)	Shred-it and its Subsidiaries have made all contributions and paid all premiums in respect of each Employee Plan in a timely fashion in accordance with the terms of each Employee Plan and Laws.

(v)
All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all Laws is in possession of Shred-it or its Subsidiaries, as applicable, and such data is true, complete, correct and in a form which is sufficient for the proper administration of each Employee Plan.

(vi)
Except as disclosed in Section 8(c)(vi) of the Shred-it / Vendors Disclosure Letter, no employee of Shred-it and its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Plan as a result of the transactions contemplated hereby.

(d)
Litigation. Except as described in Section 8(d) of the Shred-it / Vendors Disclosure Letter, there are no: (i) Actions, at law or in equity, by any Person (including Shred-it and its Subsidiaries); (ii) grievance, arbitration or alternative dispute resolution process; or (iii) administrative or other proceeding by or before (or, to the knowledge of Shred-it and the Vendors, any investigation by) any Governmental Entity, in each case pending, or, to the knowledge of Shred-it and the Vendors, threatened against Shred-it or its Subsidiaries, the Business Assets or affecting the Business. Except as described in Section 8(d) of the Shred-it / Vendors Disclosure Letter, there are no Judgments outstanding against (x) Shred-it or any of its Subsidiaries or (y) to the knowledge of Shred-it and the Vendors, any officer, director, agent or employee of Shred-it or any of its Subsidiaries that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Business. None of the Actions set forth in Section 8(d) of the Shred-it / Vendors Disclosure Letter as to which there is a reasonable possibility of adverse determination could have, if so determined, a Material Adverse Effect.

(e)
Customers and Suppliers. Section 8(e) of the Shred-it / Vendors Disclosure Letter is a true, correct and complete list setting forth the top 20 customers of the Business (measured by dollar amount of service revenue for the twelve months ended December 31, 2014 on a combined assuming the merger with Cintas and acquisition of Iron Mountain’s UK, Ireland and Australia business occurred on January 1, 2014) and the top 20 suppliers of the Business (measured by dollar amount of costs for the 12 months ended December 31, 2014 on a combined basis assuming the merger with Cintas occurred on January 1, 2014). Except as disclosed in Section 8(e) of the Shred-it/Vendors

Disclosure Letter, since the Balance Sheet Date, there has not been any material adverse change in the business relationship of Shred-it and its Subsidiaries with any customer or supplier required to be set forth on Section 8(e) of the Shred-it / Vendors Disclosure Letter. Except as disclosed in Section 8(e) of the Shred-it / Vendors Disclosure Letter, to the knowledge of Shred-it and the Vendors, Shred-it has no reason to believe that the benefits of any relationship with any of the customers or suppliers required to be set forth in Section 8(e) of the Shred-it / Vendors Disclosure Letter will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement. Neither Shred-it nor any of its Subsidiaries is involved in any material dispute with any of the customers or suppliers required to be set forth in Section 8(e) of the Shred-it / Vendors Disclosure Letter. For the avoidance of doubt, for purposes of this Section 8(e), the customers and the suppliers required to be disclosed in Section 8(e) of the Shred-it / Vendors Disclosure Letter shall mean those customers and suppliers on an aggregate basis of the Business, and not on an individual Shred-it or Subsidiary basis.

(f)	Taxes.

(i)
Shred-it and its Subsidiaries have paid all income Taxes and all other material Taxes which are due and payable within the time required by Law, and have paid all assessments and reassessments they have received in respect of Taxes. Shred-it and its Subsidiaries have made full and adequate provision in their Books and Records and in the Financial Statements for all income Taxes and all other material Taxes which are not yet due and payable but which relate to periods ending on or before the Closing Date. Neither Shred-it nor any of its Subsidiaries has received any refund of any income Taxes or any other material Taxes to which it is not entitled.

(ii)
Except as disclosed in Section 8(f)(ii) of the Shred-it / Vendors Disclosure Letter, the liability for Taxes of Shred-it and its Subsidiaries has been assessed by all relevant Governmental Entities for all periods up to and including December 31, 2011. The only taxation years of Shred-it and its Subsidiaries that remain open for the assessment or reassessment of additional Taxes are those set out in Section Section 11.16(5)(a) of the Shred-it / Vendors Disclosure Letter. Except as disclosed in Section 8(f)(ii) of the Shred-it / Vendors Disclosure Letter, there are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any income Taxes or any other material Taxes or the filing of any income Tax Return or any other material Tax Return by, or any payment of any income Taxes or any other material Taxes by, Shred-it or any of its Subsidiaries.

(iii)
Except as disclosed in Section 8(f)(iii) of the Shred-it / Vendors Disclosure Letter, neither Shred-it nor any of its Subsidiaries has applied for or received a ruling from any Governmental Entity in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Entity and, without limiting the generality of the foregoing, neither Shred-it nor any of its Subsidiaries is a party to or bound by any obligation under any Tax Sharing Agreement, Tax indemnity agreement or similar Contract (excluding any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification), nor does Shred-it or any of its Subsidiaries owe any amount under any such agreement other than any such agreement solely among members of the Target Group.

(iv)
Except as disclosed in Section 8(f)(iv) of the Shred-it / Vendors Disclosure Letter, there are no Actions pending, or threatened in writing against Shred-it or its Subsidiaries in respect of Taxes and, to the knowledge of Shred-it and the Vendors, there is no reason to expect that any such Action may be asserted against Shred-it or its Subsidiaries by a Governmental Entity for any period ending on or prior to the Closing Date. Except as set forth in Section 8(f)(iv) of the Shred-it / Vendors Disclosure Letter, there has been no Action taken or threatened in writing against Shred-it or its Subsidiaries in respect of Taxes during the four years prior to the Closing Date. Neither Shred-it nor any of its Subsidiaries is negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Entity, and neither Shred-it nor any of its Subsidiaries has received any indication from any Governmental Entity that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date. There are no facts of which Shred-it or its Subsidiaries are aware which would constitute grounds for the assessment or reassessment of Taxes payable by Shred-it or any of its Subsidiaries for any period ending on or prior to the Closing Date, except in respect of Taxes that are provided for in their Books and Records and in the Financial Statements. Shred-it is not aware of any contingent liabilities of Shred-it or its Subsidiaries for Taxes or any grounds for an assessment or reassessment of Taxes including the treatment of income, expenses, credits or other claims for deduction under any Tax Return.

(v)
Shred-it and its Subsidiaries have withheld and collected all material amounts required by Law to be withheld or collected by each of them on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity within the time prescribed under Law.

(vi)
Shred-it and its Subsidiaries have filed or caused to be filed with the appropriate Governmental Entity, within the times and in the manner prescribed by Law, all income and other material federal, provincial, local and foreign Tax Returns which are required to be filed by or with respect to them. The information contained in such Tax Returns is true, correct and complete in all material respects, and such Tax Returns reflect accurately all liability for Taxes of Shred-it and its Subsidiaries for the periods covered thereby.

(vii)
To the knowledge of Shred-it and the Vendors, no claim has ever been made in writing by a Governmental Entity in respect of Taxes in a jurisdiction where Shred-it or its Subsidiaries does not file Tax Returns that Shred-it or its Subsidiaries are or may be subject to Tax by that jurisdiction.

(viii)
Shred-it has appropriately classified all swap agreements of Shred-it and its Subsidiaries as hedge transactions in accordance with all Laws and such classification will not result in any assessment or reassessment of Taxes.

(ix)
No facts, circumstances or events exist or have existed that have resulted or may result in the application of any debt forgiveness, debt parking or property seizure provisions to Shred-it or its Subsidiaries under any applicable Law relating to Taxes.

(x)
Shred-it and each of its Subsidiaries has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(xi)	Neither Shred-it nor any of its Subsidiaries has any liability for Taxes of any Person under sections 159 or 160 of the Tax Act (or any similar provision of federal, state, local or foreign Law).

(xii)	Neither Shred-it International ULC nor Boost GP Corp is a "public corporation" within the meaning of subsection 89(1) of the Tax Act.

(xiii)
Neither Shred-it nor any of its Subsidiaries has been a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code), consolidated group or unitary group other than a member of the Target Group in respect of which group Shred-it or any of its Subsidiaries could have liability for Taxes of any other member.

(xiv)
Neither Shred-it nor any of its Subsidiaries will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, instalment sale, election under 108(i) of the Code, or the receipt of any prepaid amount, in each case prior to Closing.

(xv)	Neither Shred-it nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(xvi)
During the last two years, neither Shred-it nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Tax law) applied.

(xvii)
With respect to Shred-it and each of its Subsidiaries, Section 8(f)(xvii) of the Disclosure Letter sets forth each such entity with respect to which an entity classification election has been made pursuant to Treasury Regulations Section 301.7701-3(c) (and with respect to each such entity and each such election, the effective date of such election and the classification elected pursuant thereto). Except for the entity classification elections set forth in Section 8(f)(xvii) of the Disclosure Letter, no entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) has been made with respect to any of Shred-it or any of its Subsidiaries.

(xviii)	No transaction contemplated by this Agreement will cause any of the assets owned by Shred-it or any of its Subsidiaries to be reassessed or revalued by any Governmental Authority.

(xix)	Any powers of attorney granted by Shred-it or any of its Subsidiaries prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(xx)
No representation or warranty set forth in this Section 8(f) shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date, except for the representations and warranties contained in clauses (iii), (xiii), (xiv), (xvi), (xvii) and (xix), excluding any action taken by the Purchasers that causes Shred-it and each of its Subsidiaries, as applicable, to be in breach of the representations in such clauses for any periods after the Closing Date.

(g)	Franchise Matters.

(i)
Section 8(g)(i) of the Shred-it / Vendors Disclosure Letter sets forth a true, correct and complete list of all Franchise Agreements with franchisees of Shred-it and its Subsidiaries. To the knowledge of Shred-it and the Vendors, none of the Franchise Agreements are subject to or affected by any “side letter”, modification, amendment or addendum which has not been previously made available to the Purchasers.

(ii)
To the knowledge of Shred-it and the Vendors, since January 1, 2010, Shred-it and its Subsidiaries have, at all times offered, sold and renewed Franchises (and otherwise conducted its or their Franchise business and activities) in compliance with all Laws, including all Franchise Laws and Relationship Laws, in all material respects.

(iii)	Section 8(g)(iii) of the Shred-it / Vendors Disclosure Letter sets forth the name and address of each current Franchisee.

(iv)
No party to a Franchise Agreement has notified Shred-it or any of its Subsidiaries in writing that it plans to close and not re-open its Franchise, terminate its Franchise Agreement, sell its Franchise, not renew its Franchise Agreement (when due or otherwise), cease to meet the obligations under its Franchise Agreement or cease to operate, leave or abandon its Franchise.

(v)
All advertising and marketing funds administered by or paid to Shred-it or any of its Subsidiaries by or on behalf of one or more Franchises at any time since January 1, 2010 have been administered and spent in compliance in all material respects with the Franchise Agreements and Franchise Disclosure Documents.

(vi)
Except as disclosed in Section 8(g)(vi) of the Shred-it / Vendors Disclosure Letter, since January 1, 2010, none of Shred-it or any of its Subsidiaries has used brokers or finders in connection with the offer and sale of Franchise Agreements.

(vii)
To the extent that the Shred-it or any of its Subsidiaries offers or sells goods or services to Franchisees, such offers and sales are made in compliance with the terms and conditions of the applicable Franchise Agreements.

(viii)
Neither Shred-it nor any of its Subsidiaries has offered or sold goods or services to the public in breach or violation of the terms and conditions of the applicable Franchise Agreements, including territorial exclusivity provisions, in any material respect.

(ix)
As used in this Section 8(g), the term “Franchise Disclosure Document” means any franchise disclosure document used by Shred-it or any of its Subsidiaries in connection with the offer or sale of Franchises; the term “Franchisee” means a Person other than Shred-it or any of its Subsidiaries that is granted a right (whether directly by Shred-it or any of its Subsidiaries) to develop, subfranchise and/or operate one or more Franchises within a specific geographic area or at a specific location; the term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or similar Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator; the term “Franchise Laws” means the FTC Rule and any Law that governs, regulates or otherwise affects the offer or sale of franchises; and the term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436.